Exhibit 99.D

Description of

República Oriental del Uruguay

August 27, 2019

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Uruguay corresponding to the headings below that are contained in this Exhibit 99.D to Uruguay’s annual report on Form 18-K for the fiscal year ended December 31, 2018.

REPÚBLICA ORIENTAL DEL URUGUAY

Constitution, Government and Political Parties

On June 30, 2019, primary elections were held to select a single candidate for each political party participating in the next national election. Mr. Daniel Martínez was selected for the Frente Amplio, Mr. Luis Lacalle Pou for the Partido Nacional, Mr. Ernesto Talvi for the Partido Colorado, Mr. Guido Manini Ríos for the Cabildo Abierto, Mr Edgargo Novick for the Partido de la Gente, Mr. Gonzalo Abella for the Asamblea Popular and Mr. Pablo Mieres for the Partido Independiente. The next presidential and congressional election in Uruguay is scheduled to take place on October 27, 2019, with a runoff election, if necessary, on November 24, 2019. The winner will replace Mr. Vázquez Rosas as of March 1, 2020 for a term ending in 2025.

GROSS DOMESTIC PRODUCT AND STRUCTURE OF THE ECONOMY

The following table sets forth information regarding GDP and expenditures for the periods indicated. The percentage figures included in the table below are based on 2005 prices (in accordance with the Integral Revision of the National Accounts published by Banco Central in March 2009) to eliminate distortions introduced by changes in relative prices.

Change in GDP by Expenditure

(% change from previous period, 2005 prices)

January/March 2018/2019(1)
Government consumption	0.7%
Private consumption	(0.4)
Gross fixed investment	(3.2)
Public sector	5.4
Private sector	(4.8)
Exports of goods and services	(6.0)
Imports of goods and services	(7.9)

Total GDP	(0.2)%

(1)	Preliminary data.

Source: Banco Central.

Principal Sectors of the Economy

The following table sets forth information regarding changes in GDP by sector for the periods indicated.

GDP by Sector

(% change from previous period, except as otherwise indicated, 2005 prices)

January/March 2018/2019(1)
Primary activities(2)	(0.1)%
Manufacturing	(2.5)
Electricity, gas and water	21.1
Construction	(3.0)
Commerce, restaurants and hotels	(6.9)
Transportation, storage and communications	5.3
Other services (3) (4)	(0.4)

Total GDP	(0.2)%

(1)	Preliminary data.
(2)	Data includes agriculture, livestock, fishing and mining.
(3)	Includes public sector services and other services.
(4)	Includes real estate, business, financial and insurance services.

Source: Banco Central.

Uruguay’s GDP decreased 0.2% during the three-month period ended March 31, 2019 compared to the same period in 2018. The sectors that primarily drove the decrease of real GDP were the commerce, restaurants and hotels sector, the construction sector and the manufacturing industries sector, which were partially offset by growth in the transportation, storage and communications sector and in the electricity, gas and water sector.

The commerce, restaurant and hotel sector contracted by 6.9% in the three-month period ended March 31, 2019 compared to the same period in 2018, mainly driven by decreases in the demand of tourist services and imported goods.

The construction sector contracted by 3.0% in the three-month period ended March 31, 2019 compared to the same period in 2018, mainly driven by reduced infrastructure construction and road works and by the completion of wind farm projects during 2018.

The manufacturing sector contracted by 2.5% in the three-month period ended March 31, 2019 compared to the same period in 2018, mainly driven by a contraction in each of the cattle and paper pulp industries.

The agriculture, livestock and fishing sector, reflected no significant variation in the three-month period ended March 31, 2019 compared to the same period in 2018 as an increase in agriculture sector was offset by a fall in the livestock and forestry sectors.

Growth in the transportation, storage and communications sector (5.3% in the three-month period ended March 31, 2019 compared to the same period in 2018) was mainly driven by an increase in the use of data services.

Growth in the electricity, gas and water sector (21.1% in three-month period ended March 31, 2019 compared to the same period in 2018) was mainly due to an increase in the added value of electricity generation and distribution driven by a variation in the composition of energy resources.

Role of the State in the Economy

In April 2019, the government approved the new regime for the selection of oil operating companies for the exploration and exploitation of hydrocarbons in five onshore and six offshore areas, the “Open Uruguay Round.” If awarded, the exploratory period contract will have a term of up to eleven years, while the term of the contract including the exploitation period is thirty years, subject to extension for ten additional years.

Public-Private Partnerships

As of June 2019, PPP infrastructure projects involving roads (with investments estimated at US$681 million) and educational infrastructure (with investments estimated at US$287 million) remained under consideration.

Minera Aratirí S.A. Arbitration

On June 2019, the claimants in the case against the Republic before the United Nations Commission on International Trade Law submitted their counter-arguments. Uruguay has until November 2019 to respond to these counter-arguments. See “Gross Domestic Product and Structure of the Economy—Role of the State in the Economy—Minera Aratirí S.A. Arbitration.”

Agreement with Petrobras

In July 2019, representatives of Uruguay and Petrobras S.A. (“Petrobras”) met to discuss the operation of gas distribution concessions held by Conecta S.A. (“Conecta”) and Montevideo Gas S.A. (“Montevideo Gas”), 55% and 100% controlled by Petrobras, respectively, in light of the companies’ adverse financial conditions and labor unrest. The government and Petrobras agreed to (i) take all necessary steps to finalize Conecta’s and Montevideo Gas’ concessions before September 30, 2019, (ii) terminate all open litigation, renouncing to any further claims arising under such concessions, and (iii) that the government would assumed the operation of both concessions.

Gas Sayago S.A. (“GSSA”)

On March 26, 2019, the government launched a public bidding process to sell 100% of GSSA’s shares, which as of the date of this annual report were held by UTE (20.65% of shares) and ANCAP (79.35% of shares). For a description of Gas Sayago S.A., see “Gross Domestic Product and Structure of the Economy—Role of the State in the Economy” The government will open and review the acquisition offers it receives on August 30, 2019.

Employment, Labor and Wages

Employment

According to estimates by the National Statistics Institute, the employment rate stood at 55.3% in June 2019 compared to 57.0% in June 2018 and the unemployment rate stood at 9.8% in June 2019, compared to 7.9% in June 2018.

In June 2019, the International Labor Organization’s (“ILO”) Conference Committee on the Application of Standards recommended the Republic to revise its collective bargaining legislation, after receiving complaints from certain labor unions and business representatives who claimed that the collective bargain legislation affected their freedom of contract. As of the date of this annual report, the central government was holding meetings with labor unions and business representatives.

Wages

For the 12-month period ended June 30, 2019, average real wages increased by 1.4% compared to a 0.0% growth for the 12-month period ended June 30, 2018.

Environment

In line with the commitments assumed under the United Nations Framework Convention on Climate Change (“UNFCCC”), Uruguay is currently promoting a series of national plans to adapt to and to mitigate the effects of climate change, such as the Plan Nacional de Adaptación a la Variabilidad y el Cambio Climático para el Sector Agropecuario (National Adaptation Plan to Variations and Climate Change in the Farming Sector), the Plan Nacional de Adaptación para la Zona Costera (National Adaptation Plan for the Coastal Zone) and the Plan Nacional de Adaptación en Ciudades e Infraestructuras (National Adaptation Plan for Cities and Infrastructure).

In June 2019, the government implemented the subsidies program to support the initial transition towards the use of more efficient and sustainable technologies in public bus services nationwide approved by Congress in October 2018. See “The Economy—Environment.” The government expects to provide subsidies to foster the program during a seven year period, for an aggregate amount not to exceed UIs 410,000 annually.

FOREIGN MERCHANDISE TRADE

Merchandise exports for the 12-month period ended June 30, 2019 totaled US$7.5 billion, compared to US$7.9 billion for the same period in 2018. Merchandise imports totaled US$7.9 billion for the 12-month period ended June 30, 2019, compared to US$8.3 billion for the 12-month period ended June 30, 2018.

Merchandise trade for the 12-month period ended June 30, 2019 recorded a deficit of US$443 million, compared to a deficit of US$347 million for the 12-month period ended June 30, 2018.

FOREIGN TRADE ON SERVICES

During the 12-month period ended June 30, 2019, gross tourism receipts decreased by 22% and the number of tourist arrivals decreased by 18.0%, mainly driven by a 34.4% decrease in visitors from Argentina.

BALANCE OF PAYMENTS

Current Account

Uruguay’s current account for the 12-month period ended March 31, 2019 recorded a deficit of US$385 million, compared to a surplus of US$512 million for the 12-month period ended March 31, 2018. The deficit was mainly attributable to a decrease in exports and an increase in imports.

Financial Account

During the 12-month period ended March 31, 2019, the financial account (including non-registered movements recorded as errors and omissions), recorded net inflows of US$364 million, compared to net outflows of US$529 million during the 12-month period ended March 31, 2018. This variation was mainly due to public sector inflows attributable to bond issuances in the international capital markets during the second quarter of 2018 and first quarter of 2019, which were partially offset by private sector net outflows during that period.

International Reserves

As of July 31, 2019, Banco Central’s international reserve assets totaled US$15.3 billion (of which gold represented US$5 million). This amount includes US$6.8 billion of reserves and voluntary deposits of the financial sector, including US$2.6 billion of public banks, with Banco Central.

MONETARY POLICY AND INFLATION

Monetary Policy

Aggregate M1’ annual average growth during the second quarter of 2019 stood at 10.0%, in line with the target range set by Banco Central of 8%-10%. On July 12, 2019, Banco Central affirmed the aggregate M1 inter-annual average growth range of 8%-10% for the three-month period ended September 30, 2019.

Inflation

The following table shows changes in consumer prices (CPI) and wholesale prices (WPI) for the period indicated.

Changes in CPI and WPI

(% change from previous year at period end)

	CPI	WPI
For the twelve months ended July 31, 2019	7.5%	9.7%

Source: National Institute of Statistics.

For the 12-month period ending July 31, 2019, the inflation rate rose to 7.5%, mainly due to an increase in food prices caused by adverse weather conditions and healthcare services.

The weighted average annual interest rate for 91 to 180 day term deposits in U.S. dollars in the banking system was 0.4% and 0.3% in June 2019 and June 2018, respectively. The weighted average annual interest rate for 91 to 180 day term deposits in pesos in the banking system was 5.8% and 5.7% in June 2019 and June 2018, respectively.

The following table shows the value in pesos of the UI as of July 31, 2019.

UI
Value in pesos as of July 31, 2019	Ps.4.2213

Source: National Institute of Statistics.

The following table shows the value in pesos of the UP as of July 31, 2019.

UP
Value in pesos as of July 31, 2019	Ps.1.0944

Source: National Institute of Statistics.

Foreign Exchange

The following table shows the high, low, average and period-end peso/U.S. dollar exchange rates for the period indicated.

Exchange Rates (1)

(pesos per US$)

	High	Low	Average	Period-End
For the 12 months ended July 31, 2019	35.405	30.041	33.297	34.350

(1)	Daily interbank end-of-day bid rates.

Source: Banco Central.

THE BANKING SECTOR

Countering the Financing of Terrorism Law

On May 15, 2019, Congress enacted legislation aimed at discouraging the financing of terrorism and the proliferation of weapons of mass destruction in accordance with United Nations Security Council Resolutions.

FISCAL POLICY

On June 28, 2019, the government submitted to Congress a draft bill containing the fiscal performance report for fiscal year 2018 (the “2018 Rendición de Cuentas”). The report included adjustments to the 2015-2019 budget as previously adjusted by the 2015 Rendición de Cuentas (as defined below) and the 2017 Rendición de Cuentas (as defined below). These changes reflected adverse impacts from macroeconomic shocks (regional and in Uruguay’s trade partners) on Uruguay’s economy and the government’s fiscal performance, while preserving certain social expenditures. In particular, the report set the overall public sector deficit targets at 3.4% for 2019 and 2.9% for 2020, compared to the deficit targets of 2.8% for 2019 and 2.5% for 2020 set in the 2017 Rendición de Cuentas. On August 20, 2019, Congress approved the 2018 Rendición de Cuentas, which is currently pending enactment by the Executive Power.

The following table shows the government’s main macroeconomic assumptions and policy targets for 2019.

Main Macroeconomic Projections for 2019.

Real GDP Growth	0.7%
Annual Average Domestic Inflation (CPI)	7.5%
Public Sector Primary Balance	0% of GDP
Public Sector Overall Balance(1)	(3.4)% of GDP
Real Wage Growth	1.9%
Current Account Balance	(0.8)% of GDP

(1)	Includes transfers to the Social Security Trust Fund estimated at 1.7% of GDP, driven by the effects of the “Cincuentones Law,” as defined below.

Source: Ministry of Economy and Finance.

The government targets a primary public sector balance of 0% of GDP for 2019, and an overall public sector deficit of approximately 3.4% of GDP. Interest payments on public debt are expected to represent 3.4% of GDP in 2019.

While the government believes that these assumptions and forecasts for the Uruguayan economy were reasonable when formulated, actual outcomes are beyond its control or significant influence, and will depend on future events. Accordingly, no assurance can be given that economic results and the government’s performance in 2019 will not differ materially from the figures set forth above.

PUBLIC SECTOR FINANCES

In the 12-month period ended June 30, 2019, Uruguay’s overall public sector deficit represented approximately 3.1% of GDP, compared to an overall public sector deficit of 4.0% of GDP for the 12-month period ended June 30, 2018. This decrease in the overall public sector deficit as a percentage of GDP compared to June 2018 includes transfers estimated at 1.7% of GDP driven by the effects of the Cincuentones Law (as defined below), which introduced changes to the Uruguayan social security system. See “Fiscal Policy—Social Security.”

PUBLIC SECTOR DEBT

Total Public Sector Debt

Uruguay’s gross public sector debt totaled US$39.1 billion as of March 31, 2019, compared to US$40.4 billion as of March 31, 2018.

As of March 31, 2019, 47.3% of the total gross public sector debt was denominated in foreign currencies and 52.7% in Uruguayan pesos, compared to 39.7% and 60.3%, respectively, as of March 31, 2018.

Central Government Debt

The following table sets forth information regarding the debt of the central government outstanding as of June 30, 2019.

Central Government Debt

(in millions of US$, except as otherwise indicated)

	As of June 30, 2019
Gross Debt	US$	29,491
Of which
(% in foreign currency)		55%
(% in local currency)		45%
Of which
Nominal		9%
CPI-linked		29%
Wage-linked		7%
Average maturity (in years)		13.9
Net Debt	US$	27,321

Source: Ministry of Economy and Finance.

As of June 30, 2019, the central government’s liquid assets available to discharge obligations stood at approximately US$1.8 billon. In addition, credit lines available to Uruguay’s central government from CAF, FLAR (Latin American Reserve Fund) and the IADB grant Uruguay access to contingency financing for approximately US$2.2 billion. As of June 30, 2019, the central government’s debt service obligations (capital payments and interest expenses) for the next 12 months stood at approximately US$ 2.6 billion.

The following table reflects the central government’s uses and sources of funds projected for 2019 and 2020, as stated on the 2018 Rendición de Cuentas that the central government submitted to Congress on June 28, 2019.

Central Government Financing Needs and Funding Sources

(in millions of US$)

	2019			2020
Financing Needs (1)	US$	3,832		US$	3,582
Interest Payments		1,643			1,664
Amortizations		1,865	(1)		1,866
Primary Deficit (2)		323			51
Funding Sources		3,832			3,582
Multilateral Disbursements		347			300
Gross Bond Issuance(3)		3,250			2,900
Net Others		125			166
Use of Assets (4)	US$	110		US$	215

(1)	Includes bonds redeemed through liability management operations and loan prepayments from January 1, 2019 to June 30, 2019, and other contractual obligations that were canceled.
(2)	Excludes transfers to the Social Security Trust Fund.
(3)	Includes domestic and external debt issuances.
(4)	Positive value indicates a reduction in central government’s assets.

Source: Ministry of Economy and Finance.

Between December 31, 2018 and July 31, 2019, the central government issued peso-denominated treasury notes linked to the average nominal wage index and CPI-linked treasury notes for an aggregate principal amount equivalent to US$951.7 million, including US$499.1 million issued under a joint liability management transaction with Banco Central conducted in May 2018. Pursuant to this transaction, investors tendered short-term Banco Central and central government securities in exchange for peso-denominated treasury notes linked to the average nominal wage index and CPI-linked treasury notes with a longer maturity.

In January 2019, Uruguay completed a series of liability management transactions, including the issuance of US$1.25 billion Bonds due 2031. US$71.6 million of the cash proceeds from the offers were used to redeem bonds maturing in 2024 and 2027 and US$53.4 billion were applied to general government purposes.

Public Sector External Debt

The following table sets forth the total public sector external debt, net of international reserve assets and certain other assets of Banco Central, as of March 31, 2019.

Total Public External Debt, Net of International Reserve Assets

(in millions of US$)

	As of March 31, 2019(1)
Total gross public sector external debt	US$	19,095
Less external assets:
Non-financial public sector		197
Banco Central		17,296
Of which:
Banco Central international reserve assets(2)		16,356
Other assets		940

Total public sector external debt, net of assets	US$	1,602

(1)	Preliminary data.
(2)	Gold valued for each period at London market prices at end of period.

Source: Banco Central.

INTRODUCTION

All references in this document to the “government” are to the government of the República Oriental del Uruguay (“Uruguay” or the “Republic”) and references to the “central government” are to the central government of Uruguay (which includes governmental agencies and subdivisions and excludes financial and non-financial public sector institutions). All references in this document to the “overall public sector” are to the central government and financial and non-financial public sector institutions, excluding Banco de la República Oriental del Uruguay and Banco Hipotecario.

The terms set forth below have the following meanings for the purposes of this document:

•

Gross domestic product, or GDP, means the total value of final products and services produced in Uruguay during the relevant period, using nominal prices. Real GDP instead measures GDP based on 2005 prices (in accordance with the Integral Revision of the National Accounts published by Banco Central del Uruguay (“Banco Central”) in March 2009) to eliminate distortions introduced by changes in relative prices.

•

Imports are calculated based upon (1) for purposes of foreign trade, statistics reported to Uruguayan customs upon entry of goods into Uruguay on a cost, insurance and freight included basis (referred to as CIF basis) and (2) for purposes of balance of payments, statistics collected on a free on board basis at a given departure location (referred to as FOB basis).

•

Exports are calculated based upon (1) for purposes of foreign trade, statistics reported to Uruguayan customs upon departure of goods from Uruguay on a free on board, or FOB, basis and (2) for purposes of balance of payments, statistics collected on a FOB basis.

•

Rate of inflation or inflation rate is measured by the December to December percentage change in the consumer price index or CPI, unless otherwise specified. The CPI is calculated on a weighted basket of consumer goods and services using a monthly averaging method. December to December rates are calculated by comparing the indices for the latest December against the indices for the prior December.

References herein to “US$,” “$,” “U.S. dollars” or “dollars” are to United States dollars. References herein to “Uruguayan pesos,” “pesos,” or “Ps.” are to the lawful currency of Uruguay. Unless otherwise stated, Uruguay has converted historical amounts translated into U.S. dollars or pesos at historical annual average exchange rates. References to “Euro” or “€” are to the lawful currency of the Member States of the European Union that have adopted the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. References to “JPY” or “yen” or “¥” are to Japanese yen. Translations of pesos to dollars, Euros or yen (or dollars to Euros or yen) have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars, euros or yen at any particular rate or at all.

References herein to “UIs” are to Unidades Indexadas. UIs are inflation-indexed monetary units. The UI is calculated by the National Institute of Statistics (Instituto Nacional de Estadística or “INE”) as provided and published monthly in advance for each day from the 6th day of each month to the 5th day of the following month by INE and Banco Central del Uruguay. The UI changes on a daily basis to reflect changes in the consumer price index (Indice de Precios al Consumo or IPC), which is measured by the INE. The UI for each day is set in advance based on changes in previous months’ inflation.

References herein to “UPs” are to Unidades Previsionales. UPs are wage-indexed monetary units. The UP is calculated by the INE as provided and published monthly in advance for each day of the month. The UP changes on a daily basis to reflect changes in the nominal wages index (Indice Medio de Salarios Nominales or “IMSN”), which is measured by the INE. The UP for each day is set in advance based on changes in previous months’ nominal wages changes.

References herein to the Uruguayan “public sector” includes the central government, Banco Central, public enterprises, local governments and other public sector entities.

The Federal Reserve Bank of New York does not report a noon buying rate for Uruguayan pesos.

The fiscal year of the government ends December 31. Accordingly, all annual information presented herein is based upon January 1 to December 31 periods, unless otherwise indicated. Totals in some tables in this document may differ from the sum of the individual items in those tables due to rounding.

Uruguay’s official financial and economic statistics are subject to a review process by Banco Central and the Uruguay National Statistics Institute. Accordingly, the financial and economic information in this document may be subsequently adjusted or revised. Certain information and data contained herein for 2014, 2015, 2016 2017, 2018 and 2019 is preliminary, and subject to further adjustment or revision. The government believes that this practice is substantially similar to the practices of many industrialized nations. The government does not expect revisions to be material, but cannot assure you that material changes will not be made.

Historically, deposits of the non-financial public sector held with Uruguay’s banking system were deducted from Uruguay’s gross public sector debt. According to the methodology adopted by the government in March 2013, deposits of the non-financial public sector held with Uruguay’s banking system are not deducted from Uruguay’s gross public sector debt and are recorded as non-financial public sector assets. Data for prior years has been restated following this methodology.

SUMMARY

(in millions of US$, except as otherwise indicated)

2014	2015	2016(1)	2017(1)	2018(1)
THE ECONOMY
GDP (in millions of US$ at nominal prices)(2)	US$	57,277	US$	53,273	US$	52,825	US$	59,577	US$	59,571
Real GDP (in millions of constant 2005 pesos)(2)	Ps. 667,792	Ps. 670,268	Ps. 681,594	Ps. 699,257	Ps. 710,585
% change from prior year	3.2%	0.4%	1.7%	2.6%	1.6%
Consumer price index or CPI (annual rate of change)	8.3%	9.4%	8.1%	6.6%	8.0%
Wholesale price index or WPI (annual rate of change)	10.6%	6.6%	(1.9%)%	5.4%	10.0%
Unemployment rate (annual average)(3)	6.6%	7.5%	7.8%	7.9%	8.3%
Balance of payments(4)
Trade balance (merchandise)	1,985	1,307	1,916	2,135	2,365
Current account	(1,814)	(491)	325	465	(348)
Capital account	15	176	17	5	31.2
Financial account, net	(1,582)	(739)	(247)	1,648	(1,385)
Errors and omissions(5)	217	(423)	(589)	1,179	(1,069)
Change in Banco Central international reserve assets (period end)	1,372	(1,677)	(2,189)	2,449	(408)
Banco Central international reserve assets (period end)(6)	17,555	(7)	15,634	(8)	13,472	(9)	15,963	(10)	15,557	(11)
PUBLIC FINANCE
Non-Financial Public Sector Revenues	16,669	15,456	15,471	17,717	18,637
Non-Financial Public Sector Primary Expenditures	16,869	15,337	15,770	17,775	18,215
Public Sector Primary Balance	(354)	(9)	(288)	(125)	(312)
Public Sector Overall Balance (surplus/(deficit))	(1,984)	(1,905)	(2,032)	(2,072)	(1,729)
PUBLIC DEBT
Total public sector debt
Debt with non-residents(12)	18,412	18,081	17,120	17,856	18,398
Debt with residents	15,120	13,338	16,233	20,857	19,884
Total	33,532	31,419	33,353	38,713	38,282
As a % of GDP	58.5%	59.0%	63.1%	65.0%	64.3%
Total public sector external debt service
Amortizations	3,305	2,965	693	1,497	1,238
Interest payments	731	809	885	856	987
Total	4,036	3,774	1,579	2,353	2,225
As a % of exports of goods and services	22.0%	24.1%	10.9%	14.9%	13.6%

(1)	Preliminary data.
(2)	Figures are not adjusted by purchasing power.
(3)	Unemployment population as percentage of the labor force.
(4)	Calculated in accordance with the methodology set forth in the IMF Balance of Payments Manual (Sixth Edition).
(5)	Constitutes a residual item, which is periodically revised as additional information regarding the current and capital and financial accounts becomes available.
(6)	As presented in this chart, gold reserves have been valued at their corresponding market prices as of December 31, 2014, 2015, 2016, 2017 and 2018.
(7)	This amount includes US$6,768 million of reserves and voluntary deposits of the Uruguayan banking system with Banco Central, including US$2,771 million of public sector financial institutions.
(8)	This amount includes US$6,584 million of reserves and voluntary deposits of the Uruguayan banking system with Banco Central, including US$2,457 million of public sector financial institutions.
(9)	This amount includes US$5,542 million of reserves and voluntary deposits of the Uruguayan banking system with Banco Central, including US$2,481 million of public sector financial institutions.
(10)	This amount includes US$5,558 million of reserves and voluntary deposits of the Uruguayan banking system with Banco Central, including US$2,461 million of public sector financial institutions.
(11)	This amount includes US$5,581 million of reserves and voluntary deposits of the Uruguayan banking system with Banco Central, including US$2,576 million of public sector financial institutions.
(12)	Excludes interest on non-resident banking deposits.

Source: Banco Central

REPÚBLICA ORIENTAL DEL URUGUAY

Territory and Population

Uruguay is located in the southern, subtropical zone of South America, bordering Argentina to the west and Brazil to the northeast. Its territory covers an area of approximately 176,000 square kilometers with a 500-kilometer coastline along the Atlantic Ocean and the Río de la Plata. Uruguay’s major cities are Montevideo, the nation’s capital and main port, Paysandú, Salto and Las Piedras.

According to the 2011 national census, Uruguay’s population of approximately 3.3 million is primarily of European origin and has a literacy rate above 98%. Approximately 95% of the population lives in urban areas and about 40% of the population resides in the Montevideo metropolitan area. The population growth rate averaged 0.2% per year for the period from 1985 to 2011, and is the lowest in South America. Uruguay is generally considered a high-income country. The following table sets forth comparative gross national income (“GNI”) figures and selected other comparative statistics as of December 31, 2018, unless otherwise indicated.

	Uruguay		Brazil		Chile		Mexico		United States
Per capita GNI(1)	US$	15,650	US$	9,140	US$	14,670	US$	9,180	US$	62,850
PPP GNI per capita(2)	US$	21,900	US$	15,820	US$	24,250	US$	19,440	US$	63,390
Life expectancy at birth(3)		78		76		80		77		79
Adult literacy rate(4)(5)		98.6%		92.0%		96.9%		94.5%		N.A.
Infant mortality per 1000 live births(6)		7		13		6		12		6

N.A. = Not Available.

(1)	World Bank Atlas method.
(2)	Current US$, adjusted for purchasing power parity.
(3)	In years. 2016 data.
(4)	Percentage of people ages 15 and older.
(5)

2016 data, except for Chile data, which corresponds to 2015. The Economic Commission for Latin America and the Caribbean (“ECLAC”) does not prepare statistics on the United States’ adult literacy rate.

(6)	2016 data.

Source: The World Bank - World Development Indicators database and ECLAC.

Constitution, Government and Political Parties

Uruguay is organized politically as a republic and is geographically divided into 19 departments (districts). The 1967 Constitution, which was last amended in 2004, provides for a presidential system of government composed of three branches: executive, legislative and judiciary. The president heads the executive branch and is chief of staff and commander of the armed forces. The president is elected by direct popular vote for a period of five years and may not seek re-election for consecutive terms. Under Uruguay’s electoral system established under the 1996 constitutional reform, each political party selects a single candidate for presidential elections. If no candidate wins more than 50% of the vote in the first round of elections, a run-off between the two leading candidates is held. The legislative branch is composed of a 31-member Senate and a 99-member Chamber of Deputies, which together constitute the Congress. Members of Congress are elected every five years by direct popular vote under a system of proportional representation. The Supreme Court is composed of five judges appointed for 10-year terms by Congress. The Supreme Court has jurisdiction over selected constitutional matters and appellate jurisdiction over decisions rendered by lower courts. Uruguay’s judicial system consists of trial and appellate courts with jurisdiction in each case over civil, criminal, family and labor matters. In addition, Uruguay has an administrative court system with jurisdiction over a number of public sector matters.

Uruguay has been a democratic country throughout most of its history since it became an independent nation in 1825. The country’s democratic tradition was interrupted twice during the last century: once briefly in the 1930s and again during the period from 1973 to 1985. In June 1973, a military junta took over power, dissolved Congress and suspended all voting activity. Military rule continued until November 1984, when democratic elections were held and voters elected Julio María Sanguinetti as president.

Politics in Uruguay are dominated by three political parties: the Frente Amplio (Broad Front), the Partido Colorado and the Partido Nacional. Since appearing on Uruguay’s political landscape in 1971 as a coalition of, among others, the Christian Democratic, Socialist and Communist parties, the Frente Amplio gained increasing support and, in October 2004, won victories in the presidential and congressional elections.

Until the 2004 presidential and congressional elections, Uruguay’s two traditional political parties, the Partido Colorado and the Partido Nacional, had alternated holding the presidential office. Each of these two parties is composed of multiple political factions, typically with different political orientations, but without strong ideological differences. The Partido Colorado and the Partido Nacional, which were formed in the 1830s, are both market-oriented and favor trade liberalization and reducing the government’s role in the economy, although some factions within each of those parties favor moderate trade protection and some degree of government intervention. Traditionally, the Partido Nacional has had a strong rural constituency, while the Partido Colorado has drawn most of its support from urban areas. The Frente Amplio advocates a moderate social welfare platform. The Partido Independiente is a center-left group which split from the Frente Amplio prior to the 1989 elections. A fifth political party, the Unidad Popular, is a left-wing party formed in 2013 by several smaller left-wing political groups.

Presidential elections were held on October 26, 2014. Mr. Tabaré Vázquez Rosas from Frente Amplio (who was president between 2005 and 2010) received 47.81% of the votes cast, Mr. Luis Lacalle Pou from Partido Nacional received 30.88% of the votes cast, and Mr. Pedro Bordaberry from Partido Colorado received 12.89% of the votes cast. Based on these results, Mr. Vázquez Rosas and Mr. Lacalle Pou participated in the runoff election on November 30, 2014, and Mr. Tabaré Vázquez Rosas of the Frente Amplio won the national presidential election with 52.8% of the votes cast. Mr. Vázquez Rosas took office for a second non-consecutive term on March 1, 2015, succeeding Mr. José Alberto Mujica Cordano, who is also a member of Frente Amplio.

On September 9, 2017, Raúl Sendic resigned from the office of Vice President of Uruguay, amidst accusations that he misused public funds while he was president of ANCAP, from 2008 to 2013. On September 13, 2017, Mrs. Lucía Topolansky Saavedra assumed as Vice President of Uruguay.

In the congressional elections also held on October 26, 2014, the Frente Amplio retained a majority of both houses of Congress. The congressional representation of each of the five parties elected for the 2015-2020 term is as follows:

	Senate		Chamber of Deputies
	Seats	%	Seats	%
Frente Amplio	15	51.6%	50	50.5%
Partido Nacional	10	32.2	32	32.3
Partido Colorado	4	12.9	13	13.1
Partido Independiente	1	3.2	3	3.03
Unidad Popular	—	—	1	1.01

Total(1)	31	100%	99	100%

(1)	The Vice President, currently Mrs. Lucía Topolansky Saavedra of the Frente Amplio, occupies the thirty-first seat in the Senate.

Although the Frente Amplio retained majorities in both houses of Congress, the ruling party has expressed an intention to seek consensus with the Partido Colorado, the Partido Nacional, the Partido Independiente and Unidad Popular with respect to key areas of government, including macroeconomic and social policies, education and foreign relations.

Since 2005, the Frente Amplio has maintained the following goals of economic policy:

•	reaching a sustainable level of economic growth supported by a steady development of Uruguay’s productive capacity and productivity;

•	reducing unemployment and improving the quality of employment; and

•	advancing the quality of life of the population, focusing on the urgent need to improve the living conditions of the poorest segments of the population.

Foreign Policy and Membership in International and Regional Organizations

Uruguay has had no significant regional or international conflicts in recent years. The Republic has focused its foreign policy on international economic, political and legal issues and on the development of international arrangements aimed at improving economic cooperation among nations, conflict resolution and international law. Uruguay maintains diplomatic relations with 172 countries and is a member of 105 international organizations, including:

•	the United Nations (founding member), including many of its specialized agencies;

•	the Organization of American States;

•	the World Trade Organization;

•	the International Monetary Fund or the IMF;

•	the International Bank for Reconstruction and Development or the World Bank;

•	the International Finance Corporation;

•	the Multilateral Investment Guaranty Agency;

•	the International Centre for Settlement of Investment Disputes;

•	the Inter-American Development Bank or the IADB;

•	the Inter-American Investment Corporation; and

•	the Corporación Andina de Fomento or the CAF.

Uruguay maintains close ties to its neighboring countries and participates in several regional arrangements designed to promote cooperation in trade and investment. It has been the host country for the Latin American Integration Association, a regional external trade association that includes ten South American countries in addition to Mexico, Cuba, Panamá and Nicaragua since its creation in 1960.

In March 1991, the governments of Argentina, Brazil, Paraguay and Uruguay signed the Mercosur Treaty. Under the Mercosur Treaty, these four countries originally pledged:

(1)

to create a full common market in goods, services and factors of production by eliminating or significantly reducing, in some cases over a period of years, import duties, tariffs and other barriers to trade among members; and

(2)	to establish common external tariffs for trade with non-members.

In December 1994, the four members of Mercosur signed an agreement establishing January 1, 1995 as the deadline for the implementation of a common external tariff intended to transform the region into a customs union. The common external tariff regime became effective on January 1, 2001. However, it was also agreed that each member country would be entitled to take exceptions to the common external tariff for a transitional period scheduled to end in 2008 for Argentina and Brazil, and in 2010 for Paraguay and Uruguay. These periods have been extended, allowing Argentina and Brazil to maintain their list of exceptions until December 31, 2021, Uruguay until December 31, 2022 and Paraguay until December 31, 2023. Accordingly, the full implementation of a customs union has been deferred. See “The Economy—The Mercosur Agreements.”

In July 2012, Mercosur members (other than Paraguay) admitted the Republic of Venezuela as a full member of Mercosur. In December 2013, Paraguay acknowledged the admission of Venezuela as a full member of Mercosur. In July 2015, Bolivia signed a Protocol to become a full member of Mercosur. The Protocol provides that Bolivia will gradually adopt the regulations of Mercosur over a period of four years following the entry into force of the Protocol. Within the same period of time, Bolivia is expected to adopt the Mercosur Common Nomenclature (NCM), the Common External Tariff and Mercosur’s Origin Regime. In December 2016, Venezuela’s status as a full member was temporarily suspended by the other Mercosur members, after it was considered to have failed to implement Mercosur regulations, in accordance with the undertakings assumed in 2012 in connection with its admission to Mercosur.

Since the establishment of Mercosur, the following trade agreements have become effective for Mercosur members:

Year Signed	Year Effective	Country/Economic Region	Description of Agreement
1996	1996	Chile	Free trade zone starting in 2014

1996	1997	Bolivia	Free trade zone starting in 2006

2003	2005	Colombia, Ecuador and Venezuela	Gradual free trade zone for certain goods until 2020

2005	2006	Peru	Gradual free trade zone for certain goods until 2021

2006	2008	Cuba	Tariff elimination for certain goods

2007	2009	Israel	Gradual free trade zone for certain goods until 2019

2004	2009	India	Tariff reduction for certain goods

2008	2016	Southern African Customs Union (“SACU”)	Tariff reduction for certain goods

2010	2017	Egypt	Gradual establishment of a free trade zone for certain goods by 2027

In December 1995, Mercosur and the European Union signed a framework agreement for the development of free trade. Negotiations were suspended from 2004 to 2010. In May 2016, Mercosur and the EU exchanged proposals with respect to open issues and continued negotiations. On June 28, 2019, Mercosur and the European Union concluded longstanding negotiations reaching a landmark understanding. It is expected that the agreement will, over time, eliminate duties on 92% of Mercosur goods exported to the European Union (including exports of meat, grains and leather) and 91% of goods that the European Union companies export to Mercosur (including certain exports of cars, car parts, machinery, chemicals, clothing, pharmaceuticals, leather shoes, textiles, and certain food and drinks). The trading blocs are currently finalizing the negotiation of the agreement.

Mercosur also initiated negotiations for the establishment of a free trade zone with the European Free Trade Association (“EFTA”). In January 2017, representatives of Mercosur and EFTA announced the commencement of negotiations in the World Economic Forum’s Annual Meeting in Davos. In February 2017, Mercosur and EFTA approved the agenda and structure of the negotiations and held four negotiation rounds since then. A ninth negotiation round took place in June 2019 and negotiations are expected to be concluded during August 2019.

In March 2018, Mercosur and Canada began negotiating a comprehensive free trade agreement. The eighth negotiation round took place in July 2019.

In September 2018, Mercosur and South Korea began negotiating a comprehensive free trade agreement. The fourth negotiation round has been scheduled for October 2019. Mercosur and the United States, which had suspended negotiations in 2004, sought to resume negotiations relating to the hemisphere-wide Free-Trade of the Americas Agreement (FTAA) pursuant to the 1991 “Four Plus One” Agreement. The negotiations revealed important differences between the parties, and there can be no assurance that an agreement will be reached within the near term, as originally contemplated.

Significant trade imbalances among Mercosur countries developed over time as a result of various factors. These imbalances have prompted discussions and negotiations among the member states that to date have not resulted in the convergence of the national economies, an objective stated on several occasions pursued. Argentina’s crisis in 2001 and its long-lasting effects adversely affected trade within Mercosur and with non-Mercosur countries and the timely implementation by Mercosur of the objectives set forth in the Mercosur Treaty of 1991, in particular the customs union. It also triggered the adoption of various safeguard measures and caused indefinite delays in Mercosur’s ability to achieve the macroeconomic coordination and stability sought by its member states. Uruguay continues to support the long-term objectives contemplated in the Mercosur Treaty, while pursuing measures intended to maximize access to export markets by Uruguayan products in the short and medium-term.

Uruguay has entered into bilateral treaties related to trade and investment, including the following:

Year Signed	Year Effective	Country/Economic Region	Descriptions of Agreement
2003	2004	United Mexican States	Free Trade Agreement

2004	2007	Iran	Bilateral Trade Framework Agreement

2005	2006	United States of America	Bilateral Investment Promotion Treaty

2007	2007	United States of America	Trade and Investment Framework Agreement

2008	2011	United States of America	Cooperation Agreement in Science and Technology

2008	—	India	Bilateral Investment Treaty

2008	2009	Venezuela	Economic Cooperation Agreement

2010	2012	Chile	Bilateral Investment Treaty

2009	2011	South Korea	Bilateral Investment Treaty

2009	2012	Chile	Public Procurement Agreement

2009	2012	Vietnam	Bilateral Investment Treaty

2015	2017	Japan	Bilateral Investment Treaty

2016	—	Chile	Free Trade Agreement

2018	—	United Arab Emirates	Bilateral Investment Treaty

2019	—	Australia	Bilateral Investment Treaty

In March 2009, Uruguay and Brazil signed an energy cooperation agreement for the development of an electrical transmission line, to facilitate interconnectivity of both countries’ energy networks. A line with a transmission capacity of 500MW was completed in 2016 and on May 2, 2017, Uruguay began exporting electricity to Brazil. See “Gross Domestic Product and Structure of the Economy—Principal Sectors of the Economy—Electricity, Gas and Water.”

THE ECONOMY

History and Background

In the 1980s, Uruguay’s economy was affected by a crisis of its financial system, followed by a severe recession. A deterioration in its external debt to GDP and exports ratios led the Republic to negotiate a rescheduling of its maturing debt obligations within the framework of the Brady Plan in 1991. In the early 1990s, the government took steps to increase private sector involvement in the economy (including foreign investment in previously restricted areas), and reduced the size and influence of the public sector in the economy. Following a modest 0.9% increase in real GDP in 1990, a new recovery began in mid-1991, and real GDP increased steadily between 1991 and 1994 at an average cumulative annual rate of 5.2%.

The economic liberalization policies of the 1990s, while stimulating improvements in productivity and economic growth, also increased the exposure of Uruguay’s economy to regional and international economic developments. The absence of capital controls facilitated a gradual dollarization of the assets and liabilities of the banking system. A loss of investor confidence in certain countries in the region, capital flight and a resulting contraction of economic activity followed the Mexican peso devaluation in December 1994. Argentina, one of Uruguay’s principal trading partners and sources of direct foreign investment, was particularly affected. The contraction in aggregate demand in neighboring countries, particularly Argentina, was coupled with a decrease in Uruguay’s private demand and public sector investment. In 1995, real GDP contracted by 1.4% as compared to 1994. Uruguay’s economy recovered with real GDP growth of 5.0% on average from 1996 to 1998 fueled mainly by increased exports and growth in gross fixed investment, particularly private sector investment, which in turn stimulated private consumption. During this period, the financial and insurance services sector grew in real terms and as a percentage of GDP.

The Mercosur Agreements

The execution and implementation of Mercosur represented Uruguay’s single most important foreign trade endeavor, as it was expected to offer Uruguayan companies access to a common market of approximately 200 million people. On January 1, 2000, internal tariff rates among Mercosur countries were reduced to zero, with the exception of sugar and automobiles.

With the establishment of the common external tariff in January 1995, the members of Mercosur agreed to cause a gradual convergence of their respective external trade regulations over a five-year period. A common external tariff became effective on January 1, 2001. However, each member of the Mercosur retained some degree of flexibility intended to gradually allow certain industries to enhance their competitiveness, and had the ability to take specific exceptions to the common external tariff (initially 300 each) over a transitional period. Argentina and Brazil are currently entitled to 100 exceptions each and Uruguay and Paraguay are currently entitled to 225 and 649 exceptions, respectively. With respect to imports of capital goods, telecommunications and information technology products of non-Mercosur origin, the members of Mercosur agreed that all of them could take exception from the common external tariff, Argentina and Brazil until 2021 and Uruguay and Paraguay until 2022 and 2023, respectively, and Venezuela until 2022 (although Venezuela’s membership has been suspended since December 2016). The Mercosur member states agreed to coordinate policies in certain areas, including agriculture, industry, transport and trade in services, to reduce or eliminate imbalances, and several working groups are currently engaged in policy coordination negotiations.

The devaluation of the Argentine peso in January 2002, and other measures taken by the Argentine government during this period (including unilateral increases in import tariffs on consumer goods and the elimination of import tariffs on capital goods, for non-Mercosur products) adversely affected trade within Mercosur and with non-Mercosur countries and the timely implementation by Mercosur of the objectives set forth in the Mercosur Treaty of 1991, in particular the customs union. Uruguay maintains certain duties affecting imports of certain Argentine products whose producers are entitled to regional or sectorial subsidies. It also caused indefinite delays in Mercosur’s ability to achieve the macroeconomic coordination and stability sought by the December 2000 understanding on common macroeconomic targets. Uruguay continues to support the long-term objectives contemplated in the Mercosur Treaty and the December 2000 understanding, recognizing the short and medium-term need to maximize access to other export markets by Uruguayan products.

Certain barriers to the comprehensive regional integration initiated by Mercosur continue to exist. Fitosanitary border inspections and other bureaucratic border procedures still lack uniformity among Mercosur member countries and are onerous in many instances, causing delays in trade. Rules on intellectual property, antitrust and the environment, among other things, are different in each of the Mercosur countries, and while certain mechanisms for dispute resolution and cooperation have been established, comprehensive mechanisms are still under development. In December 2002, Mercosur approved common antitrust procedures implementing a 1996 Antitrust protocol. This agreement constituted a step towards the elimination of antidumping claims among members. Trade in services, such as financial and banking services, has not been uniformly liberalized, with countries like Uruguay having a financial system which is open to non-Uruguayan participants while countries like Brazil allow only limited participation of non-Brazilian banks in their financial system. Roads, bridges and railways must also be developed to further facilitate trade. In December 1997, the Mercosur members agreed to a framework agreement for the liberalization of the provision of services, access to markets and freedom of establishment. The members of the Mercosur meet annually to negotiate the implementation of the 1997 framework agreement. A protocol regarding the provision of services entered into effect in December 2005 and was ratified by Argentina, Brazil, Paraguay and Uruguay. The liberalization is expected to be effected gradually on the basis of negotiation rounds intended to result in eliminating restrictions by segments with a view to reaching complete liberalization. In December 2017, Mercosur members signed a Cooperation and Facilitation Investment Protocol and a Government Procurement Protocol. As of the date of this annual report, both protocols were pending ratification.

As Mercosur has not yet fully developed into a customs union (due to the set of exceptions to the common external tariff), the free circulation of goods among the Mercosur countries reaches only the goods bearing Mercosur origin. To advance the free movement of goods and avoid charging tariffs on goods bearing non-Mercosur origin after their first access to a Mercosur member state, in 2004 and 2005 standards were approved that recognized Mercosur origin to those goods imported from third countries that met Mercosur’s common tariff requirements (Dec. No. 54/04 and Dec. No. 37/05 of the Common Market Council). However, the lack of agreement among the Mercosur member states with respect to the allocation of customs revenue has resulted in limiting free movement only to those products subject to a 0% tariff upon import into any of the Mercosur member countries in which the tariff applied by all countries is 0%, either because this is the level of the Common External Tariff (CET) or because it has a 100% preference in agreements signed by Mercosur. Likewise, to facilitate the logistics and circulation of goods originating from Mercosur itself or from third countries, various regulations have been approved: relating to the use of customs warehouses (Dec. No. 17/03, Dec. No. 62/07 and Dec. No. 55/08 of the Common Market Council) and to the use of free trade zones (Dec. No. 33/15 of the Common Market Council), the latter will come into effect this year.

1999-2002: Recession and Crisis in the Banking System

Between 1999 and 2002, a series of external factors, including most significantly the economic crisis that affected Argentina severely in 2001 and 2002, had material adverse consequences for Uruguay’s economy, affecting local demand, exports and the overall balance of the public sector.

In 2002, Uruguay’s economy experienced its most significant setback since 1982, with real GDP contracting by 11.0%. The proximate causes of Uruguay’s 2002 economic crisis were associated with Argentina’s economic crisis during that time. Uruguay’s fiscal imbalances, its dependence on Argentina and Brazil as its principal trading partners and sources of foreign revenues, and rigidities that limited the ability of the economy to absorb and adapt to external factors, added to the severity of the crisis.

Uruguay’s banking system confronted its worst crisis since 1982-83. At December 31, 2002, total U.S. dollar deposits of the non-financial private sector with the banking system (excluding off-shore institutions) were US$7.3 billion (of which US$2.4 billion were of non-residents), compared to US$14.2 billion as of December 31, 2001 (of which US$6.6 billion were of non-residents). In the second quarter of 2002, a deposit outflow affected Uruguay’s financial system leading first to the suspension of Banco Galicia de Uruguay, or BGU, and Banco Comercial, Uruguay’s two largest private banks (both affiliated with Argentine banks) and soon thereafter to the closure of Banco Montevideo/La Caja Obrera, Uruguay’s third largest private bank in June 2002. Although the government received approximately US$500.0 million from the IMF on June 29, 2002, and provided liquidity assistance to the local banks, confidence in the Uruguayan financial system continued to erode.

The Uruguayan authorities sought the financial assistance of the IMF, the World Bank and the IADB to safeguard Uruguay’s payment and financial system. On August 4, 2002, Congress passed Law No. 17,523, known as the Law for the Strengthening of the Financial System. The law (i) provided for the establishment of a fund for the stability of the Uruguayan banking system, the Fondo de Estabilidad del Sistema Bancario, or FESB, (ii) extended to three years the maturities of all U.S. dollar-denominated time deposits held with Banco de la República and Banco Hipotecario, (iii) transferred foreign currency-denominated liabilities of Banco Hipotecario to Banco de la República, and (iv) facilitated the liquidation of insolvent banks.

In furtherance of the economic program agreed with the IMF, in December 2002, Congress enacted amendments to the banking law aimed at strengthening the banking system. Following the enactment of these amendments, the government completed the reorganization of Banco Comercial, Banco Montevideo and La Caja Obrera into a new commercial bank, Nuevo Banco Comercial. The non-recoverable assets of the three liquidated banks are held by liquidation funds, and the proceeds have been earmarked to satisfy deposits of the liquidated banks that were not assumed by Nuevo Banco Comercial.

Between January 1, 2002 and February 28, 2003, depositors withdrew approximately US$6.8 billion from the Uruguayan banking system. Banks responded to depositors’ demands by withdrawing approximately US$1.1 billion in reserves and voluntary deposits held with Banco Central and shutting down credit. The financial system received assistance for approximately US$2.0 billion from the Uruguayan authorities.

In 2002, the government adopted a series of initiatives intended to reduce the deficit of the public sector. It relied on access to funding by the IMF and other multilateral agencies to shore up Banco Central’s international reserve assets with the expectation that confidence in the banking system would thereby be restored.

The 2002 economic crisis had profound effects on Uruguay’s monetary and exchange rate policy. The continued devaluation of the Argentine peso and growing uncertainties as to the future of the Brazilian economy increased the risk of a speculative run on the peso. On June 19, 2002, Banco Central allowed the peso to float, abandoning the “crawling peg” system. The devaluation of the peso accelerated in July 2002, dropping to its lowest value of Ps.32.33 per US$1.00 on September 10, 2002. The depreciation of the peso resulted in Uruguay’s foreign currency-denominated debt to GDP ratio rising to 89.1% as of December 31, 2002, while the foreign currency-denominated debt service to exports ratio for 2002 was 33.6%.

The decrease in tax collections attributable to the contraction of GDP, together with the increase in debt service requirements (measured as a percentage of GDP) caused primarily by the devaluation (nearly all of Uruguay’s debt was denominated in foreign currency), practically neutralized the savings achieved by the central government in 2002. As a result, the overall public sector deficit for 2002 was approximately 4.1% of GDP. Nevertheless, by reducing expenditures (excluding interest payments), Uruguay’s public sector generated a primary surplus equal to 0.5% of GDP.

2003-2018: Recovery and Economic Growth

Uruguay’s economy stabilized during the second quarter of 2003 and began to recover, recording an annual real GDP growth of 0.8% and 5.0% in 2003 and 2004, respectively. This improvement was mainly a result of an increase in external demand driven primarily by Argentina’s economic recovery, an increase in the prices of commodities exported by Uruguay, the opening of the U.S. market to Uruguayan beef exports and a recovery in domestic demand spurred by improved consumer and investor confidence. Between 2005 and 2010 GDP grew at an average rate of 6.2%, and continued to grow at rates of 5.2% in 2011, 3.5% in 2012, 4.6% in 2013 and 3.2% in 2014. Commencing in 2015, the rate of economic growth decelerated reflecting the impact of slower economic growth and recession affecting Uruguay’s main regional trade partners and a decrease in the prices of Uruguay’s export commodities. Real GDP grew by 0.4% in 2015, 1.7% in 2016, 2.6% in 2017 and 1.6% in 2018.

In 2014, domestic private consumption grew by 3.0% compared to 2013 and represented 67.1% of GDP. In 2015, domestic private consumption decreased 0.5% compared to 2014 and represented 66.8% of GDP. In 2016, domestic private consumption grew by 0.1% compared to 2015 and represented 66.1% of GDP. In 2017, domestic private consumption grew by 4.6% compared to 2016 and represented 67.2% of GDP. In 2018, domestic private consumption grew by 1.5% compared to 2017 and represented 66.8% of GDP.

In 2014, gross fixed investment increased by 2.4% compared to 2013, representing 21.4% of GDP, driven by public gross fixed investment since private gross fixed investment decreased by 2.8%. In 2015, gross fixed investment (both public and private) decreased by 9.2% compared to 2014, representing 19.8% of GDP. In 2016, gross fixed investments decreased by 1.6% compared to 2015, representing 19.0% of GDP. In 2017, gross fixed investments decreased by 15.7% compared to 2016, representing 16.5% of GDP. In 2018, gross fixed investments decreased by 2.7% compared to 2017, representing 16.5% of GDP. Gross domestic savings represented 16.0% of GDP in 2014 and 16.8% of GDP in 2015. Gross domestic savings data for 2016, 2017 and 2018 will not be available until Banco Central conforms its balance of payments and international investment position data to the principles outlined in the sixth edition of the International Monetary Fund’s Balance of Payments Manual (BPM6), a process that is scheduled to be completed in 2019. See “Balance of Payments.”

Exports of goods and services grew by 3.5% in 2014, decreased by 0.6% in 2015 and 0.2% in 2016. In 2017, exports grew by 6.9% but decreased by 4.8% in 2018. Imports of goods and services increased by 0.8% in 2014, but decreased by 7.3% in 2015 and by 6.2% in 2016. In 2017, imports increased 0.5%, and decreased by 2.0% in 2018.

Deposits held by the non-financial private sector with the banking system (excluding deposits held with off-shore banks and financial houses), stood at US$26.9 billion at December 31, 2014, US$27.9 billion at December 31, 2015, US$28.2 billion at December 31, 2016, US$28.4 billion at December 31, 2017 and US$28.4 billion at December 31, 2018. Approximately 73.6% of those deposits were denominated in foreign currencies (primarily U.S. dollars) as of December 31, 2018, compared to 73.3% as of December 31, 2017. Foreign currency deposits held by non-residents decreased by 21.5% in 2017, following the implementation by Argentina of its tax amnesty in 2016. In 2018, foreign currency deposits held by non-residents increased by 0.3%. The annual rate of consumer price inflation reached 8.3% in 2014, 9.4% in 2015, 8.1% in 2016, 6.6% in 2017 and 8.0% in 2018. For a discussion of Uruguay’s current monetary policy see “Monetary Policy and Inflation—Monetary Policy.”

The Economic Policies of the Vázquez Administration

The Vázquez administration has continued to prioritize macroeconomic stability and adjusted existing policies to the extent needed to pursue its main objectives, which include:

•	maintaining a prudent fiscal stance, which it recognizes as a condition to long term fiscal sustainability; and

•

strengthening commercial and political relationships with the Mercosur member countries while continuing to promote opportunities for Uruguayan exports and foreign direct investment in Uruguay in the context of bilateral arrangements that are consistent with the Mercosur agreements.

In December 2015, President Vázquez signed into law the five-year budget for the period 2015-2019. The budget reflected the government’s priorities of achieving long-term growth and debt-sustainability objectives while continuing to invest in infrastructure and maintaining social spending. See “Fiscal Policy—Budget.”

The Vázquez administration announced the implementation of a “Sistema Nacional Integrado de Cuidados” (National Care System) to promote and gradually implement public policies addressing the needs of people that are not in a position to fend for themselves, including early childhood through the age of three, disabled people and elders who cannot fend for themselves.

Privatizations

While privatizations have not been a major focus of Uruguay’s economic policy, the government has divested or privatized certain state-owned enterprises, such as the gas company servicing Montevideo in 1993, and has taken measures to transfer certain activities, such as sewage, garbage collection, maintenance and the administration of certain ports and airports, to the private sector through concessions and other similar arrangements. Legislation has also been enacted enabling the government to open various components of the telecommunications and energy and gas sectors to private investment. Proceeds from privatizations have not been material to date.

The government is committed to improving the competitiveness of the Uruguayan economy and encouraging private investment by continuing to open a number of areas of the economy previously reserved to public sector enterprises to private investment. Through the Administración Nacional de Telecomunicaciones, or ANTEL, the local telecommunications company, several revenue sharing arrangements with private companies for the installation and operation of certain new telecommunication facilities have been implemented. In February 2001, Congress approved the licensing of cellular phone services and data transmission to private sector providers and opening of the telecommunications sector (other than local fixed line services but including long distance) to private sector providers. In December 2002 and May 2004, licenses were granted to foreign telecommunications companies, to provide mobile telephone services. Other activities that have been opened to private sector participation include the management and administration of the postal service (2001) and the Montevideo airport (2005).

The government also charged the Corporación Nacional Para el Desarrollo, or CND, a state-owned investment corporation, with overall responsibility for the administration of a program of public works designed for the 2003 – 2018 period. CND currently owns the concessions as well as 100% of the shares of Corporación Vial del Uruguay S.A, or CVU, a special-purpose company responsible for the projects. CVU investments are financed through toll collections, loans from multilateral agencies, government subsidies and debt issuances in the domestic capital market. In April 2017 and 2018, CVU issued bonds totaling the equivalent of US$100 million and US$185 million, respectively, in the domestic capital market, corresponding to the first two issuances of a US$450 million debt program. In 2018, CVU investments amounted to US$440 million, compared to US$367 million in 2017.

In July 2007, the government sold 75% of the equity of Pluna Airlines to Leadgate Investment Corporation (45%) and to Sociedad Aeronáutica Oriental S.A. (30%), and retained a 25% stake in the airline under Pluna Ente Autónomo (Pluna Autonomous Entity). The new company was called Pluna Líneas Aéreas S.A. In 2011, Pluna incurred severe losses, and its liquidity and financial condition deteriorated severely. On June 15, 2012, Leadgate—the controlling shareholder—transferred all of its shares in Pluna to a trust under the surveillance of the Uruguayan government. In July 2012, Pluna suspended all flights and initiated a judicial reorganization procedure. Thereafter, Congress passed Law No. 18,931 to reorganize the operations of the airline, including by disposing Pluna’s assets. In October 2012, through a trust created pursuant to Law No. 18,931, the government conducted an auction for the sale of seven of Pluna’s aircrafts. The auction was initially awarded to Cosmo S.A., a company organized under the laws of Spain, however, the transaction was not completed. In December 2013, the Supreme Court of Uruguay declared several provisions of Law No. 18,931 unconstitutional. As a result, the transfer of the Pluna aircrafts to the trust was reversed and they remained property subject to liquidation by Pluna’s receiver until their sale in 2014 to Strategic Air Finance (SAF) for US$77 million. On December 9, 2016, the Juzgado Letrado de Concurso de Primer Turno (Insolvency Procedure Court) approved a distribution agreement among Pluna Airlines’ creditors. On December 6, 2017, Congress enacted legislation suppressing Pluna Ente Autónomo as of December 31, 2017 and transferring its remaining assets, liabilities and personnel to the Uruguayan government.

At this time the government has no plans to privatize any public sector enterprises.

For a description of government participation in Uruguayan economy see “Gross Domestic Product and Structure of the Economy—Role of the State in the Economy.”

Environment

The Uruguayan Constitution provides for the right to a clean environment and Congress has enacted enabling legislation for the protection of the environment, including legislation which created the Ministerio de Vivienda, Ordenamiento Territorial y Medio Ambiente (Ministry of Housing, Zoning and the Environment) in 1990. Under a 1994 environmental law, potentially hazardous projects must be approved by the Ministry of Housing, Zoning and the Environment prior to their implementation. In addition to the Ministry of Housing, Zoning and the Environment, environmental supervision and regulation is carried out by many of the departments of the central government and state and municipal governments. In July 1994, legislation was adopted ratifying the UNFCCC. In March 2000, Congress enacted a law creating a National System of Protected Natural Areas and granting the government the authority to incorporate, by decree, areas into this system and limit or prohibit certain activities within and around these protected areas.

Uruguay has received financing from the IADB for purposes of improving municipal infrastructure services for garbage collection and sewage treatment. The government currently requires environmental studies to be presented in connection with any proposals for construction and other projects. In addition, all projects financed by the IADB currently require environmental impact studies. Beginning in the late 1980s, Uruguay also received a series of loans from the IADB to undertake the cleaning up of Montevideo’s coast, including the shoreline along the Río de la Plata.

In November 2000, Congress ratified the Kyoto Protocol adopted during the UNFCCC’s III Conference on Climate Change (the “Kyoto Protocol”), which entered into force in February 2005. The Kyoto Protocol aims at reducing emissions of six gases generated by human activity that cause global warming (carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulfur hexafluoride). In 2012, Congress ratified an amendment to the Kyoto Protocol (the “Doha Amendment”), which provides for a commitment period to reduce greenhouse gas emissions through December 2020.

In May 2006, Argentina brought a claim to the International Court of Justice (“ICJ”) against Uruguay under the Treaty of the Uruguay River, alleging that by authorizing the construction of certain pulp mills in the Fray Bentos region, along the shores of the Uruguay river, Uruguay failed to honor its obligations under the treaty. On April 20, 2010, the ICJ issued its final ruling on this dispute. Although the ICJ ruled that Uruguay breached certain procedural obligations under the Treaty of the Uruguay River, it did not find that any of the environmental damages claimed by Argentina had been proved and did not impose any remedial sanction on Uruguay. On August 30, 2010, Uruguay and Argentina signed an agreement providing for the creation of a technical committee within the Administrative Commission of the Uruguay River (“CARP”). This committee was created to monitor the Uruguay river and the industrial and agricultural businesses and cities on both margins of the Uruguay river that discharge effluents into the river.

In May 2009, the government created the National System of Response to Climate Change and Variability (“SNRCC”), whose primary objective is to coordinate and plan public and private action necessary for the prevention and mitigation of climate change risks and adaptation to these changes. The SNRCC is comprised of a coordination group, chaired by the Ministerio de Vivienda, Ordenamiento Territorial y Medio Ambiente (Ministry of Housing, Zoning and the Environment) and includes representatives from several other ministries as well as from the Oficina de Planeamiento y Presupuesto (Office of Budget and Planning), from the Sistema Nacional de Emergencias (National Emergency System) and from the Conferencia Nacional de Gobernadores (National City Mayors Congress).

In October 2009, Congress enacted legislation creating the National Emergency System, tasked with the protection of people, assets and the environment from the potential or real occurrence of natural disasters, coordinating with the government the appropriate and sustainable usage of private and public resources.

In October 2009, Congress enacted legislation declaring of national interest the efficient use of energy with the purpose of contributing to the competitiveness of the economy, the sustainable development of the country and the reduction of greenhouse gas emissions.

In August 2015, the Executive Power enacted a decree approving the Plan Nacional de Eficiencia Energética (National Plan of Energy Efficiency) which would be executed by the Ministerio de Industria, Energía y Minería (Ministry of Industry, Energy and Mining). The main goal of this plan is to achieve a total energy reduction of about 1,690 thousands of tons of oil equivalent in the period 2012-2024, which represents a saving equivalent to 45% of the total consumption of energy during the base year 2012.

In March 2016, the Ministry of Housing, Zoning and the Environment launched its Programa para la Reducción de Emisiones Causadas por la Deforestación y la Degradación Forestal (Program to Reduce Emission Caused by Deforestation and Forest Degradation), which aims at preventing climate change through incentives designed to prevent deforestation and protect the quality and integrity of forests. The program identifies native forests deterioration causes and creates action plans to mitigate them, prioritizing those areas with water basins, as well as livestock and agriculture production areas. Further, in 2017, a system for the monitoring, reporting, verification of and the design of measures to prevent greenhouse gases was created under the Program to Reduce Emission Caused by Deforestation and Forest Degradation.

In June 2016, Congress enacted legislation creating the Sistema Nacional Ambiental (National Environmental System), which aims at shaping, coordinating and strengthening environmental, water and climate change policies, fostering sustainable environmental development that preserves ecosystems and promoting the protection of water sources and its rational use.

In October 2016, Congress enacted legislation ratifying the Paris Agreement adopted during the UNFCCC’s XXI Conference on Climate Change (the “Paris Agreement”), which entered into force in November 2016. The Paris Agreement establishes an international mechanism to deal with climate change and limiting global temperature increases.

In November 2017, the Executive Power enacted a decree approving the Política Nacional de Cambio Climático (National Climate Change Policy), which sets forth a long-term strategic framework to guide the reforms that Uruguay intends to adopt to mitigate climate change and meet the international obligations it assumed under the Paris Agreement. The National Climate Change Policy promotes measures that contribute to Uruguay’s sustainable development, emphasizing the protection of human rights, strengthening mechanisms to protect citizens from climate change and to generate awareness, promotes low-carbon emissions based on production processes that incorporate knowledge and innovation on sustainable development.

In August 2018, Congress enacted legislation to prevent and reduce the environmental impact derived from the use of plastic bags, with measures designed to discourage their use and promote their re-use or recycling and prohibiting the manufacture, import, distribution, sale and delivery of plastic bags that are not compostable or biodegradable.

In October 2018, Congress enacted legislation to implement a subsidies program to support the transition towards the use of more efficient and sustainable technologies in public bus services nationwide, with the aim of replacing up to 4% of the current diesel engine bus fleets with electric-engine buses during a seven year period. This law is earmarked within the National Plan of Energy Efficiency, and complements a set of other fiscal incentives to foster the use of electric services in private cars as well as taxis.

GROSS DOMESTIC PRODUCT AND STRUCTURE OF THE ECONOMY

The following tables set forth information regarding GDP and expenditures for the periods indicated. The figures included in the table entitled “Nominal GDP by Expenditure” are based on current (nominal) prices for each year, whereas the percentage figures included in the table entitled “Change in GDP by Expenditure” are based on 2005 prices (in accordance with the Integral Revision of the National Accounts published by Banco Central in March 2009) to eliminate distortions introduced by changes in relative prices.

GDP and Expenditures

(millions of 2005 pesos, except as otherwise indicated)

	2014		2015		2016		2017(1)		2018(1)
GDP	Ps.	667,792	Ps.	670,268	Ps.	681,594	Ps.	699,257	Ps.	710,585
Imports of goods and services		253,271		234,871		220,291		221,400		216,914

Total supply of goods and services		921,063		905,139		901,885		920,657		927,499
Exports of goods and services		197,112		195,929		195,621		209,125		199,053

Total goods and services available for domestic expenditures	Ps.	723,952	Ps.	709,210	Ps.	706,264	Ps.	711,531	Ps.	728,446

Allocation of total goods and services:
Consumption (public and private)		571,347		570,406		572,901		595,464		603,939
Gross investment (public and private)		152,604		138,805		133,363		116,068		124,507

Total domestic expenditures	Ps.	723,952	Ps.	709,210	Ps.	706,264	Ps.	711,531	Ps.	728,446

GDP growth (%) (2)		3.2%		0.4%		1.7%		2.6%		1.6%

(1)	Preliminary data.
(2)	% change from previous year, 2005 prices.

Source: Banco Central.

Nominal GDP by Expenditure

(% of total nominal GDP, unless otherwise indicated)

	2014	2015	2016	2017(1)	2018(1)
Government consumption	13.7%	13.8%	14.5%	14.5%	14.6%
Private consumption	67.1	66.8	66.1	67.2	66.8
Gross fixed investment	21.4	19.8	19.0	16.5	16.5
Public sector (% of gross fixed investment)	4.9	4.6	4.8	3.9	4.0
Private sector (% of gross fixed investment)	16.6	15.2	14.2	12.6	12.5
Exports of goods and services	23.5	22.5	21.4	21.4	21.0
Imports of goods and services	25.5	22.9	19.9	18.3	19.0
Gross Domestic Savings(2)	16.0%	16.8%	N.A.	N.A.	N.A.

N.A. = Not Available.

(1)	Preliminary data.
(2)

Gross domestic savings data for 2016 ,2017 and 2018 will not be available until Banco Central conforms its balance of payments and international investment position data to the principles outlined in the sixth edition of the International Monetary Fund’s Balance of Payments Manual (BPM6), a process that is scheduled to be completed in 2020. See “Balance of Payments.”

Source: Banco Central.

Change in GDP by Expenditure

(% change from previous year except as otherwise indicated, 2005 prices)

	2014	2015	2016	2017(1)	2018(1)
Government consumption	2.5%	2.2%	2.9%	(0.7)%	0.8%
Private consumption	3.0	(0.5)	0.1	4.6	1.5
Gross fixed investment	2.4	(9.2)	(1.6)	(15.7)	(2.7)
Public sector (% of gross fixed investment)	28.7	(12.2)	10.9	(28.9)	3.8
Private sector (% of gross fixed investment)	(2.8)	(8.5)	(4.8)	(11.9)	(4.2)
Exports of goods and services	3.5	(0.6)	(0.2)	6.9	(4.8)
Imports of goods and services	0.8%	(7.3)%	(6.2)%	(0.5)%	(2.0)%

(1)	Preliminary data.

Source: Banco Central.

Principal Sectors of the Economy

The Uruguayan economy relies heavily on services, including the commerce, restaurants and hotels sector, which involves a wide range of tourism services, the financial and insurance sector, the real estate and business services sector and the government sector.

In 2018, GDP increased by 1.6% in real terms, after growing by 2.6% in 2017, 1.7% in 2016, 0.4% in 2015 and 3.2% in 2014, in each case with respect to the prior year. In 2018, services accounted for approximately 70.0% of GDP, while the manufacturing and agriculture, livestock and fishing sectors together accounted for 17.3% of GDP.

The following tables set forth the components of Uruguay’s GDP and their respective growth rates for the periods indicated. The discussion of the various sectors follows the order in which the sectors are presented in the tables. The percentages and figures included in the table entitled “Nominal GDP by Sector” are based on current (nominal) prices for each period, whereas the percentage figures included in the table entitled “Change in GDP by Sector” are based on 2005 prices to eliminate distortions introduced by changes in relative prices.

Nominal GDP by Sector

(in millions of US$ and % of GDP, nominal prices)

	2014			2015			2016			2017(1)			2018(1)
Agriculture, livestock and fishing	US$	3,858	6.7%	US$	3,266	6.1%	US$	3,112	5.9%	US$	3,044	5.1%	US$	3,362	5.6%
Mining		264	0.5		228	0.4		238	0.5		248	0.4		249	0.4
Manufacturing		6,955	12.1		7,055	13.2		6,771	12.8		6,973	11.7		6,941	11.7
Electricity, gas and water		1,341	2.3		1,181	2.2		1,401	2.7		1,628	2.7		1,496	2.5
Construction		5,588	9.8		5,089	9.6		5,080	9.6		5,897	9.9		5,904	9.9
Commerce, restaurants and hotels		7,677	13.4		6,945	13.0		6,871	13.0		8,261	13.9		8,166	13.7
Transportation, storage and communications		3,268	5.7		2,979	5.6		2,844	5.4		3,291	5.5		3,204	5.4
Real estate and business services		9,342	16.3		8,939	16.8		8,801	16.7		9,943	16.7		9,782	16.4
Financial and insurance services		2,550	4.5		2,447	4.6		2,513	4.8		2,859	4.8		3,010	5.1
Services of the government		5,426	9.5		5,024	9.4		5,157	9.8		5,782	9.7		5,867	9.8
Other community, social and personal services		5,585	9.8		5,271	9.9		5,346	10.1		6,194	10.4		6,177	10.4
Net adjustments for payments made by financial institutions and import tariffs		5,423	9.5		4,849	9.1		4,689	8.9		5,456	9.2		5,412	9.1

GDP (in millions of US$ at nominal prices)(2)	US$	57,277	100.0%	US$	53,273	100.0%	US$	52,825	100.0%	US$	59,577	100.0%	US$	59,571	100.0%

Nominal GDP per capita	US$	16,584		US$	15,365		US$	15,179		US$	17,055		US$	16,991

(1)	Preliminary data.
(2)	Figures are not adjusted by purchasing power.

Source: Banco Central.

Change in GDP by Sector

(% change from previous year, 2005 prices)

	2014	2015	2016	2017(1)	2018(1)
Agriculture, livestock and fishing	0.3%	(1.2)%	2.5%	(5.7)%	6.0%
Mining	(10.8)	(15.5)	18.2	(19.7)	(5.7)
Manufacturing	4.2	4.9	0.7	(3.5)	1.9
Electricity, gas and water	15.7	(6.7)	9.6	1.2	2.2
Construction	0.7	(6.1)	(2.6)	(2.1)	(2.8)
Commerce, restaurants and hotels	(0.6)	(4.0)	(2.8)	6.2	(1.3)
Transportation, storage and communications	7.4	4.8	8.1	9.4	6.8
Real estate, business, financial and insurance services	3.7	2.7	0.8	(1.3)	(0.4)
Other services(2)	2.9	0.1	(0.3)	(0.3)	0.4

Total GDP	3.2%	0.4%	1.7%	2.6%	1.6%

(1)	Preliminary data.
(2)	Includes public sector services and other services.

Source: Banco Central.

The most significant sectors that contributed to GDP growth in 2018 were transportation, storage and communications, agriculture, livestock and fishing and manufacturing. The transportation, storage and communications sector grew by 6.8% in real terms with respect to 2017, mainly due to an increase in communications as a result of an increase in the use of data services. The agriculture, livestock and fishing sectors increased by 6.0% in 2018, particularly due to growth in the livestock sector. The manufacturing sector grew by 1.9%, mainly as a result of an increase in the production of oil and refined products.

Agriculture, Livestock and Fishing

Uruguay’s territory consists primarily of vast plains, which, combined with its temperate climate, make the country well suited for agriculture and livestock. In 2014, the sector grew by 0.3% due to the increase in cattle production, which mitigated the adverse impact of a decrease in the production of wheat and soybean. In 2015, the sector contracted by 1.2%, mainly due to the decrease in agricultural production which offset increases in forestry and cattle production. In 2016, the sector grew by 2.5%, as a result of increases in cattle slaughter and exports of live cattle, which was partially offset by the decrease in cereals and oil and milk production. In 2017, the sector contracted by 5.7% mainly due to a decrease in soybean production, as described below. In 2018, the sector grew by 6.0%, particularly due to growth in the livestock sector.

In 2014, cereal and oil production decreased by 13.7%, mainly as a result of decreased production of wheat and soybean. In 2015, cereal and oil production decreased by 9.4%, mainly as a result of decrease in rice and soybean production. In 2016, cereal and oil production increased by 3.6%, mainly as a result of increase in soybean production. In 2017, droughts caused cereal and oil production to decrease by 20.6%, mainly reflected in wheat and soybean production. In 2018, cereal and oil production grew by 7.8% mainly driven by increased production of wheat.

Milk production decreased by 0.7% in 2014 and by 2.2% in 2015 in each case with respect to the prior year. In 2016, milk production decreased by an additional 7.2% compared to 2015 as a result of a drop in international prices. In 2017, milk production grew by 9.9% and in 2018 production increased by 4.1%. In 2014, 2015 and 2016, livestock production recovered, growing 1.2%, 4.3% and 2.6%, respectively. In 2017, livestock production grew by 0.7%, mainly due to opportunities created in the export market, primarily in Asia. In 2018, livestock production decreased by 0.5%, mainly due to a decrease in the farming sector, which was partially offset by an increase in cattle slaughter.

The following table sets forth the production of selected primary goods for the periods indicated.

Selected Primary Goods Production

(in millions of US$, except as otherwise indicated)

	2014		2015		2016		2017(1)		2018(1)
Cereals and oil products	US$	2,607	US$	2,016	US$	1,945	US$	1,619	US$	1,803
Rice		361		285		261		246		236
Wheat		342		258		139		94		178
Soybean		1,315		866		929		730		722
Pastures		368		374		361		415		375
Vegetables and fruits		641		555		627		575		569
Milk		846		583		514		684		674
Livestock		2,342		2,375		2,158		2,210		2,333
Cattle		1,868		1,884		1,759		1,807		1,960
Wool		75		65		65		68		57
Forestry		379		435		415		459		462

Total agricultural and livestock production	US$	6,815	US$	5,963	US$	5,659	US$	5,547	US$	5,842

Cattle (in thousands of heads slaughtered)		2,115		2,212		2,264		2,346		2,350
Milk (in millions of liters)		2,014		1,974		1,775		1,924		2,063
Wool (in tons)		27,693		23,419		24,805		24,568		24,568

(1)	Preliminary data.

Source: Banco Central.

The following tables set forth percentage changes from prior years for agricultural and livestock production for the periods indicated, based on 2005 prices to eliminate distortions attributable to changes in relative prices.

Agricultural and Livestock Production

(% change from previous year, 2005 prices)

	2014	2015(1)	2016(1)	2017(1)	2018(1)
Cereals and oil products	(13.7)%	(9.4)%	3.6%	(20.6)%	7.8%
Rice	(1.0)	(1.6)	3.6	(5.8)	(5.5)
Wheat	(43.5)	1.1	(32.4)	(40.5)	53.8
Soybean	(8.2)	(20.0)	8.7	(24.8)	(3.2)
Pastures	(4.0)	4.1	4.7	6.0	(2.9)
Vegetables and fruits	7.5	(5.0)	2.6	(2.6)	(5.2)
Milk	(0.7)	(2.2)	(7.2)	9.9	4.1
Livestock	1.2	4.3	2.6	0.7	(0.5)
Cattle	4.2	3.7	4.3	1.7	0.3
Wool	(10.6)	(15.9)	6.2	(1.0)	0.0
Forestry	38.9	17.3	1.8	4.3	1.3

Total agricultural and livestock production	(3.3)%	(1.5)%	2.0%	(6.6)%	2.5%

(1)	Preliminary data.

Source: Banco Central.

Mining

The mining sector mainly consists of stone and sand quarries. These products are used primarily in construction. Other contributors to the mining sector include smaller operations for the mining of gold and semi-precious stones, such as agate and amethyst. Mining has remained relatively constant as a percentage of GDP from 2014 through 2018 at approximately 0.4%. Uruguay has no known oil or natural gas reserves. Several projects have been developed in Uruguay over the past years for the mining of nickel, copper and diamonds, without any findings.

In September 2013, Congress passed legislation regulating large-scale mining projects (Ley de Minería de Gran Porte), setting the conditions under which large mining exploitation concessions will be granted. The law defines large-scale mining projects as those: (i) occupying an area of at least 400 hectares, (ii) involving an investment of at least UI 830 million or (iii) having an annual commercialization value (in exports or sales in the domestic market) in excess of UI 830 million. It also established the Intergenerational Sovereign Investment Fund (Fondo Soberano Intergeneracional de Inversión) to foster the sustainable development of large-scale mining without compromising equal rights of future generations. The Intergenerational Sovereign Investment Fund would receive 70% of total government mining revenues while the remaining 30% constitutes budgetary revenues. The latter is used to finance infrastructure, housing and social projects, productive activities and educational projects and to enhance the technical capabilities of enforcement agencies in charge of monitoring these projects.

Manufacturing

Manufacturing accounted for 11.7% of GDP in 2018. In 2014, this sector grew by 4.2% in real terms mainly due to increased production of paper pulp following the start of the Colonia “Montes del Plata” paper pulp mill’s operations in the third quarter of 2014. In 2015, the manufacturing sector grew by 4.9% in real terms compared to 2014, mainly due to increased production of pulp, paper and oil and refined products. In 2016, the manufacturing sector grew by 0.7%, in real terms, compared to 2015, mainly due to increased processed meat and paper pulp production. In 2017, the manufacturing sector decreased by 3.5% in real terms compared to 2016, mainly due to a scheduled maintenance shutdown of the ANCAP refinery between February and October 2017. In 2018, the manufacturing sector grew by 1.9% in real terms compared to 2017, mainly due to the reopening of the ANCAP refinery. The following tables set forth information regarding goods production for the periods indicated.

Selected Manufacturing Goods Production

(in millions of US$)

	2014		2015		2016		2017(1)		2018(1)
Foodstuffs:
Processed meats	US$	3,380	US$	3,224	US$	3,101	US$	3,277	US$	3,229
Dairy products		1,758		1,332		1,156		1,510		1,461
Wheat and rice mills		836		640		699		743		694
Baked goods		1,179		1,092		1,072		1,161		1,055
Other foodstuffs		1,614		1,539		1,504		1,579		1,552

Total foodstuffs		8,767		7,827		7,533		8,271		7,991
Beverages		876		777		753		845		764
Tobacco		168		143		131		126		113
Textiles		571		476		406		388		403
Leather goods		390		360		360		353		329
Wood, pulp and paper		1,866		2,157		2,082		2,153		2,510
Chemicals		2,472		2,399		2,315		2,546		2,448
Oil and refined products		1,872		1,661		1,689		822		2,068
Machinery		1,125		960		903		937		854
Other industries		2,178		1,817		1,451		1,574		1,468

Total	US$	20,285	US$	18,577	US$	17,623	US$	18,016	US$	18,948

(1)	Preliminary data.

Source: Estimates based on data of Banco Central and the National Statistics Institute.

Manufacturing Production

(% change from previous year, 2005 prices)

	2014	2015	2016	2017(1)	2018(1)
Foodstuffs:
Processed meats	4.5%	2.8%	4.4%	3.5%	(0.3)%
Dairy products	3.0	(6.6)	(3.5)	6.3	(0.5)
Wheat and rice mills	0.5	(13.4)	18.1	2.9	(10.1)
Baked goods	1.7	(0.9)	(1.3)	(4.7)	(4.3)
Total foodstuffs	2.9	(0.2)	2.6	2.0	(1.9)
Beverages	(5.1)	(5.5)	(1.4)	4.0	(3.3)
Tobacco	8.1	(13.1)	(4.6)	(1.4)	(11.6)
Textiles	(14.3)	(13.3)	(13.1)	(7.9)	2.1
Leather goods	4.5	2.8	4.4	(10.0)	(1.3)
Wood, pulp and paper	25.2	25.4	3.0	1.0	(2.6)
Chemicals	(1.0)	1.1	(0.1)	2.4	(1.1)
Oil and refined products	(4.9)	7.9	7.3	(60.1)	172.7
Machinery	4.4	(6.5)	(1.3)	(3.2)	(7.4)
Total	2.6%	1.8%	0.2%	(6.1)%	6.2%

(1)	Preliminary data.

Source: Banco Central.

Electricity, Gas and Water

Energy consumption in Uruguay consists of oil and gas, electricity and wood. Electricity is produced primarily from hydroelectric sources and is provided by Usinas y Transmisiones Eléctricas or UTE, a state-owned entity. Electricity can be imported freely and Uruguay has imported electricity from Argentina and Brazil. In March 2009, Uruguay and Brazil agreed to build an electrical transmission line between San Carlos (Uruguay) and Candiota (Brazil), with an intermediate frequency converter in Cerro Largo (Uruguay), with financing provided by the Structural Funds of the Mercosur, the CAF and the National Treasury of Brazil. The building of the line, with a transmission capacity of 500MW, was completed in 2016 and Uruguay made its first exports of electricity to Brazil in May 2017. Uruguay also exports electricity to Argentina. Uruguay imports all of its oil and gas supplies from various international sources and has a state-owned oil refining company, ANCAP. Uruguay’s economy is therefore vulnerable to increases in international oil prices. With a view to reducing oil imports, ANCAP invested in biodiesel plants that became operative in 2009. To increase its fuel transportation capacity, ANCAP has also invested in vessels. ANCAP also awarded private sector enterprises with hydrocarbon exploration and exploitation contracts in on-shore and off-shore Uruguayan areas. Natural gas can be imported freely, and its distribution and transportation have been opened to private investment. See “—Role of the State in the Economy.”

The electricity, gas and water sector’s performance has varied over the past five years, mainly as a result of the electricity sector’s performance, which in turn depends on the type of electricity generated. In 2014, the electricity, gas and water sector grew by 15.7% in real terms, driven primarily by an increase in rainfall, which allowed UTE to increase its supply of hydroelectricity, the cost of which is significantly lower than the cost of thermoelectric energy, leading to an improvement in the performance of this sector. In 2015, the electricity, gas and water sector contracted by 6.7% in real terms, as electricity generation shifted back to hydrocarbon-based facilities due to water shortages caused by droughts. In 2016, the electricity, gas and water sector grew by 9.6% in real terms, driven primarily by an increase in the generation of electricity using renewable sources, primarily wind farms. In 2017, the electricity, gas and water sector grew by 1.2% in real terms, driven by the generation of electricity using renewable sources, primarily hydroelectric. In 2018, the electricity, gas and water sector grew by 2.2% in real terms, driven primarily by the generation of electricity using renewable sources, primarily hydroelectric.

Construction

In 2014, the construction sector grew by 0.7% in real terms, compared to the prior year. The slower growth in 2013 and 2014 is mainly attributable to the completion of the construction of the “Montes de Plata” paper pulp mill in Colonia, which became operational in the third quarter of 2014. In 2015, the construction sector contracted by 6.1% mainly due to a decrease both in public and private sector investments. In 2016, the construction sector contracted by 2.6%, in real terms, mainly due to a decrease in the level of public and private investments. In 2017, the construction sector contracted by 2.1% in real terms, mainly due to a decrease in the level of public and private sector investments. In 2018, the construction sector contracted by 2.8% in real terms, mainly due to a decrease in private sector construction, the completion of infrastructure projects related to wind energy and a decrease in roadworks.

Commerce, Restaurants and Hotels

In 2014 and 2015, the sector decreased by 0.6% and 4.0% in real terms, respectively, mainly as a result of a deceleration in wholesale services (driven by lower imports of goods) in both years, a decrease in sales of motor vehicles in 2014 and a decrease in retail sales in 2015. The commerce, restaurants and hotels sector accounted for 13.0% of GDP in 2015 compared to 13.4% of GDP in 2014. In 2016, the commerce, restaurants and hotels sector decreased by 2.8%, in real terms, and accounted for 13.0% of GDP. In 2017, the commerce, restaurants and hotels sector grew by 6.2% in real terms, and accounted for 13.9% of GDP. In 2018, the commerce, restaurants and hotels sector decreased by 1.3% in real terms, mainly due to the decrease in sales of motor vehicles and the deceleration in domestic sales, and accounted for 13.7% of GDP.

Transportation, Storage and Communications

In 2014 and 2015, the transportation, storage and communications sector grew by 7.4% and 4.8% in real terms, respectively, primarily driven by an increase in telecommunications services. In 2016, 2017 and 2018, the transportation, storage and communications sector grew by 8.1%, 9.4% and 6.8% in real terms, respectively, mainly due to an increase in the use of data services.

Real Estate, Business, Financial and Insurance Services

The real estate, business, financial and insurance services sector grew by 3.7% in 2014, 2.7% in 2015 and 0.8% in 2016. Growth during these years was driven primarily by the financial and insurance services sector and by the business services segment, as a result of a trend in the manufacturing sector to sub-contract administrative, maintenance and cleaning services. Growth in the real estate services was driven by tourism rentals and purchases. The real estate, business, financial and insurance services sectors contracted by 1.3% and 0.4% in 2017 and 2018, respectively, mainly due to a decrease in the lease of machinery and equipment and in certain professional and financial intermediation services.

Uruguay established a strong reputation as a regional financial center in the early 1980s, primarily due to its free foreign exchange and capital markets, which were liberalized in 1974, its banking and tax reporting secrecy legislation, and its low tax rates. During periods of economic turmoil in the region, such as 1995, 1998 and 2001, Uruguay’s financial sector saw deposits from foreign sources increase as depositors sought a safer haven for their savings.

Beginning in 2002, Uruguay’s financial sector was significantly affected by Argentina’s crisis. Large withdrawals of deposits during 2002 significantly exceeded the liquidity of four private banks (including the two largest private banks which were branches of Argentine based banks), which ceased to operate and entered a liquidation stage. Through multilateral financial support from the IMF, the World Bank and the IADB, the government was able to provide the necessary liquidity to government-owned banks and to the three largest private banks to honor sight deposits existing as of July 30, 2002, thereby mitigating to some extent the impact of the crisis of the banking sector on the economy as a whole. For information on measures adopted by the government to strengthen the banking systems following the 2002 crisis see “The Banking Sector—Uruguay’s Banking System Following the 2002 Crisis.”

The financial and insurance services sector’s contribution to GDP grew at a slower pace after 2002 compared to other sectors of the economy. However, since 2008, the financial and insurance services sector’s contribution to GDP has improved.

The real estate and business sector accounted for approximately 16.4% of GDP in 2018. The financial and insurance services sector accounted for approximately 5.1% of GDP in 2018.

Role of the State in the Economy

The government continues to participate in the economy through state ownership of certain companies. The government, however, has emphasized its willingness to continue preparing state-owned companies for competition, as it takes measures to reduce further barriers to trade and to deregulate markets. It has also stated its intention to draw clearer distinctions between the role of the state as a regulator and as a shareholder or owner of commercial enterprises. In that respect, a number of regulatory entities were created to monitor the telecommunications, water, electricity, railway freight, oil and sanitation sectors. Since 1999, legislation has been passed to allow the private sector to participate in the provision of telephone (other than fixed line) and railroad services, in the administration of maritime ports, in the importation and distribution of natural gas and in certain other areas of the economy previously restricted to the public sector. In addition, in 2011, the government enacted Law No. 18,786, creating and regulating public-private participation contracts for infrastructure and related services. This law establishes a new type of arrangement designed to allow private investors and the government to invest in different areas of the economy, primarily the energy and infrastructure sectors, requiring significant investments.

At present, the government owns:

1.	the local telecommunications company (ANTEL);

2.	the electric power utility (UTE);

3.	the oil refinery company (ANCAP);

4.	the water and sewage authority, Obras Sanitarias del Estado (OSE);

5.	Administración Nacional de Puertos (ANP), which operates most of Uruguay’s ports;

6.	Administración de Ferrocarriles del Estado (AFE), which operates railway freight services;

7.	Banco de la República and Banco Hipotecario (state-owned financial institutions);

8.	Banco de Seguros del Estado (an insurance company); and

9.	Administración Nacional de Correos, a postal services company that competes with several private sector companies.

ANTEL has been the traditional provider of domestic and international long-distance telephone services in Uruguay and is also the major provider of internet services in Uruguay. ANTEL also provides basic telephone service in localities outside major urban areas, and has developed rural telephone services.

UTE provides electric power and services to Uruguay. With the exception of Salto Grande, a bi-national hydroelectric facility jointly owned by the Uruguayan and Argentine governments, UTE owns and operates all of the hydroelectric generation plants in Uruguay. It also owns and operates several thermoelectric and gas facilities and all of Uruguay’s electricity transmission assets. UTE currently provides all of the domestic electricity services in Uruguay, although the private sector may engage in generation activities and industrial consumers are able to purchase energy directly from foreign sources taking advantage of interconnection arrangements with Brazil and Argentina.

To complement traditional energy sources (fossil such as gas oil, fuel oil and natural gas, biomass waste and hydraulic), UTE has developed wind farms and solar energy projects.

In 2014, 5.6% of total energy generation derived from gas oil, fuel oil and natural gas and the remaining 94.4% from renewable sources (14.6% biomass, 74.2% hydroelectric and 5.6% wind energy). In 2014, the installed wind and solar power amounted to 481MW and 4MW, respectively. In 2015, 7% of total energy generation derived from gas oil, fuel oil and natural gas and the remaining 93% from renewable sources (17.4% biomass waste, 60.2%

hydroelectric,15% from wind and 0.4% solar energy). In 2015, the installed wind and solar power amounted to 857MW and 65MW, respectively. In 2016, 3.3% of total energy generation derived from fossil sources and the remaining 96.7% from renewable sources (17.5% biomass, 56.5% hydroelectric, 21.6% wind and 1.1% solar energy). In 2016, the installed wind and solar power amounted to 1,212MW and 89MW, respectively. In 2017, 2% of total energy generation derived from gas oil, fuel oil and natural gas and the remaining 98% from renewable sources (18% biomass waste, 52% hydroelectric, 26% wind, and 2% solar). In 2017, the installed wind and solar power amounted to 1,511MW and 243MW. In 2018, approximately 3% of total energy generation derived from fossil sources and the remaining 97% from renewable sources (17% biomass, 44% hydroelectric, 33% wind energy and 3% solar energy). In 2018, the installed wind and solar power amounted to 1,511MW and 248MW, respectively.

The increase in wind and solar energy generation during the 2014-2018 period has decreased Uruguay’s dependence on energy imports. This energy matrix transformation has improved Uruguay’s ability to withstand external economic shocks that would impact on the fiscal condition of Uruguay’s public sector.

ANCAP is the national oil refinery, responsible for processing the crude oil imported by Uruguay and marketing refined products. Uruguay has no known oil reserves.

In May 2008, the government enacted Decree 577/08 creating the “Uruguay Round 2009” program to be implemented by the national oil refinery ANCAP aimed at awarding private sector enterprises with hydrocarbon exploration and exploitation contracts in off-shore Uruguayan areas, totaling approximately 74,000 square meters. The areas were divided into 11 blocks, each ranging between 4,000 and 8,000 square kilometers in water depths between 50 and 1,450 meters, situated in the Punta del Este basin, the southernmost region of the Pelotas basin and the Oriental del Plata basin. On December 9, 2009, under the “Uruguay Round 2009” program, ANCAP granted hydrocarbon exploration and exploitation contracts to a consortium comprising YPF S.A. (formerly, Repsol YPF) (40%), Petroleo Brasileiro (40%) and Galp Energía (20%) to explore blocks 3 and 4 located in the Punta del Este basin. ANCAP has reserved the right to perform exploratory work in other blocks.

In September 2011, the government enacted Decree 316/11 creating the “Uruguay Round II” program to be implemented by ANCAP, aimed at awarding hydrocarbon exploration and exploitation contracts to private sector companies in off-shore areas. In March 2012, ANCAP received 19 offers for off-shore oil exploration and exploitation over eight of the 15 blocks offered. These eight blocks cover more than 50% of the total area offered and were awarded to British Petroleum and British Gas (UK), Total (France) and Tullow Oil (Ireland). On October 5, 2012, ANCAP entered into a contract with these companies, by which they committed to invest approximately US$1.6 billion in the aggregate in exploration and development activities without recourse to ANCAP or the government for any risks and costs incurred in connection with activities associated with the project.

In April 2013, ANCAP authorized three international companies to commence oil and gas on-shore exploration in the north of the country. Total, Geoquim S.A. and Petrina were awarded these exploration and exploitation concessions, involving an aggregate investment of US$4.2 million.

In addition, ANCAP, and privately owned companies run the gas transportation and distribution business within a regulatory framework based on the granting of concessions, contracts and decrees by the government. Uruguay imports all the natural gas it consumes.

On January 4, 2016, Congress approved the capitalization of UIs 5.7 billion of claims held by the government against ANCAP.

In February 2018, the government implemented a third round of auctions (“Uruguay Round III”) through ANCAP, aimed at awarding hydrocarbon exploration and exploitation contracts to private sector companies in off-shore areas. Although two companies, presented documentation to qualify for Uruguay Round III, none submitted an offer. In April 2018, ANCAP declared the round void after receiving no offers.

To diversify the energy matrix and obtain a constant supply of natural gas, the government has considered different actions for the production of LNG in Uruguay. In August 2012, Uruguay initiated an international bidding process for the construction and operation of Gas Sayago, a LNG regasification facility in Montevideo with a processing capacity of 10 million cubic meters of gas per day and a storage capacity of 267 million cubic meters. The regasification plant, once operational, was expected to inject natural gas to the local distribution network for homes, industries, transportation and electrical energy generation. In May 2013, the government awarded a 20-year concession to GSSA (owned by UTE and ANCAP) and Gas Natural Licuado del Sur S.A. (“GNLS”), a consortium comprised of GDF Suez S.A. and the Japanese company Marubeni, for the construction and operation of Gas Sayago. The terms of the award required the LNG regasification facility to be operative in 2016. The agreement between GSSA and GNLS was terminated in September 2015 following an impossibility to perform by GNLS’s subcontractor, OAS S.A. Under the terms of that same agreement, the Republic was paid US$100 million by GNLS on account of such termination.

OSE is Uruguay’s largest water company, providing water and sanitation services to all of the country and sewage services outside Montevideo.

For a description of the functions and operations of Banco de la República and of Banco Hipotecario, see “The Banking Sector.”

Results of Non-Financial State-Owned Enterprises

During the past ten years, non-financial state-owned enterprises have in the aggregate recorded operating profits.

The following table sets forth selected financial data for the principal state-owned enterprises as of the dates and for the periods indicated.

Principal Public Sector Enterprises

(in millions of US$)(1)

	Total Assets	Total Liabilities	Net Profits (Losses)	Percentage of State Ownership
ANCAP	1,710	906	88	100%
ANP	774	111	43	100%
AFE	250	14	(21)	100%
ANTEL	1,599	375	154	100%
OSE	1,764	521	34	100%
UTE	7,877	4,091	349	100%

(1)	Data as of and for the year ended December 31, 2018. Converted into U.S. dollars at the rate of Ps.32.390 per US$1.00, the market rate on December 31, 2018.

Source: Individual financial statements of each public enterprise.

In October 2018, Congress approved the 2017 Rendición de Cuentas, which included an authorization for public enterprises to access markets to hedge currency risk, allowing them to attain a more efficient exposure to the financial and market risks associated with their operations. Further, Banco Central’s agreements with UTE and ANCAP were amended to permit forward currency contracts to mitigate the effects of foreign exchange variations in the financial results of such public companies and the Banco Central, distributing foreign exchange risk among such institutions that are better equipped to absorb such risk.

Infrastructure Projects

In July 2015, the government announced a plan to improve the infrastructure of roads and highways that entails a US$2.4 billion investment over five years. In 2015 and 2016, investments of approximately US$253 million and US$299 million, respectively, were made in the rehabilitation of roads. In 2017, the government and the private sector jointly invested approximately US$531 million in the rehabilitation of roads under this plan. In 2018, investments of approximately US$596 million were made in road infrastructure.

Public-Private Partnerships for Infrastructure Development

In December 2012, the government announced the first project under the public-private participation framework involving the construction, operation and maintenance of a prison with capacity for 1,960 inmates. The project, which required an investment of US$100 million, was completed in January 2018. For 2019 and 2020, investments under public-private partnership are expected to be around US$240 million and US$630 million, respectively, and are expected to include road and educational projects and a new railway project, as described below.

On November 8, 2017, the government and the Finnish company UPM entered into a memorandum of understanding outlining the terms for the construction of a new pulp mill with a 2 million tons annual production capacity. According to UPM’s estimates, the plant will require an on-site investment of €2 billion. In September 2018, the National Ports Administration (“ANP”) of Uruguay launched an international public bidding process for the building and operation of a port terminal in Montevideo specialized in the storage and shipping of pulp, chemicals and other inputs related to pulp production, with a concession tenure of 50 years. The bidding process was arranged in anticipation of the possible building of a new pulp mill, and UPM was the only bidder. According to UPM’s preliminary estimates, the port facilities will require investments of approximately US$260 million.

On December 5, 2017, the government called for bids under a PPP financing scheme for the construction of a new railway line connecting the center of the country with the port of Montevideo, and the related transportation infrastructure. The railway line seeks to generate the necessary conditions for the new paper pulp mill to be built by UPM, which is expected to be located in the center of the country. The government estimates that the new railway line will require investments of approximately US$839 million and will have capacity to transport approximately 4.5 million tons of paper pulp per year. The bidding process received several offers. However, only Grupo Via Central (comprised of Saceem, Berkers, Sacyr and NGE) and a consortium led by Spanish construction firm Acciona reached the final stage of presenting economic proposals. In August 2018, the Ministerio de Transporte y Obras Públicas (Ministry of Transport and Public Works) disqualified Acciona’s offer for failure to meet the bidding process requirements. In September 2018, Acciona filed two administrative appeals challenging the bidding process, alleging that Acciona had been improperly disqualified. Such appeals do not have the legal effect of suspending the bidding process, which the Ministry of Transport and Public Works is still conducting. In November 2018, the Tribunal de Cuentas (Audit Court) approved Grupo Vía Central’s economic proposal for the construction of a new railway line connecting Paso de los Toros in the center of the country with the port of Montevideo, and the related transportation infrastructure. In April 2019, IDB Invest, a member of the Inter-American Development Bank (IDB) Group, approved a financial package of approximately US$500 million for the new railway, with a term of up to 17 years and consisting of a senior loan of up to US$440 million and a subordinated loan of up to US$60 million, financed by IDB Invest and a group of commercial banks and international investors. In May 2019, the Ministerio de Transporte y Obras Públicas (Ministry of Transport and Public Works) signed a contract with Grupo Vía Central to commence works on the new railway.

Minera Aratirí S.A. Arbitration

On July 3, 2018, three individuals alleging to be investors of Minera Aratirí S.A. (“Aratirí”), a company incorporated in Uruguay, presented a claim against the Republic before the United Nations Commission on International Trade Law, alleging a violation by Uruguay of the Treaty of Protection and Promotion of Investments between the Republic and the United Kingdom. The claim relates to an iron ore project submitted in 2011 by Aratirí and claims compensation for approximately US$3.5 billion. On December 14, 2018, Uruguay responded the demand. See “Recent Developments—Role of the State in the Economy—Minera Aratirí S.A. Arbitration.”

Employment, Labor and Wages

Employment

The employment rate decreased from 60.4% in 2014 to 57.2% in 2018. Unemployment rose from 6.6% in 2014 to 8.3% in 2018.

The following table sets forth certain information regarding employment and labor in Uruguay as of the dates indicated.

Employment and Labor

(% by population)

	As of December 31,
	2014	2015	2016	2017	2018
Nationwide:
Participation rate(1) (2)	64.7%	63.8%	63.4%	62.9%	62.4%
Employment rate(3)	60.4	59.0	58.4	57.9	57.2
Unemployment rate(4)	6.6	7.5	7.8	7.9	8.3
Montevideo:
Participation rate(1) (2)	66.4	65.7	65.8	65.2	64.5
Employment rate(3)	62.0	60.6	60.4	59.9	58.9
Unemployment rate(4)	6.7%	7.8%	8.2%	8.2%	8.7%

(1)

To be considered employed, a person above the minimum age requirement (14 years old) must have worked at least one hour with remuneration or fifteen hours without remuneration during the preceding week.

(2)	Labor force as a percentage of the total population above the minimum age requirement.
(3)	Employment as a percentage of the total population above the minimum age requirement.
(4)	Unemployed population as percentage of the labor force.

Sources: National Institute of Statistics and Banco Central.

The composition of employment by activities in Uruguay generally reflects the composition by activities of the GDP. Unionized labor in Uruguay is concentrated primarily in the public sector and the manufacturing, construction and financial services sectors of the economy.

The following table sets forth information regarding the percentage of the labor force by sector of the economy for the periods indicated.

Labor force (1)

(% by sector)

	2014	2015	2016	2017	2018
Agriculture, livestock, fishing and mining	9.4%	9.0%	8.4%	8.9%	8.5%
Manufacturing, electricity, gas and water, and construction services	20.8	20.3	19.9	19.6	19.0
Services	69.8	70.7	71.7	71.5	72.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Data refers to total country population.

Source: National Institute of Statistics.

Strikes and other actions by unions occur on occasion, normally in the form of general, one-day strikes. In cases of strikes which threaten to have a material adverse effect on private or public sector functions, the government can declare that the labor functions which are the subject of the strike provide “essential services” to the country, thereby making the strike illegal. In various instances during the past ten years, the government has threatened to disband or in fact disbanded strikes on the basis that the services provided were essential to the country. According to the “Indice de conflictividad laboral” (labor conflict index) published by Universidad Católica del Uruguay, conflicts increased in 2013 compared to 2012 as a consequence of some general strikes and a rise in sectorial conflicts. In 2014, conflicts decreased compared to 2013, registering a single general strike in 2014 and reaching the lowest level in the five years ended in 2014. In 2015, the labor conflict index increased compared to 2014 mainly due to the labor unions’ general opposition to measures contemplated in the five-year budget of the Vázquez administration that were designed to reduce the public sector deficit and the impact of the 2015 economic slowdown. In 2016, the labor conflict index evidenced a decrease in conflict compared to 2015, mainly due to wage improvements. In 2017, the labor conflict index again evidenced a decrease in conflict compared to 2016, mainly due to improvements in wages and safer working conditions. In 2018, the labor conflict index was 14% higher than in 2017, registering an increase compared to the two previous years. Education was the sector with the greatest level of conflict, accounting for 59% of total conflicts. In a year of intense wage-negotiation, 52% of sectoral conflicts were due to wage claims.

Wages

The following table sets forth information relating to wages for the periods indicated.

Average Real Wages

(annual average % change from previous year,

unless otherwise indicated)

	2014	2015	2016	2017	2018
Average real wages	3.4%	1.6%	1.6%	3.0%	0.2%
Public sector	2.2	0.9	1.9	1.9	0.5
Private sector	4.0%	1.9%	1.4%	3.5%	0.0%

Source: National Institute of Statistics.

Since 2005, increases in nominal wages have been discussed within the context of a collective bargaining mechanism involving the principal sectors of the economy, with government participation in the negotiations and frequently providing for backward-indexation of wages. Under the collective bargaining rules, each private sector of the economy negotiates wage increases twice a year while the public sector does so once a year. In 2015, the government introduced new wage-setting guidelines for the private sector, to moderate the indexation of wages to past inflation and reduce inflation inertia. The government’s guidelines proposed a 3-year declining path of wage increases set in nominal terms, that varied by sector depending on growth performance. A second round of wage negotiations under the 2015 wage-setting scheme took place during 2018. In March 2018, the government introduced a new set of guidelines, this time incorporating lower nominal wage increases (compared to 2015) in the context of reduced inflation. For the first year of the three-year cycle, the nominal wage adjustment proposed to unions and companies was 6.5% (low-growth sectors), 7.5% (medium-growth sectors) and 8.5% (dynamic sectors). For the second year, the nominal wage adjustment proposed was 6%, 7% and 8%, respectively, and for the third year, 5%, 6% and 7%, respectively.

In 2014, real wages increased by 3.4% on average, with an increase in public sector real wages of 2.2% and an increase in private sector real wages of 4.0%. In 2015, real wages increased by 1.6% on average, with an increase in public sector real wages of 0.9% and an increase in private sector real wages of 1.9%. In 2016, real wages increased by 1.6% on average, with an increase in public sector real wages of 1.9% and an increase in private sector real wages of 1.4%. In 2017, real wages increased by 3.0% on average with an increase in public sector wages of 1.9% and an increase in private sector real wages of 3.5%. In 2018, real wages increased by 0.2% on average with an increase in public sector wages of 0.5% and no increase in private sector real wages.

Poverty and Income Distribution

Poverty levels in Uruguay have decreased sharply in recent years due to the economic recovery and the implementation of social policies. According to the most recent estimates of the National Statistics Institute, the percentage of Uruguayan households with an income below the minimum amount needed to purchase essential food and non-food requirements was 5.3% in 2018, compared to 6.4% in 2014.

While Uruguay has disparities in the distribution of wealth and income, which decreased in recent years, such disparities are of a lesser magnitude than those of other Latin American nations such as Brazil, Colombia or Chile. According to the 2018 Social Outlook report published by the ECLAC, in 2017, 22.3% of household income in Uruguay was concentrated in the hands of the top 10.0% of the population in comparison to 38% for Brazil, 33% for Colombia and 31% for Chile, according to ECLAC’s methodology of calculation.

The following table sets forth the data on the accumulated income distribution for the periods indicated.

Evolution of Accumulated Income Distribution of Uruguay

(% of national income)

Income Group	2014	2015	2016	2017	2018
Lowest 40%	18.5%	18.5%	18.8%	18.8%	18.8%
Next 30%	26.3	26.3	26.4	26.3	26.3
Next 20%	28.0	27.8	27.8	27.6	27.7
Highest 10%	27.2	27.3	27.0	27.3	27.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Source: National Institute of Statistics.

The government has sought to address problems relating to poverty through health care accessibility and other social policy measures. See “The Economy—The Economic Policies of the Vázquez Administration.” Uruguay has a public health system that gives access to services on a sliding-scale basis, where fees are based on a citizen’s ability to pay, and guarantees medical care for workers. The government also maintains funds for the extraordinary medical expenses of the needy.

FOREIGN MERCHANDISE TRADE

Uruguay’s exports primarily comprise commodities (farm products, such as meat and grains, and paper pulp).

In 2014, merchandise exports increased by 1.0% (measured in U.S. dollars) compared to 2013, as a result of an increase in exports of processed meats, paper pulp, leather goods and oil and refined products. In 2015, merchandise exports decreased by 12.0% (measured in U.S. dollars) compared to 2014, mainly as a result of a decrease in export prices of agricultural products, processed meats, dairy products and wheat and rice mills and, to a lesser extent, a 0.5% decrease in the aggregate volume of exports. In 2016, merchandise exports decreased by 6.7% (measured in U.S. dollars) compared to 2015, mainly as a result of a decrease in exports of agricultural products. In 2017, merchandise exports increased by 9.6% (measured in U.S. dollars) compared to 2016, mainly as a result of an increase in exports of agricultural products. In 2018, merchandise exports decreased by 0.7% (measured in U.S dollars), mainly as a result of a decrease in exports of agricultural products driven primarily by a severe drought that affected the 2017/2018 harvest season.

In 2014, merchandise imports decreased by 1.4% (measured in U.S. dollars) compared to 2013, as a result of a decrease in imports of intermediate goods, which more than offset decreases in imports of capital goods and, to a lesser extent, consumer goods. In 2015, merchandise imports decreased by 17.4% (measured in U.S. dollars) compared to 2014, mainly as a result of decreases in imports of intermediate goods, but also with decreased imports of consumer goods and capital goods. In 2016, merchandise imports decreased by 14.3% (measured in U.S. dollars) compared to 2015, mainly as a result of a decrease in imports of intermediate goods. In 2017, merchandise imports increased by 3.9% (measured in U.S. dollars) compared to 2016, mainly as a result of an increase in imports of consumer and intermediate goods. In 2018, merchandise imports increased by 5.1% (measured in U.S. dollars), mainly of capital and intermediate goods

A significant portion of Uruguay’s merchandise trade has involved its neighbors and principal trading partners, Argentina and Brazil. With the initial consolidation of the Mercosur in the 1990s, Brazil and Argentina became Uruguay’s principal trading partners. By 1998, those two countries together accounted for more than 50% of Uruguay’s exports. This regional concentration has subjected Uruguay’s economy to the volatility that has characterized the economies of Uruguay’s neighbors. To mitigate the adverse impact on Uruguay’s foreign trade resulting from imbalances that develop within Mercosur, the government has actively promoted Uruguayan exports in markets outside Mercosur within the framework of regional as well as bilateral agreements. See “República Oriental del Uruguay—Foreign Policy and Membership in International and Regional Organizations.” The increased competitiveness of Uruguayan exports in the global economy since 2002 resulted in exports to the region becoming less significant as a percentage of Uruguay’s total exports.

Mercosur member states remain the main destination of Uruguay’s exports and source of its imports. Exports to Argentina and Brazil accounted for 20.2% in 2014, 17.1% in 2015, 19.6% in 2016, 19.1% in 2017 and 17.1% in 2018. Even more significantly, Argentina and Brazil accounted for 29.7% of total imports in 2014, 30.1% in 2015, 31.3% in 2016, 32.0% in 2017 and 30.8% in 2018. In 2014, exports to Brazil included plastics, motor vehicles, meat, cereals and milk and dairy products, and exports to Argentina included motor vehicles, electrical energy, parts of vehicles and machinery. Venezuela was the primary destination of milk and dairy products, followed by Brazil, Russia and China. In 2015, exports to Brazil, which declined significantly compared to prior years, included milk and dairy products, plastics, meat and motor vehicles, exports to Argentina included pulp, wire and plastics and exports to Venezuela consisted mainly of milk and dairy products and chemicals. In 2016, exports to Brazil included milk and dairy products, plastics and cereals, exports to Argentina included wire, motor vehicles and parts, and chemicals, and exports to Venezuela consisted mainly of chemicals and rice. In 2017, exports to Brazil included milk and dairy products, plastics and cereals, and exports to Argentina included wire, motor vehicles and parts, and chemicals. In 2018, exports to Brazil included milk and dairy products, plastics and cereals, exports to Argentina included wire, motor vehicles and parts, and chemicals. Although Uruguay’s dependence on regional trade has lessened, a continued slowdown in Argentina and Brazil could continue to significantly weigh on Uruguay’s economy. Despite significant international reserves and a robust debt profile, Uruguay’s fiscal imbalances and other economic rigidities may hamper the economy’s ability to absorb regional and other external shocks.

The United States is another of Uruguay’s major trading partners. The United States has attracted an increasing percentage of Uruguay’s total merchandise exports in recent years. In 2014, the weight of exports to the United States increased to 4.1% of total exports, while imports from the United States decreased slightly to 9.4% of total imports. In 2015, the weight of exports to the United States increased to 5.9% of total exports, while imports from the United States decreased slightly to 9.0% of total imports. In 2016, the weight of exports to the United States decreased to 5.4% of total exports while imports from the United States accounted for 6.9% of total imports. In 2017, the weight of exports to the United States decreased to 5.0% of total exports whereas imports accounted for 10.9% of total imports. In 2018, the weight of exports to the United States remain at 5.0% of total exports whereas imports from the United States accounted for 7.9% of total imports.

In 2014, merchandise exports totaled US$10.1 billion, representing a 1.0% increase compared to 2013, mainly due to an increase in certain traditional exports (cattle, processed meats and paper pulp). Beginning in 2015, exports of paper pulp increased significantly, compensating for decreased exports of other goods. In 2015, merchandise exports totaled US$8.9 billion, representing a 12.0% decrease compared to 2014, mainly due to a decrease in the price of non-traditional exports. Exports of paper pulp accounted for 14.1% of Uruguay’s total exports in 2015. In 2016, merchandise exports totaled US$8.3 billion, representing a 6.7% decrease compared to 2015, primarily due to a decrease in non-traditional exports. Exports of paper pulp accounted for 15.6% of Uruguay’s total exports in 2016. In 2017, merchandise exports totaled US$9.1 billion, representing a 9.6% increase compared to 2016, primarily due to an increase in certain traditional exports (processed meats and paper pulp). Exports of paper pulp accounted for 14.7% of Uruguay’s total exports in 2017. In 2018, merchandise exports totaled US$9.0 billion, representing a 0.7% decrease compared to 2017, primarily due to a decrease in agricultural product exports. Exports of paper pulp accounted for 18.6% of Uruguay’s total exports in 2018.

Merchandise exports have historically been concentrated on agriculturally based traditional and manufactured products, such as wool, meat, rice, textiles and more recently, paper pulp. Uruguay was first declared free of foot and mouth disease in 1995. This measure granted Uruguay access to broader markets and allowed it to obtain higher prices for its beef. Uruguay’s traditional export markets include Brazil, Chile, Israel and the European Union. Since 2008, paper pulp accounts for a significant portion of Uruguay’s exports. The government has promoted pulp mills to increase and diversify exports, increase productivity and long-term prospects for Uruguay’s economy. See “Balance of Payments—Foreign Investment.” In 2014, exports of oil and refined products, paper pulp and leather goods increased by 150.0%, 23.8% and 17.6%, respectively, compared to 2013; however, exports of agricultural products and dairy products decreased by 12.5%, and 8.9%, respectively, each as compared to 2013. In 2015, exports of paper pulp and other foodstuffs increased by 41.9% and 8.7%, respectively, compared to 2014, while exports of agricultural products, dairy products and wheat and rice decreased by 33.3%, 23.7% and 32.2%, respectively, each as compared to 2014. In 2016, exports of oil and refined products, wheat and rice, and chemicals increased by 54.5%, 13.1% and 9.7%, respectively, each as compared to 2015, while exports of motor vehicles and parts, plastic products, agricultural products and textiles decreased by 58.3%, 21.6%, 18.6% and 15.3%, respectively, each as compared to 2015. In 2017, exports of agricultural products, processed meats, dairy products, wheat and rice, textiles, paper pulp, plastic products, motor vehicles parts and others increased by 26.6%, 6.6%, 4.8%, 14.1%, 9.5%, 3.5%, 17.2%, 53.8% and 23.2% respectively, each as compared to 2016, while exports of leather goods, chemicals, oil and refined products and other foodstuffs decreased by 13.5%, 1.9%, 50.0% and 7.1% respectively, each as compared to 2016. In 2018, exports of processed meats, dairy products, textiles, paper pulp, chemicals, oil and refined products, plastic products, motor vehicles and parts and others increased by 8.6%, 14.0%, 10.8%, 25.1%, 3.6%, 29.4%, 23.0%, 43.1% and 4.7% respectively, each as compared to 2017, while exports of wheat and rice, other foodstuffs and leather goods decreased by 14.8%, 2.4% and 9.1% respectively, each as compared to 2017. In 2018, agricultural products decreased by 52.6% when compared to 2017, mainly as a result of a severe drought that affected the 2017/2018 harvest season.

In 2014, total imports decreased by 1.4% compared to 2013, of which 25.5% represented consumer goods, 56.1% intermediate goods and 18.4% capital goods. In 2015, total imports decreased by 17.4% compared to 2014, of which 28.3% represented consumer goods, 52.6% intermediate goods and 19.1% capital goods. In 2016, total imports decreased by 14.3% compared to 2015, of which 30.7% represented consumer goods, 50.1% intermediate goods and 19.1% capital goods. In 2017, total imports increased by 3.9% compared to 2016, of which 33.6% represented consumer goods, 53.1% intermediate goods and 13.3% capital goods. In 2018, total imports increased by 5.1% compared to 2017, of which 31.5% represented consumer goods, 55.4% intermediate goods and 13.0% capital goods.

The following tables set forth information on exports and imports for the periods indicated.

Merchandise Trade

(in millions of US$ and % of total exports/imports)

	2014			2015			2016(1)			2017(1)			2018(1)
EXPORTS (FOB)
Agricultural products	US$	2,125	21.0%	US$	1,402	15.7%	US$	1,141	13.7%	US$	1,408	15.5%	US$	668	7.4%
Processed meats		1,871	18.5		1,762	19.8		1,752	21.1		1,868	20.5		2,030	22.4
Dairy products		814	8.0		623	7.0		564	6.8		591	6.7		673	7.4
Wheat and rice mills		518	5.1		350	3.9		396	4.8		452	5.0		386	4.3
Other foodstuffs		654	6.5		711	8.0		707	8.5		657	7.2		641	7.1
Textiles		194	1.9		194	2.2		163	2.0		175	1.9		194	2.1
Leather goods		314	3.1		294	3.3		275	3.3		238	2.6		216	2.4
Paper pulp		885	8.7		1,255	14.1		1,296	15.6		1,342	14.7		1,680	18.6
Chemicals		531	5.2		515	5.8		463	5.6		454	5.0		470	5.2
Oil and refined products		60	0.6		22	0.2		34	0.4		17	0.2		22	0.2
Plastic products		194	1.9		148	1.7		116	1.4		136	1.5		168	1.9
Motor vehicles and parts		286	2.8		245	2.8		80	1.0		123	1.3		176	1.9
Other		1,681	16.6		1,393	15.6		1,328	16.0		1,649	18.1		1,726	19.1

Total exports	US$	10,126	100.0%	US$	8,915	100.0%	US$	8,316	100.0%	US$	9,110	100.0%	US$	9,049	100.0%

IMPORTS (CIF)
Consumer goods	US$	2,929	25.5%	US$	2,683	28.3%	US$	2,500	30.7%	US$	2,844	33.6%	US$	2,804	31.5%
Intermediate goods		6,440	56.1		4,991	52.6		4,079	50.1		4,489	53.1		4,930	55.4
Capital goods		2,115	18.4		1,816	19.1		1,557	19.1		1,125	13.3		1,159	13.0

Total imports	US$	11,485	100.0%	US$	9,489	100.0%	US$	8,137	100.0%	US$	8,458	100.0%	US$	8,893	100.0%

Merchandise trade balance	US$	(1,359)		US$	(574)		US$	179		US$	652		US$	156

(1)	Preliminary data.

Source: Banco Central.

Geographical Distribution of Merchandise Trade

(in millions of US$ and % of total exports/imports)

	2014			2015			2016			2017			2018(1)
EXPORTS (FOB)
Americas:
Argentina	US$	440	4.3%	US$	390	4.4%	US$	429	5.2%	US$	437	4.8%	US$	410	4.5%
Brazil		1,609	15.9		1,133	12.7		1,200	14.4		1,300	14.3		1,136	12.5
United States		417	4.1		525	5.9		446	5.4		455	5.0		454	5.0
Other		1,317	13.0		1,062	11.9		853	10.3		827	9.1		854	9.4

Total Americas		3,783	37.4		3,109	34.9		2,928	35.2		3,018	33.1		2,853	31.5

Europe:
European Union:
France		38	0.4		37	0.4		32	0.4		34	0.4		40	0.4
Germany		292	2.9		260	2.9		219	2.6		200	2.2		164	1.8
Italy		131	1.3		81	0.9		79	1.0		86	0.9		81	0.9
United Kingdom		87	0.9		70	0.8		62	0.7		47	0.5		56	0.6
Other EU		460	4.5		430	4.8		517	6.2		499	5.5		495	5.5
Total EU		1,008	10.0		878	9.8		909	10.9		866	9.5		834	9.2
EFTA(2) and other		434	4.3		323	3.6		392	4.7		427	4.7		498	5.5

Total Europe		1,442	14.2		1,201	13.5		1,302	15.7		1,293	14.2		1,332	14.7

Africa		218	2.2		201	2.3		131	1.6		274	3.0		329	3.6
Asia		1,543	15.2		1,335	15.0		1,140	13.7		1,721	18.9		1,741	19.2
Middle East		524	5.2		335	3.8		216	2.6		284	3.1		280	3.1
Free Trade Zone(3)		961	9.5		1,227	13.8		1,273	15.3		1,221	13.4		1,548	17.1
Other		1,654	16.3		1,506	16.9		1,327	16.0		1,299	14.3		967	10.7

Total	US$	10,126	100.0%	US$	8,915	100.0%	US$	8,316	100.0%	US$	9,110	100.0%	US$	9,049	100.0%

IMPORTS (CIF)
Americas:
Argentina	US$	1,458	12.7%	US$	1,235	13.0%	US$	1,084	13.3%	US$	1,064	12.6%	US$	1,102	12.4%
Brazil		1,948	17.0		1,626	17.1		1,462	18.0		1,646	19.5		1,641	18.4
United States		1,083	9.4		850	9.0		561	6.9		921	10.9		705	7.9
Other		1,237	10.8		812	8.6		669	8.2		660	7.8		795	8.9

Total Americas		5,726	49.9		4,523	47.7		3,776	46.4		4,291	50.7		4,244	47.7

Europe:
European Union:
France		196	1.7		130	1.4		109	1.3		107	1.3		153	1.7
Germany		468	4.1		404	4.3		386	4.7		205	2.4		226	2.5
Italy		181	1.6		160	1.7		132	1.6		140	1.7		158	1.8
United Kingdom		86	0.7		180	1.9		148	1.8		90	1.1		62	0.7
Other EU		765	6.7		727	7.7		686	8.4		767	9.1		519	5.8
Total EU		1,695	14.8		1,602	16.9		1,461	18.0		1,309	15.5		1,118	12.6
EFTA(2) and other		161	1.4		171	1.8		147	1.8		146	1.7		250	2.8

Total Europe		1,857	16.2		1,773	18.7		1,608	19.8		1,454	17.2		1,368	15.4

Africa		765	6.7		474	5.0		533	6.6		242	2.9		780	8.8
Asia		2,969	25.8		2,587	27.3		2,089	25.7		2,329	27.5		2,369	26.6
Middle East		118	1.0		100	1.1		93	1.1		111	1.3		105	1.2
Other		50	0.4		33	0.3		38	0.5		31	0.4		28	0.3

Total	US$	11,485	100.0%	US$	9,489	100.0%	US$	8,137	100.0%	US$	8,458	100.0%	US$	8,893	100.0%

(1)	Preliminary data.
(2)	European Free Trade Association.
(3)

Reflects exports from Uruguay to the free trade zones within its territory, for further export, typically as part of a manufactured good comprising inputs produced in third countries, to destinations of which Uruguay does not maintain statistics.

Source: Banco Central

FOREIGN TRADE ON SERVICES

Uruguay’s services trade has traditionally been heavily concentrated on Argentina and Brazil and has been driven principally by tourism, transportation and financial services and, since 2007, transactions made from free economic zones.

In 2014, gross tourism receipts decreased by 8.4% and the number of tourist arrivals decreased by 0.2%, mainly due to a 10.2% reduction in tourists arriving from Argentina. However, the increase of tourists from Brazil (16.4%) and Europe (8.5%) partially offset the decline in tourism originated in Argentina.

In 2015, gross tourism receipts increased by 0.3% and the number of tourist arrivals increased by 5.5%, mainly driven by a 15.3% increase in tourists arriving from Argentina. In 2016, gross tourism receipts increased by 3.3% and the number of tourist arrivals increased by 12.3%, mainly driven by an increase in tourists arriving from Argentina. In 2017, gross tourism receipts increased by 27.9% and the number of tourist arrivals increased by 18.4%, mainly driven by an increase in tourists arriving from Argentina. In 2018, gross tourism receipts decreased by 7.7% and the number of tourist arrivals decreased by 5.8%, mainly driven by a decrease in tourists arriving from Argentina.

Revenues from Tourism

	Number of Tourist Arrivals (in thousands)	Gross Tourism Receipts (in millions of US$)
2014	2,810	1,760
2015	2,965	1,766
2016	3,328	1,824
2017	3,941	2,334
2018	3,712	2,155

Source: Banco Central.

The following table sets forth the percentage of tourist arrivals from Argentina, Brazil and other countries for the periods indicated.

Tourist Arrivals

(% by country)

	2014	2015	2016	2017	2018
Argentina	52.7%	57.6%	64.3%	67.4%	62.5%
Brazil	16.4	14.5	13.0	12.8	12.6
Other	30.9	28.0	22.7	19.8	24.9

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Sources: Banco Central and the Ministry of Tourism.

Until the 2002 banking crisis, financial and insurance services, primarily banking and corporate services, contributed to the growth in services exports. Deposits by non-residents with the financial sector totaled approximately US$6.6 billion at December 31, 2001. In 2002, deposits by non-residents with the financial sector decreased significantly to less than US$2.3 billion at December 31, 2002, including approximately US$1.2 billion held with BGU, Banco de Crédito, Banco Montevideo and Banco Comercial, all of which had their operations suspended and have since been liquidated or, in the case of BGU, closed. Following the banking crisis in 2002, deposits by non-residents recovered, reaching US$2.8 billion as of December 2018, representing 13.4% of total foreign currency deposits held by the non-financial private sector with the Uruguayan banking system (excluding deposits held with banks in liquidation). In 2012, the tax authorities of Uruguay and Argentina entered into a cooperation agreement to facilitate sharing of tax information. This agreement was ratified by Uruguay’s Congress in January 2013. Similar agreements were concluded with Iceland, Denmark, Norway and Canada (in 2012, 2013 and 2014, respectively).

BALANCE OF PAYMENTS

On September 29, 2017, Banco Central released a new version of balance of payments and international investment position data, with revised information going back to 2012. The new data conforms to the principles outlined in the sixth edition of the International Monetary Fund’s Balance of Payments Manual (BPM6). Further, Banco Central took advantage of the opportunity to make other improvements to its data collection methodology, including broadening the sample of firms surveyed, from approximately 200 corporate groups to approximately 490.

An important source of compositional changes in the balance of payments data occurs through new coverage of intermediation activities by so-called “merchanting” firms in the new surveys. Resident merchanting firms purchase goods (mostly commodities) from non-residents and subsequently resell them to non-residents, without the goods entering the economic territory of Uruguay. These international trade intermediation activities were not accounted for under the previous methodology.

In 2018, Uruguay’s balance of payments (variation in Banco Central reserve assets) registered a deficit of US$0.4 billion compared to a surplus of US$2.4 billion in 2017, a deficit of US$2.2 billion in 2016, a deficit of US$1.7 billion in 2015 and a surplus of US$1.4 billion in 2014. Banco Central’s international reserve assets stood at US$15.6 billion at December 31, 2018, US$16.0 billion at December 31, 2017, US$13.5 billion at December 31, 2016, US$15.6 billion at December 31, 2015 and US$17.6 billion at December 31, 2014.

Balance of Payments(1)

(in millions of US$)

	2014(2)		2015(2)		2016(2)		2017(2)		2018(2)
Current Account
Merchandise trade balance	US$	1,985.2	US$	1,306.9	US$	1,915.8	US$	2,135.3	US$	2,364.7
Exports		13,768.6		11,145.2		10,379.0		10,803.5		11,487.8
Imports		(11,783.3)		(9,838.3)		(8,463.2)		(8,668.3)		(9,123.1)
Services, net		(366.3)		413.4		820.0		1,499.6		1,193.2
Primary Income		(3,614.1)		(2,387.6)		(2,594.0)		(3,361.9)		(4,098.1)
Secondary Income(3)		181.1		176.3		182.7		191.8		192.6

Total current account	US$	(1,814.2)	US$	(491.1)	US$	324.5	US$	464.7	US$	(347.5)

Capital Account	US$	14.9	US$	175.5	US$	16.9	US$	4.9	US$	31.2

Financial Account(4)
Direct Investment		(2,511.9)		(815.1)		1,116.5		2,164.1		636.5
Portfolio Investment (5)		(346.7)		986.0		2,036.1		(1,897.7)		(115.6)
Financial Derivatives		33.3		(303.0)		39.1		(261.4)		(225.8)
Other investment		(128.3)		1,069.9		(1,250.6)		(805.4)		(1,271.7)
Variation in Banco Central reserve assets(6)		1,371.7		(1,676.5)		(2,188.5)		2,448.7		(408.1)
of which:
Gold(7)		—		(5.4)		(0.1)		—		—
Special Drawing Rights (“SDRs”)		—		—		(42.4)		0.2		(0.2)
IMF Position		4.9		(24.8)		(3.0)		(44.3)		19.4
Foreign Exchange		(205.8)		547.3		(1,014.7)		1,241.2		(810.6)
Other holdings		1,572.6		(2,193.6)		(1,128.3)		1,251.6		383.2

Total financial account, net	US$	(1,581.8)	US$	(738.7)	US$	(247.4)	US$	1,648.2	US$	(1,384.8)

Errors and Omissions(8)	US$	217.4	US$	(423.1)	US$	(588.8)	US$	1,178.6	US$	(1,068.5)

(1)	Calculated in accordance with the methodology set forth in the IMF Balance of Payments Manual (Sixth Edition).
(2)	Preliminary data.
(3)	Current transfers consist of transactions without a quid pro quo, including gifts.
(4)

A positive (negative) value means that net acquisition of financial assets abroad by residents was higher (lower) than net incurrence of financial liabilities with non-residents, implying net capital outflows (inflows).

(5)	Includes public bonds, commercial paper, notes and commercial banks’ foreign portfolio investment.
(6)	Change in Banco Central international reserve assets does not reflect adjustments in the value of gold.
(7)	As presented in this chart, gold reserves have been valued at their corresponding market prices as of December 31 of each year.
(8)	Constitutes a residual item, which is periodically revised as additional information regarding the current and capital and financial accounts becomes available.

Source: Banco Central.

Current Account

Uruguay’s current account consists of the merchandise trade balance, foreign trade on services net, primary income (interest and dividend payments) and secondary income (current transfers).

In 2014, the current account recorded a deficit of US$1.8 billion. The US$272 million decrease in the current account deficit compared to 2013 was mainly attributable to an improvement in the merchandise trade balance.

In 2015, the current account recorded a deficit of US$491.1 million. The US$1.3 billion decrease in the current account deficit compared to 2014 was mainly attributable to an improvement in interest and dividends and trade of services.

In 2016, the current account recorded a surplus of US$324.5 million. The US$816 million increase in the current account balance compared to 2015 was mainly attributable to an improvement in the merchandise trade and trade of services balances.

In 2017, the current account recorded a surplus of US$464.7 million. The US$140 million increase in the current account surplus compared to 2016 was mainly attributable to an improvement in the merchandise trade and trade of services balances.

In 2018, the current account recorded a deficit of US$347.5 million. The US$812 million negative difference in the current account balance compared to 2017 was mainly attributable to an increase in primary income (interest and dividends) paid to non-residents and a decrease in the surplus generated by foreign trade of services, net.

Financial Account

Uruguay’s financial account includes direct investment, portfolio investment, financial derivatives, other investment and variations in Banco Central reserve assets.

In 2014, Uruguay’s financial account recorded a negative balance of US$1.6 billion, mainly as a result of net inflows of foreign direct investment, which totaled US$2.5 billion.

In 2015, Uruguay’s financial account recorded a negative balance of US$738.7 million as a result of net inflows of foreign direct investment, which totaled US$0.8 billion, and a US$1.7 billion decrease in Banco Central reserve assets driven by foreign currency sales.

In 2016, Uruguay’s financial account recorded a negative balance of US$247.4 million, mainly due to a US$2.2 billion decrease in Banco Central reserve assets driven by a decrease in deposits of the banking system and other institutions with Banco Central, which was partially offset by a US$2.0 billion portfolio investment net outflows.

In 2017, Uruguay’s financial account recorded a positive balance of US$1.6 billion, mainly as a result of foreign direct investment net outflows, which reached US$2.2 billion and a US$2.4 billion increase in Banco Central reserve assets attributable to an increase in deposits of the banking system and other institutions with Banco Central.

In 2018, Uruguay’s financial account recorded a negative balance of US$1.4 billion, mainly as a result of a decrease in direct investment flows, and an increase in transfers to non-residents generated by other investment (including flows in certain deposits, loans, trade credit and advances and revenues on investments), which reached US$1.3 billion.

Under regulations adopted in August 2012 by Banco Central, non-residents that purchased Banco Central bonds issued in pesos or UIs, through local financial institutions, were required to deposit with Banco Central a percentage of the investment made in Banco Central’s debt. This deposit could not be withdrawn until the bond was redeemed by Banco Central or transferred to a Uruguayan resident or a foreign investor that had previously satisfied the prior-deposit requirements. The minimum percentage that investors were required to deposit with one or more local financial institutions was originally set at 40%. In June 2013, this percentage was raised to 50%.

In June 2013, Uruguay implemented similar requirements for the purchase by non-residents of local treasury bills and bonds issued in pesos or UIs. The minimum percentage that non-residents were required to deposit with one or more local financial institutions was 50% of the investment made in these bills and bonds.

In September 2014, the Macroeconomic Coordination Committee, which is comprised of representatives of the Ministry of Economy and Finance and Banco Central, removed the reserve requirements for non-residents’ holdings of central government local currency-denominated securities and reduced the level of mandatory deposit requirements for investments in Banco Central’s short-term debt from 50% to 30%. On May 1, 2015, Banco Central removed all remaining reserve requirements on non-residents’ holdings of its securities and have not implemented similar measures since then.

International Reserves

As of December 31, 2018, the international reserve assets of Banco Central stood at US$15.6 billion, compared to US$16.0 billion at December 31, 2017. This decrease in international reserve assets of Banco Central was mainly due to an increase in interest payments under outstanding debt and the sale of foreign currency to public enterprises, which was partially offset by an increase in deposits of other institutions with Banco Central and net purchases of foreign currency by Banco Central. The following table shows the composition of the international reserve assets of Banco Central, and the banking system at each of the dates indicated.

International Reserve Assets of the Banking System(1)

(in millions of US$)

	As of December 31,
	2014			2015			2016			2017			2018
Banco Central	US$	17,555	(2)	US$	15,634	(3)	US$	13,472	(4)	US$	15,963	(5)	US$	15,557	(6)
Of which gold represents		10			4			4			4			4
Public Banks		2,196			2,189			2,628			3,018			929
Private Banks		3,599			4,869			4,319			3,195			3,385

International reserve assets	US$	23,350		US$	22,692		US$	20,419		US$	22,176		US$	19,871

(1)	All figures are at market value as of the date indicated.
(2)	This amount includes US$6,768 million of reserves and voluntary deposits of the Uruguayan banking system, including US$2,771 million of public sector financial institutions, with Banco Central.
(3)	This amount includes US$6,584 million of reserves and voluntary deposits of the Uruguayan banking system, including US$2,457 million of public sector financial institutions, with Banco Central.
(4)	This amount includes US$5,542 million of reserves and voluntary deposits of the Uruguayan banking system, including US$2,481 million of public sector financial institutions, with Banco Central.
(5)	This amount includes US$5,558 million of reserves and voluntary deposits of the Uruguayan banking system, including US$2,461 million of public sector financial institutions, with Banco Central.
(6)	This amount includes US$5,581 million of reserves and voluntary deposits of the Uruguayan banking system, including US$2,576 million of public sector financial institutions, with Banco Central.

Source: Banco Central.

The voluntary deposits and reserves held with Banco Central by the Uruguayan banking system can be withdrawn by banks at any time. Changes in Banco Central’s policies and other external factors (including interest rates) affecting the banks’ medium- and long-term portfolio decisions could cause and, in the past, have caused the banks to withdraw these voluntary deposits. Variations in commercial bank reserves and voluntary deposits of the Uruguayan banking system with Banco Central cause Banco Central’s international reserve assets to fluctuate from time to time.

Foreign Investment

Uruguay has a legislative framework that provides for the equal treatment of foreign and local investors and access by foreigners to all economic sectors. Foreign investments in Uruguay generally do not require prior governmental authorization, and foreign investors are not required to register investments with the government and can freely remit their profits and capital investments abroad. Investment in certain sectors, including financial services, requires prior authorization on the same terms as domestic investors.

Foreign investment in Uruguay was traditionally directed towards the industrial, construction and tourism related sectors and land. However, since 2004, Uruguay has attracted significant foreign investment in paper pulp mills, renewable energy (wind) and real estate projects. In 2014 and 2015, estimated foreign direct investment accounted for net inflows of US$2.5 billion and US$815.1 million, respectively, compared to net outflows of US$1.1 billion, US$2.2 billion and US$636.5 million (based on preliminary information) in 2016, 2017 and 2018, respectively.

MONETARY POLICY AND INFLATION

Banco Central was established in 1967 and is in charge of issuing currency, managing foreign exchange reserves, regulating the financial and insurance system, as well as pension funds and the securities market, and evaluating and advising the government regarding the establishment of new banks. Banco Central has primary responsibility for implementing monetary policy, intervening in the money market and advising the government on monetary and credit matters in accordance with general objectives set by the government. In addition, it trades in the foreign exchange market and is responsible for the observance of foreign exchange regulations.

Banco Central’s charter was most recently amended in 2010. Under the current charter, the Board of Directors of Banco Central is composed of three members, each serving a five-year term. Each new president of Uruguay is entitled to appoint a new Board of Directors, subject to ratification by Congress.

Banco Central’s charter defines Banco Central’s monetary and foreign exchange management capacity and its supervisory powers. Pursuant to its charter, Banco Central cannot finance the activities of the government except to the extent that it may hold government securities that have an aggregate principal amount of up to 10.0% of the government’s previous year’s expenditures net of interest payments on public debt. However, Banco Central can serve as a financial agent of the government under article 49 of its charter and has a duty under article 3 to ensure the orderly functioning of the payments system.

Law No. 18,401 created the Corporación de Protección al Ahorro Bancario or Corporation for the Protection of Bank Savings as an agency independent of Banco Central, removing Banco Central’s responsibility for the administration of the mandatory deposit insurance program introduced in 2002. Law No. 18,401 placed the supervision and regulation of the banking sector and the regulation of insurance companies, the stock market and pension funds under a single agency, the Superintendencia de Servicios Financieros.

Monetary Policy

Until June 2002, Banco Central managed Uruguay’s inflation stabilization policy by setting a peso/U.S. dollar exchange rate band that drifted at a present monthly rate of devaluation and allowed the peso/U.S. dollar exchange rate to fluctuate within a band without prompting Banco Central intervention in the foreign exchange markets. This “crawling peg” system succeeded in reducing inflation from a rate of 129.0% (as measured by the CPI) in 1990 to 3.6% in 2001. In June 2001 and January 2002, Banco Central widened the band and accelerated the rate of devaluation of the peso in an attempt to mitigate the ongoing adverse effects on Uruguay’s economy, first of Brazil’s 1999 devaluation and subsequently of Argentina’s devaluation in January 2002. Inflation targets were administered through a foreign exchange policy.

Sensitive to the risk of a run on the currency and to avoid the need to adopt exchange controls and restrict capital flows, Uruguay completed its transition to a fully floating exchange system and floated the peso effective on June 20, 2002. Since the peso was allowed to float, Banco Central pursued interventions solely to ensure the orderly operation of the foreign exchange market. As of December 2002, the nominal exchange rate had risen 94.0% in comparison to December 2001. The year-to-year inflation rate for the same period was 25.9%.

Having relinquished the use of exchange rate policies to determine inflation objectives, Banco Central adopted the peso monetary base as a nominal anchor and committed to a monetary base increase one year ahead consistent with the inflation objective set for the period. In 2003, the program was designed to generate an inflation rate between 17.0% and 23.0% and the policy was successful in the sense that the target on monetary base was achieved and inflation rate was lower than projected (10.2%). In the first quarter of 2004, a target range for the monetary base was introduced, which implied more flexibility in the intermediate target and more commitment with inflation itself. Since then, the inflation objective was set to a range with floors and ceilings that declined from quarter to quarter, from 9.0-14.0% in the third quarter of 2004 to 4.5-6.5% by the end of 2006.

In September 2007, Banco Central began defining monetary policy by reference to short-term interest rates as the new intermediate target. As a consequence, Banco Central introduced a short-term interest rate that was initially set at 5.0% and established the average money market rate as the instrument to monitor its new inflation target. The interest rate band was set at 4.0-6.0%.

In January 2008, the monetary policy rate was kept constant at 7.25%, but the tolerance of the inflation target range was changed to 3.0-7.0% in recognition of the difficulties to keep a close track of this target in a context of high volatility in commodity and asset prices. On October 3, 2008, Banco Central raised the monetary policy rate to 7.75%, taking into account the strong domestic demand compared to aggregate supply in a context of international uncertainty.

In light of the deepening international financial markets crisis, Banco Central decided, in the last quarter of 2008, to allow a broader fluctuation of the average money market rate. It also established a program to repurchase Peso-denominated Monetary Regulation Bills, giving holders the option to elect the currency of redemption, to reduce volatility in the foreign exchange market. As financial markets recovered stability, Banco Central once again focused on the monetary policy rate as an operational target and raised the rate to 10.0% in January 2009, given the persistent inflationary pressures. In March 2009, the global economic recession scenario, along with the decrease of inflationary expectations in the middle term, contributed to the decision to lower the monetary policy rate to 9.0%. In June 2009, the authorities decided to lower the monetary policy rate further to 8.0% considering inflation performance and as aggregate demand pressures diminished. Although inflationary pressures emerged in the second half of 2009, the monetary policy rate remained unchanged until December 2009. At that time, Banco Central decided to lower the rate to 6.25%, taking into account the decrease of uncertainty in the international context and a favorable assessment of domestic risks. Additionally, in December 2009, it narrowed the inflation target range from 3.0-7.0% to 4.0-6.0%. In September 2010, Banco Central raised the monetary policy rate to 6.50% to mitigate increasing inflationary pressures. In March 2011, Banco Central once again increased the monetary policy rate to 7.50% in response to prevailing inflation expectations for the subsequent 18 months, attributed primarily to inflationary pressures generated by the international markets and a growing domestic demand. In June 2011, Banco Central increased the monetary policy rate from 7.5% to 8.0% in response to prevailing inflation expectations. In December 2011, Banco Central again increased the monetary policy rate to 8.75%. In March 2012, Banco Central decided to maintain the monetary policy rate at 8.75%. In October and December 2012, Banco Central increased the monetary policy rate to 9.0% and 9.25%, respectively, responding to increasing inflation expectations.

On June 28, 2013, Banco Central discontinued the use of a monetary policy rate determined by reference to a short-term interest rate as its principal monetary policy tool and reverted to using the monetary base by managing monetary aggregates, focusing on variables such as the amount of money in circulation and bank deposits levels to define monetary levels. Banco Central’s use of short-term interest rates as its main monetary policy tool in an international environment characterized by depressed interest rates was considered, at the time, ineffective to control inflation. Capital inflows resulted in an appreciation of the Uruguayan peso.

Banco Central currently manages monetary aggregates (MI) to control inflation. Further, in July 2014, Banco Central broadened the inflation target range from 4.0-6.0% to 3.0-7.0% and has maintained that range to the date of this annual report. To regulate liquidity in the market, Banco Central conducts periodic auctions of Banco Central notes denominated in domestic currency. The ability of Banco Central to implement an effective monetary policy is curtailed by the high degree of dollarization of the Uruguayan economy. As of December 31, 2018, 72.3% of all deposits held with the banking system continued to be denominated in foreign currencies (primarily U.S. dollars).

Liquidity and Credit Aggregates

The following tables set forth the composition of Uruguay’s monetary base (expressed in terms of Banco Central’s monetary liabilities) as of the dates indicated.

Monetary Base

(in millions of US$(1))

	As of December 31,
	2014		2015		2016		2017		2018
Currency, including cash in vaults at banks	US$	2,594	US$	2,276	US$	2,372	US$	2,658	US$	2,472
Other		937		805		1,079		980		1,093

Monetary base	US$	3,531	US$	3,082	US$	3,451	US$	3,638	US$	3,566

(1)	Exchange rate at the end of the period.

Source: Banco Central.

The following tables show selected monetary indicators and liquidity and credit aggregates for the periods indicated.

Selected Monetary Indicators

(percentage change based on peso-denominated data)

	For the year ended December 31,
	2014	2015	2016(1)	2017(1)	2018(1)
M1 (% change)(2)	3.7%	5.6%	8.4%	15.0%	8.9%
M2 (% change)(3)	6.7	9.2	14.3	13.1	10.3
Credit from the financial system (% change)	14.8	20.2	7.5	6.1	12.4
Average annual peso deposit rate (period end)	8.5%	7.9%	6.0%	5.3%	5.3%

(1)	Preliminary data.
(2)	Currency in circulation plus peso-denominated demand deposits.
(3)	M1 plus peso-denominated savings deposits.

Source: Banco Central.

Liquidity and Credit Aggregates

(in millions of US$(1))

	2014		2015		2016(2)		2017(2)		2018(2)
Liquidity aggregates (at period end):
Currency, excluding cash in vaults at banks	US$	1,975	US$	1,702	US$	1,786	US$	1,960	US$	1,862
M1(3)		6,841		5,883		6,514		7,619		7,371
M2(4)		8,591		7,638		8,916		10,260		10,054
M3(5)		25,905		26,109		27,710		28,729		28,557
Credit aggregates (at period end):
Private sector credit		14,658		14,549		15,209		15,478		15,502
Public sector credit		1,383		1,165		1,274		1,229		1,488

Total domestic credit	US$	16,041	US$	15,714	US$	16,483	US$	16,707	US$	16,990

Deposits:
Uruguayan Peso deposits	US$	6,616	US$	5,936	US$	7,130	US$	8,300	US$	8,192
Foreign currency deposits		21,571		23,060		22,372		21,276		21,322

Total deposits	US$	28,186	US$	28,996	US$	29,502	US$	29,576	US$	29,514

Deposits of non-residents	US$	4,257	US$	4,589	US$	3,577	US$	2,807	US$	2,819

(1)	Exchange rate at the end of the period.
(2)	Preliminary data.
(3)	Currency in circulation plus peso-denominated demand deposits.
(4)	M1 plus peso-denominated savings deposits.
(5)	M2 plus deposits of residents in foreign currency, principally U.S. dollars.

Source: Banco Central.

Inflation

Banco Central monitors developments in monetary demand with a view to moderating inflation rates and medium-term inflation expectations. In March 2014, the government sought to prevent further price increases on basic goods and reached an agreement with supermarkets and major retailers to maintain prices for a basket of basic products at January 2014 levels until June 2014. A similar agreement was reached in August 2015 for a 60-day period. In addition, the government decided to exempt from VAT fruit and vegetable sales as well as fixed-charge public utility services such as electricity, water and communications. The government continuously monitors the impact of fiscal policy measures and developments in the labor market on inflation.

The following table shows changes in the CPI and the WPI for the years indicated.

Changes in CPI and WPI

(% change from previous year at period end)

	CPI	WPI
2014	8.3%	10.6%
2015	9.4	6.6
2016	8.1	(1.9)
2017	6.6	5.4
2018	8.0%	10.0%

Source: National Institute of Statistics.

In 2015, the inflation rate reached 9.4%, mainly due to the inflationary effects of the depreciation of the peso. Inflation began to subside in 2016, decreasing to 8.1%, while the inflation rate for wholesale prices was negative by 1.9%. In 2017, the inflation rate declined to 6.6%, mainly due to the stability observed in prices of non-tradable goods and the effects of the appreciation of the peso. In 2018, however, the inflation rate climbed to 8.0% (above the 3.0-7.0% target range set by Banco Central), mainly due to the inflationary effects of the depreciation of the peso.

The weighted average annual interest rate for 91 to 180 day term deposits in U.S. dollars in the banking system was 0.3% in December 2014 and December 2015, 0.2% in December 2016 and December 2017 and 0.4% in December 2018. The weighted average annual interest rate for 91 to 180 day term deposits in pesos in the banking system stood at 5.3% in December 2014, 7.7% in December 2015, 5.9% in December 2016, 5.2% in December 2017 and 6.0% in December 2018.

The decrease in the level of deposits held with the Uruguayan banking system and the uncertainties affecting the economy in 2002 and early 2003 resulted in significant increases in loan default rates and insolvencies with virtually no credit being extended to local businesses by local financial institutions. Since the beginning of 2003, the number of loan defaults and insolvencies has abated. As of December 31, 2014, the ratio of NPLs to total loans was 1.7% while the provision for NPLs ratio stood at 5.1% (both including Banco Hipotecario). As of December 31, 2015, the ratio of NLPs to total loans was 2.1% while the provision for NPLs ratio stood at 5.3% (both including Banco Hipotecario). As of December 31, 2016, the ratio of NLPs to total loans was 3.2% while the provision for NPLs ratio stood at 5.8% (both including Banco Hipotecario). As of December 31, 2017, the ratio of NLPs to total loans was 3.4% while the provision for NPLs ratio stood at 6.3% (both including Banco Hipotecario). As of December 31, 2018, the ratio of NLPs to total loans was 3.2% while the provision for NPLs ratio stood at 6.3% (both including Banco Hipotecario). For a discussion of Uruguay’s current monetary policy, see “—Monetary Policy.”

The following table shows the value in pesos of one UI as of the dates indicated:

Value in pesos as of December 31,	UI
2014	Ps.2.9632
2015	Ps.3.2426
2016	Ps.3.5077
2017	Ps.3.7275
2018	Ps.4.0270

Source: National Institute of Statistics.

Foreign Exchange

Between 1990 and June 2002, the Uruguayan peso gradually lost value relative to other currencies. Banco Central allowed the peso/U.S. dollar exchange rate to fluctuate within a band of its value (initially set at 3.0% and increased to 6.0% in June 2001) and the bounds of the band were adjusted upward by 0.6% (1.2% after June 2001) each month. Interest rates for deposits in foreign currencies generally tracked movements in international interest rates. Interest rates for deposits in pesos, however, fell during the first months of 2000.

In January 2002, Banco Central adjusted the monthly rate of devaluation of the Uruguayan peso from 1.2% to 2.4% and the width of the band of fluctuation for the peso to U.S. dollar exchange rate from 6.0% to 12.0%, responding to Argentina’s economic crisis and its impact on the region as a whole. The continued devaluation of the Argentine peso, and increasing uncertainties as to the future of the Brazilian economy increased the risk of a speculative run on the peso. On June 19, 2002, Banco Central allowed the peso to float. A steep devaluation of the peso followed, reaching its lowest point on September 10, 2002, when the exchange rate reached Ps.32.325 per US$1.00. Starting in 2003, the peso strengthened against the U.S. dollar. In 2008, the appreciation of the peso was temporarily interrupted by the financial crisis. Between June 1, 2013 and April 26, 2016, the peso depreciated 57.3% in line with the fluctuation recorded in other emerging economies. From April 26, 2016 to December 31, 2017, the peso appreciated 9.9% against the U.S. dollar. During 2018, the peso initially appreciated by 2.0% against the U.S. dollar throughout April 2018, and depreciated by 15.1% against the U.S. dollar between May and December 2018.

Since the mid-1970’s, Uruguay has not imposed foreign exchange convertibility or remittance controls. Uruguayan residents are permitted to buy or sell foreign exchange without restriction, and there are no restrictions on the repatriation in foreign currency of capital or dividends by foreign investors.

The following table shows the high, low, average and period-end peso/U.S. dollar exchange rates for the dates and periods indicated.

Exchange Rates

(pesos per US$)

	High	Low	Average	Period-End
2014	24.742	21.268	23.225	24.333
2015	29.873	24.075	27.318	29.873
2016	32.530	28.003	30.084	29.256
2017	29.663	27.809	28.654	28.764
2018	33.214	28.151	30.739	32.390

(1)	Daily interbank end-of-day bid rates.

Source: Banco Central.

THE BANKING SECTOR

Prudential Regulation, Supervision and Financial System

Banco Central supervises the banking system and requires regular monthly filings of balance sheets, income statements and statements of stockholders’ equity, as well as daily reports on foreign exchange exposure and other information from the banks in the Uruguayan financial system. According to Banco Central’s charter as most recently amended, Banco Central exercises its supervision and inspection powers over public and private financial institutions through the Superintendencia de Servicios Financieros or Financial Services Superintendency. Although the Superintendency has technical and operational autonomy, Banco Central retains certain powers in relation to receivership of impaired institutions and revocation of banking licenses. Following international best practices, supervision of financial institutions by Banco Central is based both on the level of risk that each bank adopts and the management of those risks evidenced by each institution. To improve the supervision of local financial institutions that are affiliated with Spanish financial groups, the Superintendency entered into a Memorandum of Understanding with the supervisory authorities of Spain, Banco de España, that allows both agencies to share relevant information.

The Financial Services Superintendency imposes lending limits and cash and liquidity reserve requirements, among other requirements. Financial institutions are required to classify loans made to non-financial borrowers in accordance with the following criteria that, in addition to the performance of payment obligations, factor in the borrower’s projected ability to remain current:

Category 1A:	Loans secured with liquid collateral. This category includes loans secured by highly liquid collateral which banks can have access to through the exercise of set-off rights. No provisions are required for this category.

Category 1B:	Financial sector borrowers including non-resident banks and other financial institutions, whose payments are not past due and have an international credit score rated between BBB- and BBB.

Category 1C:	Borrowers with strong ability to repay their obligations. Payment obligations may not be past due by more than 10 days. In addition, based on the bank’s assessment, the borrower should be expected to remain current on its payment obligations even under extremely adverse scenarios. Provisions of 0.5% are required for this category.

Category 2A:	Borrowers with adequate ability to repay their obligations. Payment obligations may not be past due by more than 30 days. In addition, based on the bank’s assessment, the borrower should be expected to remain current on its payment obligations under adverse circumstances. Provisions of 1.5% are required for this category.

Category 2B:	Borrowers with potential financial difficulties. Payment obligations may not be past due by more than 60 days. In addition, based on the bank’s assessment, the borrower should be expected to remain current on its payment obligations under somewhat adverse circumstances. Provisions of 3.0% are required for this category.

Category 3:	Borrowers with an impaired ability to repay their obligations. Payment obligations may not be past due by more than 120 days. In addition, based on the bank’s assessment, the borrower would have difficulty in repaying its obligations on the original terms under moderately adverse circumstances. Provisions of 17.0% are required for this category.

Category 4:	Borrowers with a substantially impaired ability to repay their obligations. Payment obligations may not be past due by more than 180 days. In addition, based on the bank’s assessment, the borrower would have a high probability of defaulting on its future obligations. Provisions of 50.0% are required for this category.

Category 5:	Irrecoverable: Borrowers included in this category have payment obligations past due by more than 180 days and based on the bank’s assessment are unable to repay the loan. Provisions of 100.0% are required.

Home loans and consumer loans must also be classified and reserved in accordance with the prior classification taking their specific characteristics into consideration.

Banco Central substantially adheres to the requirements of the Basel Committee on Capital Adequacy of the Bank of International Settlement and, as a general rule, since September 1998 has required ratios of total capital to risk-weighted assets equivalent to 8.0% in the case of banks, financial cooperatives, financial houses and off-shore banks, and 12.0% in case of financial cooperatives holding a limited license. Minimum capital requirements must cover credit, market and operational risk requirements under Basel II recommendations. In addition, Banco Central requires banks to maintain a minimum capital requirement for systemic risk of up to 2% and an additional capital conservation buffer of 2.5% of the bank’s risk-weighted assets. Banco Central has maintained a maximum leverage ratio of 25 times capital and has defined a roadmap for the implementation of Basel III, which is currently scheduled to be fully implemented by the end of 2019.

In order to mitigate the exposure of Uruguayan banks to the foreign exchange risk created by the denomination of a significant portion of their loan portfolio in U.S. dollars—impact on the creditworthiness of borrowers that could arise from volatility in foreign exchange rates—loans denominated in foreign currency are given a weight of 125% instead of the normal 100% applied to loans denominated in pesos and significant shifts in the dollar/peso exchange rate must be taken into consideration by the banks in assessing the borrowers’ ability to repay their obligations (and classifying the foreign currency-denominated loans in accordance with the categories described above).

Banco Central requires banks and cooperatives that apply for licenses to have a minimum capital (“responsabilidad patrimonial básica”) in UIs, of UIs.130 million. The minimum capital required for financial houses and cooperatives with limited licenses is UIs 65 million, and for off-shore banks is US$4.5 million. As of December 31, 2018, one UI was equal to Ps.4.0270.

The Uruguayan Banking System

Commercial banks in Uruguay typically provide full-service banking. Of the nine private banks operating in Uruguay as of December 31, 2018, seven were Uruguayan corporations majority-owned by foreign banks and two were branches of foreign banks. In accordance with current legislation, the Republic guarantees up to US$10,000 of deposits in foreign currency and up to UIs 250,000 of deposits in pesos, including, in both cases, capital and accrued interests.

Under Uruguayan banking legislation, banks organized in Uruguay are considered national banks even if their capital is held by a foreign bank. Foreign banks may set up branches in Uruguay that enjoy the same operating privileges as banks incorporated in Uruguay. Financial houses, the majority of which are owned by foreign banks, may conduct any type of financial operations except those reserved exclusively to banks, such as accepting demand deposits both from Uruguayan residents and from nonresidents and time deposits from Uruguayan residents. Financial cooperatives are financial institutions organized as cooperatives, which can only provide banking services to their members. There are two kind of licenses granted to financial cooperatives: the first limiting its financial operations to operating predominantly in pesos and imposing a fixed ceiling on the amount of individual loans, and the second having a broader scope and allowing cooperatives to perform the same operations as banks, making them subject to the same regulatory requirements. As of December 31, 2018, there were no financial cooperatives holding broad banking licenses in Uruguay.

Banco de la República serves as the government’s commercial bank and also operates as a commercial and development bank for industrial and farming activities. As of December 31, 2018, Banco de la República held approximately 45.0% of deposits of the private non-financial sector within the financial system (excluding off-shore banks and financial houses). Following the financial crisis of the early 1980s, Banco de la República enhanced its position as the predominant provider of long-term financing and of promotional medium-term loans for industrial and farming activities, as many private banks geared their business toward short-term loans. Certain private banks have extended medium-term loans to corporations and individuals, primarily to purchase goods, and long-term mortgage loans in connection with the purchase of real estate.

The 2002 Banking Crisis

Volatility in Argentina at the end of 2001 initially caused an increase in deposits by non-residents with the Uruguayan banking system. As of December 31, 2001, U.S. dollar deposits in the financial system totaled US$14.2 billion compared to US$12.4 billion as of December 31, 2000. However, Uruguay’s two largest private banks were affiliated with Argentine banks and experienced an increase in deposit withdrawals in December 2001 and January 2002. Between December 2001 and January 2002, depositors withdrew a total of US$564 million from those two institutions.

The deposit outflow spread through the rest of the financial system in the second quarter of 2002 as the contagion effects of Argentina became clearer. On June 21, 2002, Banco Central took control of Banco Montevideo/La Caja Obrera, Uruguay’s third largest private bank, and removed its management.

Although the government received approximately US$500 million from the IMF on June 29, 2002, and provided liquidity assistance to the local banks, confidence in the Uruguayan financial system continued to erode. Between June 1 and July 30, 2002, total deposits in the financial system decreased by US$2.2 billion. On July 30, 2002, after a sharp decrease in Banco Central’s international reserve assets to approximately US$650 million, the government declared a bank holiday (which ultimately continued for four business days).

The Uruguayan authorities sought the financial assistance of the IMF, the World Bank and the IADB for a program that would safeguard Uruguay’s payment and financial system without unnecessarily channeling additional resources to support financial institutions that had become insolvent. The cornerstone of Uruguay’s program consisted of providing the liquidity needed by the two state-owned banks (Banco de la República and Banco Hipotecario) and the three banks under the control of Banco Central at the time (Banco Comercial, Banco Montevideo/La Caja Obrera and Banco de Crédito) to honor sight deposits existing as of July 30, 2002. The IMF program also contemplated a mandatory rescheduling of U.S. dollar-denominated time deposits held with Banco de la República and Banco Hipotecario and the suspension of the activities of Banco Comercial, Banco Montevideo/La Caja Obrera and Banco de Crédito. The rescheduled deposits were repaid commencing in 2004.

On August 4, 2002, Congress passed Law No. 17,523, known as the Law for the Strengthening of the Financial System. The law (i) provided for the establishment of a fund for the stability of the Uruguayan banking system, the FESB, (ii) extended the maturities of all U.S. dollar-denominated time deposits held with Banco de la República and Banco Hipotecario to three years, (iii) transferred foreign currency-denominated liabilities of Banco Hipotecario to Banco de la República, and (iv) facilitated the liquidation of insolvent banks.

On August 4, 2002, Uruguay gained access to US$1.4 billion of additional assistance from the IMF, the World Bank and the IADB. The proceeds of this financing were contributed by the government to the FESB, thereby providing the liquidity needed by Banco de la República, Banco Hipotecario, Banco Comercial, Banco Montevideo/La Caja Obrera and Banco de Crédito to honor sight deposits existing as of July 30, 2002 and thereby prevent a meltdown of Uruguay’s payment system.

On December 27, 2002, Congress enacted an amendment to the banking law (Law No. 17,613) aimed at strengthening the banking system. The law imposed reporting obligations on bank employees that acquire knowledge of irregularities, authorized the Superintendency of Financial Institutions to impose fines on the state-owned banks, and created a public register for bank shareholders. The law also provided the basis for the liquidation of the four private banks whose operations were discontinued in connection with the bank holiday declared on July 30, 2002 and the creation of a new financial institution with the portfolio of recoverable assets previously owned by the liquidated banks, expanded the powers of Banco Central in connection with the liquidation of financial institutions and the application of prudential regulations to state-owned banks, and mandated a deposit insurance program (which was implemented in March 2005). Following the adoption of the law, the government completed the reorganization of the discontinued banks into a new commercial bank, which was set up as a private bank, although its capital was initially owned by the government, and acquired the recoverable assets of three of the liquidated banks (Banco Comercial, Banco Montevideo and La Caja Obrera), assumed certain deposits and commenced its operations in March 2003. The non-recoverable assets of the three liquidated banks are held by liquidation funds, which were initially managed by Banco Central and were subsequently transferred to a private asset management company following a public bidding process. Deposits of the liquidated banks that were not assumed by the new commercial bank entitle depositors to a pro rata share of the assets held by the corresponding liquidation fund.

During the 2002 crisis, with the exception of the country’s two largest banks, foreign-owned banks in Uruguay funded deposit outflows from their own resources.

The share of NPLs on total loans issued to the non-financial sector increased during the 2002 crisis. For all active private institutions excluding off-shore banks, NPLs increased from 5.0% to 16.0% on a net basis (from 10.0% to 25.0% on a gross basis) from December 2001 to December 2002. The deterioration of the loan portfolio can be attributed to the deepening of the recession and the devaluation of the peso. Devaluation affected the ability of local borrowers that did not have access to foreign exchange revenues to pay back their debts, which were mostly denominated in dollars. The increase of NPLs also, however, reflected the effect of the dramatic reduction of the stock of credit, from US$3.2 billion in December 2001 to US$2.0 billion in December 2002. In order to fund the deposit outflow, most banks ceased extending loans, thereby contributing to the increase in the share of NPLs.

Banco Central took measures to improve the soundness of the banking system, raising the minimum capital required to hold a license to operate as a financial intermediary institution (“responsabilidad patrimonial básica”) and also issuing instructions to banks requiring that the value of any collateral be reappraised after July 30, 2002 so as to factor into such valuation the impact of the devaluation of the peso.

Uruguay’s Banking System Following the 2002 Crisis

Beginning in March 2003, the level of deposits by the non-financial private sector started to increase and by December 2003, such deposits had reached US$7.6 billion (excluding deposits held with off-shore banks and financial houses). The successful reprofiling of the government’s foreign currency-denominated debt in June 2003 assisted in reducing the uncertainties and volatility that had affected Uruguay’s banking system since the end of 2001.

In 2003, the authorities introduced special liquid asset requirements with respect to deposits by non-residents to mitigate risks that could arise if runs on such deposits comparable to those observed during the 2002 crisis recurred.

The government also implemented certain structural reforms affecting state-owned banks. Following the transfer of all deposits to Banco de la República during the last quarter of 2002, the government streamlined the operations of Banco Hipotecario and limited its license to receive deposits. As of December 31, 2017, financial institutions had on average a total capital to risk-weighted assets ratio above the ratio required by Banco Central. As of December 31, 2018, Banco Hipotecario had US$1.91 billion of assets and US$1.01 billion of capital. Further, as of December 31, 2018, Banco Hipotecario remained in full compliance with Uruguay’s current minimum capital adequacy ratios requirements.

In December 2003, Banco de la República transferred a portion of its loan portfolio, comprised mainly of past due loans, to a financial trust. A special vehicle was established to administer the transferred loans under the terms of the arrangements setting up the financial trust; Banco de la República was entitled to receive proceeds arising from recoveries under the transferred the loans in accordance with a pre-set cash flow schedule. The government guaranteed the recovery rate contemplated in the trust agreement and agreed to cover any deficit if the recovery rate were not realized. The guarantee was never called upon and it was released in December 2006 as Banco de la República achieved better than expected cash flows, from the recoveries.

At December 31, 2004, the non-financial private sector’s deposits held with the banking system (excluding deposits held with off shore banks and financial houses), of which 89.5% were denominated in foreign currencies, stood at US$8.2 billion. Approximately 54.3% of those deposits were held with Banco de la República, Banco Hipotecario and Nuevo Banco Comercial. The improved liquidity of the financial institutions also extended to Banco de la República, which was able to commence the repayment of the deposits whose maturity had been extended in August 2002 on an accelerated basis.

As inflation rates dropped and the peso appreciated, interest rates declined, but this did not result in an immediate expansion of bank credit. See “Monetary Policy and Inflation.”

In March 2005, the government established a deposit insurance regime to protect holders of U.S. dollar-denominated deposits of up to US$5,000 and peso-denominated deposits of up to the current equivalent of US$20,000 coverage in the event of a liquidation of the bank where such deposits are held. The government provided initial support for this regime through a US$20 million loan plus an additional credit line of US$40 million, which are expected to be replaced over time by insurance premiums to be paid by the financial institutions on account of deposits taken.

During 2005, the non-financial private sector’s deposits with the banking system and solvency ratios improved and the share of NPLs on total loans, decreased. Deposits (including deposits in off-shore banks) increased by US$222 million in 2005, to a total of US$9.4 billion as of December 31, 2005. Despite the increase in deposits, credit extended to the non-financial sector remained relatively stable during 2005. Solvency ratios of the banking system on average remained above the 10.0% total capital to risk-weighted asset ratio required by Banco Central and 6.4% above the level at December 31, 2004. At December 31, 2005, the regulatory capital of private banks (including Nuevo Banco Comercial) was 2.2 times above the minimum regulatory requirement, while capital of the Banco de la República was at 2.1 times the minimum requirement. Finally, the share of NPLs on total loans (based on payment delinquencies) of private banks (including Nuevo Banco Comercial) decreased from 7.6% in December 2004 to 3.6% in December 2005, while it remained within a range of 7.0% and 8.0% in 2005 for Banco de la República.

In 2008, the Uruguayan financial system felt some of the impacts of the global financial crisis, mainly affecting bank earnings. Deposits of the non-financial sector with the financial system (excluding the central government and social security agencies) increased in 2008 by 19.0% or US$2.1 billion up to US$13.3 billion.

In 2014, deposits of the non-financial private sector with the banking system increased by 6.3%, from US$25.3 billion as of December 31, 2013, to US$26.9 billion as of December 31, 2014. As of December 31, 2014, approximately 77.7% of these deposits were denominated in U.S. dollars and 15.7% constituted deposits by non-residents. Credit extended to the domestic non-financial private sector by the banking system also increased from US$13.8 billion in 2013 to US$14.4 billion in 2014 (of which approximately 56.0% were denominated in U.S. dollars). Credit extended to the foreign non-financial private sector by the banking sector represented 1.1% of total extended credits. The share of NPLs to total loans (based on payment delinquencies) stood at 1.7% as of December 31, 2014 (1.5% excluding Banco Hipotecario).

Regulatory capital as of November 30, 2014 represented 13.7% of risk-weighted assets (including Banco Hipotecario), while the equity adequacy and minimum regulatory capital (adjusted by risks) ratio stood at 1.49. During 2014, bank credit to the non-financial sector represented approximately 26% of Uruguay’s GDP.

In 2015, deposits of the non-financial private sector with the banking system increased by 4.0%, from US$26.9 billion as of December 31, 2014, to US$27.9 billion as of December 31, 2015. As of December 31, 2015, approximately 80.9% of these deposits were denominated in U.S. dollars and 16.3% constituted deposits by non-residents. Credit extended to the domestic non-financial private sector by the banking system remained stable, totaling US$14.3 billion as of December 31, 2015 (of which approximately 56.3% denominated in U.S. dollars). Credit extended to the foreign non-financial private sector by the banking sector represented 1.0% of total extended credits. The share of NPLs to total loans (based on payment delinquencies) stood at 2.1% as of December 31, 2015 (2.0% excluding Banco Hipotecario).

Regulatory capital as of December 31, 2015 represented 12.9% of risk-weighted assets (including Banco Hipotecario), while the equity adequacy and minimum regulatory capital (adjusted by risks) ratio stood at 1.43. During 2015, bank credit to the non-financial sector represented approximately 29% of Uruguay’s GDP.

In 2016, deposits of the non-financial private sector with the banking system increased by 1.0%, from US$27.9 billion as of December 31, 2015, to US$28.2 billion as of December 31, 2016. As of December 31, 2016, approximately 77% of these deposits were denominated in U.S. dollars and 12.6% constituted deposits by non-residents which decreased by approximately US$1.0 billion when compared to December 31, 2015, mainly as a result of withdrawals following the implementation of Argentina’s tax amnesty law. Credit extended to the domestic non-financial private sector by the banking system increased, totaling US$15.0 billion as of December 31, 2016 (of which approximately 54.1% denominated in U.S. dollars). Credit extended to the foreign non-financial private sector by the banking sector represented 1.0% of total extended credits. The share of NPLs to total loans (based on payment delinquencies) stood at 3.2% as of December 31, 2016 (3.3% excluding Banco Hipotecario) mainly as a result of the economic deceleration.

Regulatory capital as of December 31, 2016 represented 14.1% of risk-weighted assets (including Banco Hipotecario), while the equity adequacy and minimum regulatory capital (adjusted by risks) ratio stood at 1.62. During 2016, bank credit to the non-financial sector represented approximately 28% of Uruguay’s GDP.

In 2017, deposits of the non-financial private sector with the banking system increased by 0.6% from US$28.2 billion as of December 31, 2016, to US$28.4 billion as of December 31, 2017. As of December 31, 2017, approximately 73.3% of these deposits were denominated in U.S. dollars and 9.8% constituted deposits by non-residents. Credit extended to the domestic non-financial private sector by the banking system increased by 1.5% totaling US$15.2 billion as of December 31, 2017 (of which approximately 51.3% denominated in U.S. dollars). Credit extended to the foreign non-financial private sector by the banking sector represented 1.0% of total extended credits. The share of NPL to total loans (based on payment delinquencies) stood at 3.4% as of December 31, 2017 (3.7% excluding Banco Hipotecario).

Regulatory capital as of December 31, 2017 represented 14.2% of risk-weighted assets (including Banco Hipotecario), while the equity adequacy and minimum regulatory capital (adjusted by risks) ratio stood at 1.78. During 2017, bank credit to the non-financial sector represented approximately 26.6% of Uruguay’s GDP.

In 2018, deposits of the non-financial private sector with the banking system decreased by 0.1% from US$28.40 billion as of December 31, 2017, to US$28.38 billion as of December 31, 2018. As of December 31, 2018, approximately 73.6% of these deposits were denominated in U.S. dollars and 9.8% constituted deposits by non-residents. Credit extended to the domestic non-financial private sector by the banking system increased by 0.3%, totaling US$15.2 billion as of December 31, 2018 (of which approximately 51.5% denominated in U.S. dollars). Credit extended to the foreign non-financial private sector by the banking sector represented 0.7% of total extended credits. The share of NPL to total loans (based on payment delinquencies) stood at 3.2% as of December 31, 2018 (3.4% excluding Banco Hipotecario).

Regulatory capital as of December 31, 2018 represented 15.0% of risk-weighted assets (including Banco Hipotecario), while the equity adequacy and minimum regulatory capital (adjusted by risks) ratio stood at 1.88. Bank credit to the non-financial sector represented approximately 28.3% of Uruguay’s GDP.

The authorities continue to monitor the overall condition of the banking sector closely with a view to taking early action on a case-by-case basis and correcting any trend that could adversely affect the banking system as a whole.

The following tables set forth classifications of loan assets of the Uruguayan banking system as of the dates indicated:

Classification of Aggregate Assets of the Uruguayan Banking System (1)

(as of February 28, 2019 in millions of Uruguayan pesos)

	1A	1B	1C	2A	2B	3	4	5	Total
Banco de la República	107,844	10	92,985	23,018	21,071	25.426	766	10,466	288,430
Privately owned banks	102,338	726	227,046	55,377	57,354	17,327	9,412	6,959	476,538
Financial houses	127	—	66	11	—	—	—	1	206
Off-shore banks	622	—	305	—	—	—	—	—	927
Cooperatives	65	—	486	34	38	72	9	85	789
Total	210,996	736	320,887	78,441	78,464	42,825	17,031	17,511	766,890

Percentage	27.5%	0.1%	41.8%	10.2%	10.2%	5.6%	2.2%	2.3%	100.0%

(1)

The information presented in this table is classified on a quarterly basis on February, May, August and November of each year based on a credit risk analysis. Gross credit and contingent risks to the financial and non-financial sector.

Source: Banco Central.

Credit Classification of the Banking System (1)

(Based on payment behavior of clients)

(as of December 31, 2018)

Institution Type	Performing Loans	NPLs
Banco de la República	98.4%	1.6%
Banco Hipotecario del Uruguay	99.0%	1.0%
Private banks	99.2%	0.8%
Cooperatives	98.2%	1.8%
Financial houses	100.0%	—
Off-shore banks	100.0%	—
Total	98.9%	1.1%

(1)	Loans to both financial and non-financial sector, net of provisions.

Source: Banco Central.

Total Provisions of the Banking System for

Gross NPLs (1)

(as of December 31, 2018)

Institution Type	Provisions
Banco de la República	202%
Banco Hipotecario del Uruguay	475%
Private banks	185%
Cooperatives	138%
Financial houses	935%
Total	206%

(1)	Total provisions as a percentage of gross NPLs to financial and non-financial sector.

Source: Banco Central.

The following table shows the number of financial institutions and percentage of loans and deposits corresponding to each category.

The Uruguayan Financial System

	As of December31,
	2014	2015	2016	2017	2018
	(Number)	(Number)	(Number)	(Number)	(Number)(1)	(Loans)(2)	(Deposits)(3)
Financial Institutions:
State-owned	2	2	2	2	2	40.6%	47.4%
Privately-owned(1)	18	14	14	14	11	59.3%	52.6%
Cooperatives	1	1	1	1	1	0.1%	—

Total	21	17	17	17	14	100.0%	100.0%

(1)	At December 31, 2018, includes nine banks, one financial house and one off-shore agency (IFE).
(2)	Loans to non-financial sector, net of provisions.
(3)	Non-financial private sector deposits.

Source: Banco Central.

The following table shows the bank credit provided to the private sector by Uruguay’s financial system for the periods shown.

Bank Credit to the Private Sector

(% of total credit)

	Banco Central		Private Commercial Banks(1)		Banco de la República
As of December 31,	Pesos	Foreign Currency	Pesos	Foreign Currency	Pesos	Foreign Currency
2014	—	—	18.3%	46.2%	18.4%	17.1%
2015	0.8	0.1	18.9	44.3	18.2	17.7
2016	0.3	0.1	21.3	44.1	19.0	15.3
2017	0.3	0.1	21.5	41.4	20.5	16.2
2018	0.3%	0.1%	23.2%	43.1%	18.7%	14.6%

(1)	Includes private banks, financial houses and financial cooperatives.

Source: Banco Central.

Since the early 1980s, the majority of bank credit provided in Uruguay has been denominated in foreign currency, principally in U.S. dollars. At December 31, 2018, the amount of credit denominated in foreign currencies represented 51.5% of total credit to the non-financial private sector, including Banco Hipotecario.

The Uruguayan financial sector also includes four domestic and eleven foreign insurance companies (including the state-owned insurance company). Insurance companies are regulated on a variety of matters by Law No. 16,426, dated October 14, 1993, Decree 354/94, dated August 17, 1994, and several circulars issued by the Superintendencia de Servicios Financieros of Banco Central.

Prevention of Money Laundering

In December 2017, Congress enacted Law No. 19,574, with the aim of consolidating existing regulations on anti-money laundering into a single harmonized legal text. Further, Law No. 19,574, as amended, expanded the list of transactions that require reporting, as well as the entities required to report suspicious transactions of the non-financial sector and requirements on politically exposed persons.

SECURITIES MARKETS

Until 1994, the Montevideo Stock Exchange was the only stock exchange in Uruguay. In September 1994, BEVSA, the Electronic Stock Exchange, was established for use exclusively by banks and other financial institutions. Foreign exchange transactions and certificates of deposit account for most of the amount traded in the Electronic Stock Exchange.

From 2014 to 2016, the aggregate trading volume on both exchanges decreased from US$36.7 billion in 2014 to US$32.7 billion in 2015 and US$27.1 billion in 2016, mainly due to a decrease in the issuance of government bonds and a decrease in transactions with certificates of deposit. In 2017, total trading volume increased to US$30.2 billion, mainly due to an increase in the issuance of certificates of deposit by the private sector. In 2018, total trading volume increased to US$35.2 billion, primarily as a result of an increase in the issuance of certificates of deposit by banking entities.

Consolidated Montevideo Stock Exchange &

Electronic Stock Exchange Securities Trading Volume

(in millions of US$)

	2014		2015		2016		2017		2018
Private sector securities:
Equities	US$	28	US$	80	US$	50	US$	9	US$	6
Bonds		196		247		61		15		35
Certificates of deposit and other		14,927		14,010		11,278		15,836		22,611

Total private sector securities(1)		15,151		14,337		11,390		15,860		22,652

Public sector securities:
Central government		21,280		17,803		15,695		14,150		11,820
Public enterprises		253		602		4		205		684

Total public sector securities		21,533		18,405		15,700		14,355		12,504

Total	US$	36,684	US$	32,742	US$	27,090	US$	30,215	US$	35,156

Number of listed companies:
Equities		7		7		9		8		8
Bonds and other debt issuers		55		50		46		54		57

Total	US$	62	US$	57	US$	55	US$	62	US$	65

Source: Banco Central, based on reports of the Montevideo Stock Exchange and Electronic Stock Exchange.

The Uruguayan securities market has been undergoing institutional, legal and operational changes aimed at attaining greater levels of activity. Banco Central, through the Superintendencia de Servicios Financieros, has the power to regulate and supervise the securities markets, including setting professional ethical standards, requiring information, such as periodic reports from listed companies, setting controls and penalties and regulating the relationship between issuers and investors in the stock market. The basic regulatory framework for the Uruguayan securities market is set forth in Law No. 18,627 (issued in 2009 to replace Law No. 16,749) governing public and private offerings of equity and debt securities in Uruguay, and Law No. 16,774 defining the necessary characteristics and terms for the regulation and supervision of mutual funds and providing management guidelines and professional secrecy and adequacy standards.

PUBLIC SECTOR FINANCES

The Uruguayan public sector comprises the central government, local governments, non-financial public sector institutions (including government-owned companies), financial public sector institutions (including Banco Central, Banco de la República and Banco Hipotecario), and a state-owned insurance company, Banco de Seguros del Estado. The Uruguayan public sector accounts reflect the revenues and expenditures of the central government, including local governments, non-financial public sector institutions, Banco de Seguros del Estado and financial public sector institutions. Central government expenditures are financed chiefly through tax collections, domestic and external borrowings, and transfers from state-owned companies. Tax collections comprise value-added taxes, excise taxes, income taxes, net worth taxes, tariffs and other minor taxes. Central government expenditures consist primarily of wages, salaries and transfers to the social security system, with interest on public debt and the purchase of goods and services accounting for most of the balance. Banco Central generally runs deficits principally due to interest payments on deposits of the financial sector net of remunerated assets, and its own operational costs.

The following table sets forth a summary of public sector accounts (calculated on a cash basis) and as a percentage of GDP for the periods indicated.

Public Sector Finances

(in millions of US$ and % of total GDP)

	2014			2015(1)			2016(1)			2017(1)			2018(1)
NON-FINANCIAL PUBLIC SECTOR REVENUES	US$	16,669	29.1%	US$	15,456	29.0%	US$	15,471	29.3%	US$	17,717	29.9%	US$	18,637	31.3%
Central government		11,442	20.0		10,495	19.7		10,741	20.3		12,587	21.3		12,907	21.7
Value-added taxes		5,419	9.5		4,890	9.2		4,767	9.0		5,489	9.3		5,454	9.2
Income taxes (corporate and personal)		2,915	5.1		2,870	5.4		3,182	6.0		4,080	6.9		4,240	7.1
Taxes on capital		652	1.1		604	1.1		611	1.2		663.	1.1		700	1.2
Other taxes on goods and services		1,435	2.5		1,389	2.6		1,324	2.5		1,604	2.7		1,571	2.6
Tax credit certificates		(932)	(1.6)		(902)	(1.7)		(907)	(1.7)		(1,244)	(2.1)		(1,259)	(2.1)
Foreign trade taxes		653	1.1		565	1.1		511	1.0		600	1.0		679	1.1
Others		1,301	2.3		1,080	2.0		1,252	2.4		1,396	2.3		1,523	2.6
Social Security Revenues (BPS)(2)		4,348	7.6		3,979	7.5		3,937	7.5		4,580	7.7		5,293	8.9
Public Enterprises Primary Balance		879	1.5		982	1.8		793	1.5		550	0.9		437	0.7
NON-FINANCIAL PUBLIC SECTOR PRIMARY EXPENDITURES	US$	16,869	29.5%	US$	15,337	28.8%	US$	15,770	29.9%	US$	17,775	30.0%	US$	18,215	30.6%
Central government - Banco de Previsión Social (BPS) Current Primary Expenditure		15,018	26.2		14,104	26.5		14,489	27.4		16,543	27.9		16,892	28.4
Wages and salaries		2,882	5.0		2,659	5.0		2,720	5.1		3,106	5.2		3,183	5.3
Non personnel expenditures		2,120	3.7		1,998	3.7		2,056	3.9		2,188	3.7		2,270	3.8
Pension payments		5,167	9.0		4,997	9.4		5,040	9.5		5,951	10.0		6,061	10.2
Transfers		4,849	8.5		4,450	8.4		4.674	8.8		5,298	8.9		5,378	9.0
Investment(3)		1,851	3.2		1,233	2.3		1,280	2.4		1,231	2.1		1,324	2.2
Local Governments Primary Balance(4)		(86)	(0.2)		67	0.1		39	0.1		43	0.1		29	—
Banco de Seguros del Estado (BSE) Primary Balance(4)		(26)	—		(145)	(0.3)		20	—		(65)	(0.1)		(90)	(0.2)
NON-FINANCIAL PUBLIC SECTOR PRIMARY BALANCE	US$	(312)	(0.5)%	US$	41	0.1%	US$	(239)	(0.5)%	US$	(79)	(0.1)%	US$	361	0.6%
Banco Central Primary Balance		(41)	(0.1)		(51)	(0.1)		(49)	(0.1)%		(45)	(0.1)%		(49)	(0.1)%
PUBLIC SECTOR PRIMARY BALANCE	US$	(354)	(0.6)%	US$	(9)	0.0%	US$	(288)	(0.5)%	US$	(125)	(0.1)%	US$	312	0.5%
Interest Payments		1,631	2.8		1,896	3.6		1,745	3.3		1,947	3.3		2,041	3.4
Central government		1,303	2.3		1,228	2.3		1,416	2.7		1,604	2.7		1,673	2.8
Public Enterprises		90	0.2		91	0.2		89	0.2		91	0.2		95	0.2
Local Governments		5	—		5	—		4	—		2	—		—	—
Banco Central		319	0.6		673	1.3		349	0.7		415	0.7		474	0.8
Banco de Seguros del Estado		(86)	(0.2)		(102)	(0.2)		(113)	(0.2)		(166)	(0.3)		(201)	(0.3)
PUBLIC SECTOR OVERALL BALANCE (SURPLUS/(DEFICIT))(4)	US$	(1,984)	(3.5)%	US$	(1,905)	(3.6)%	US$	(2,032)	(3.8)%	US$	(2,072)	(3.5)%	US$	1,729	(2.9)%

(1)	Preliminary data.
(2)

Data for 2018 includes extraordinary revenues from transfers into the public Social Security Trust Fund, estimated at 1.3% of GDP. These inflows are associated with the enactment of a law introducing changes to the Uruguayan social security system. See “Fiscal Policy-Social Security.”

(3)	Includes investments by state-owned enterprises.
(4)	Primary balance by funding sources (Source: Banco Central).

Source: Ministry of Economy and Finance based on Tesorería General de la Nación, Contaduría General de la Nación, Banco de Previsión Social, Oficina de Planeamiento y Presupuesto and Banco Central.

In 2014, the public sector overall balance registered a deficit of US$2.0 billion (3.5% of GDP). The public sector primary balance registered a deficit of US$354 million (0.6% of GDP). Non-financial public sector primary expenditures in 2014 totaled US$16.9 billion, an increase of 0.8% compared to 2013, mainly due to increased expenditures on health insurance and central government transfers to pension funds and departmental governments. Non-financial public sector revenues in 2014 totaled US$16.7 billion, a decrease of 1.6% compared to 2013, mainly as a result of a lower income tax collections from public enterprises.

In 2015, the public sector overall balance registered a deficit of US$1.9 billion (3.6% of GDP). The public sector primary balance registered a deficit of US$9 million (less than 0.1% of GDP). Non-financial public sector primary expenditures in 2015 totaled US$15.3 billion, a decrease of 9.0% compared to 2014, mainly due to a decline in wages and salaries and transfers, which was partially offset by an increase in pension payments. Non-financial public sector revenues in 2015 totaled US$15.5 billion, a decrease of 7.2% compared to 2014, mainly as a result of lower value-added tax and foreign trade collections. Further, non-financial public sector investment in 2015 decreased by 0.9% of GDP, mainly as a result of a decline in investments by public enterprises (0.8% of GDP).

In 2016, the public sector overall balance registered a deficit of US$2.0 billion (3.8% of GDP). The public sector primary balance registered a deficit of US$288 million (0.5% of GDP). Non-financial public sector primary expenditures in 2016 totaled US$15.8 billion, an increase of 2.8% compared to 2015, mainly due to increases in wages and salaries, non-personnel expenditures, pension payments and transfers. Non-financial public sector revenues in 2016 totaled US$15.5 billion, an increase of 0.1%, compared to 2015, mainly as a result of higher revenues from the central government which offset a lower primary result of public enterprises. Further, non-financial public sector investment in 2016 increased by 0.1% of GDP, mainly as a result of an increase in central government investment, while investments by public enterprises (as a percentage of GDP) remained stable.

In 2017, the public sector overall balance registered a deficit of US$2.1 billion (3.5% of GDP). The public sector primary balance registered a deficit of US$125 million (0.2% of GDP). Non-financial public sector primary expenditures in 2017 totaled US$17.8 billion, an increase of 0.2% of GDP compared to 2016, mainly due to an increase in pension payments. Non-financial public sector revenues in 2017 totaled US$17.8 billion, an increase of 0.6% of GDP compared to 2016, mainly as a result of higher tax collections following the fiscal consolidation measures implemented during 2017 and increasing social security revenues, which were partially offset by lower revenues derived from public utilities. Further, non-financial public sector investment in 2017 decreased by 0.3% of GDP, mainly as a result of a decrease in investments by public enterprises.

In 2018, the public sector overall balance registered a deficit of US$1.7 billion (2.9% of GDP, compared to 3.5% of GDP in 2017). This decrease in the overall deficit compared to 2017 includes transfers estimated at 1.3% of GDP associated with the enactment of a new law introducing changes to the Uruguayan social security system, as described below. See “Fiscal Policy—Social Security.” Disregarding this extraordinary revenues, the public sector overall balance in 2018 reflects a deficit increase equal to 0.7% of GDP when compared to 2017. The public sector primary balance registered a surplus of US$312 million (0.5% of GDP). Non-financial public sector primary expenditures in 2018 totaled US$18.2 billion, an increase of 0.7% of GDP compared to 2017, mainly due to an increase in pension payments. Non-financial public sector revenues in 2018 totaled US$18.6 billion, an increase of 1.5% of GDP compared to 2017, mainly as a result of the transfers to the FSS pursuant to the Cincuentones Law, as described above, and, to a lesser extent, higher tax collections, an increase in revenues from foreign trade and the transfers from the Energy Stabilization Fund to the Treasury. The Energy Stabilization Fund was established in 2010 as part of the government’s long-term management of the results of operations of the state-owned enterprises to reduce the impact of droughts affecting hydro-generation and increasing UTE’s electricity generation costs, and to mitigate the need to introduce abrupt rate adjustments affecting consumers. If the Energy Stabilization Fund’s assets exceed the fund’s annual coverage target (Valor Objetivo de Cobertura del Fondo), the government may require the fund to transfer such excess assets to the Treasury.

The following table sets forth the composition of the government’s tax revenues for the periods indicated:

Composition of Tax Revenues

	2014(1)	2015(1)	2016(1)	2017(1)	2018(1)
Value-added taxes (VAT)	53.4%	51.9%	50.2%	49.1%	47.9%
Income taxes (corporate and personal)	28.7	30.5	33.5	36.5	37.2
Taxes on capital	6.4	6.4	6.4	5.9	6.1
Other taxes on goods and services	14.2	14.7	14.0	14.2	13.8
Tax certificates	(9.2)	(9.6)	(9.6)	(11.1)	(11.1)

Foreign trade taxes	6.4	6.0	5.4	5.4	6.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary data.

Source: Ministry of Economy and Finance.

Value-added taxes on manufactured products are levied at scheduled rates at each stage of the production and distribution process. Most products and services are taxed at a rate of 22%, while certain basic goods, including most basic foodstuffs, are taxed at a lower rate of 10%, and certain other products and services, including securities, precious metals and export services, are exempt from value-added tax. Excise taxes are levied at scheduled rates on automobiles, gasoline, certain beverages, tobacco, cosmetics and certain other products. The corporate income tax in Uruguay is currently levied at a flat rate of 25.0%, taxing all corporate profits of a Uruguayan source. Personal income taxes are assessed on a progressive scale, covering revenues of Uruguayan source, with rates ranging from 10% to 36%. Retirees are subject to personal income tax at a reduced rate. For fiscal year 2019, personal income below Ps.348,936 (equivalent to approximately US$10,773 as of December 31, 2018) per annum is exempt from personal income taxes. Import and export taxes are based on published tariff schedules.

The following table sets forth public sector borrowings and repayments for the periods indicated.

Public Sector Borrowings and Repayments(1)

(in millions of US$ and % of total GDP)

	2014			2015			2016			2017			2018
Monetary liabilities(2)	US$	349	0.6%	US$	(32)	(0.1)%	US$	396	0.8%	US$	(134)	(0.2)%	US$	291	0.5%
Treasury bonds & bills		1,119	2.0		263	0.5		1,227	2.3		5,611	9.4		747	1.2
Loans(3)		252	0.4		(427)	(0.8)		118	0.2		(140)	(0.2)		244	0.4
Net deposits(4)		1,984	3.5		591	1.1		(1,799)	(3.4)		(824)	(1.4)		176	0.3
Net international reserves		(1,704)	(3.0)		1,812	3.4		2,184	4.2		(2,441)	(4.1)		407	0.7
Other(5)		(15)	—		(302)	(0.6)		(7)	—		16	—		(114)	(0.2)

Net borrowing requirements	US$	1,985	3.5%	US$	1,905	3.6%	US$	2,119	4.0%	US$	2,088	3.5%	US$	1,751	2.9%

(1)

Represents aggregate borrowings in year indicated less aggregate repayments for such year. Negative numbers represent net repayments by the Public Sector, while positive numbers mean net borrowings by the Public Sector. The overall balance reflects the Net Borrowing Requirements of the Public Sector.

(2)	Monetary Liabilities include Monetary Base, Call and reserve deposits in pesos and Treasury Bills in pesos.
(3)	“Loans” includes both domestic and foreign loans. Since August 2002 includes loans related to the FESB.
(4)	“Net deposits” means deposits by public sector with banking sector net of credits.
(5)	“Other” includes the fluctuations in the remaining assets and liabilities of the Non-Financial Public Sector and Banco Central.

Source: Banco Central.

FISCAL POLICY

2015-2019 Budget

The Ministry of Economy and Finance and the Office of Budget and Planning are responsible for the preparation of the budget of the central government and a report on the budget prepared by the judiciary, the public education system and certain other agencies, which are submitted to Congress every five years for its approval.

The Ministry of Economy and Finance presents an annual report on the government’s fiscal performance to Congress, at which time the budget may be updated and adjusted. The Constitution expressly forbids the executive from requesting, and Congress from passing, expenditure increases during an election year or in the year immediately following. Once Congress has approved the budget and appropriated monies for the different public expenditures, the Ministry of Economy and Finance provides funds to certain agencies of the central government and monitors expenditures. Since 1986, public expenditure estimates are periodically corrected for expected inflation. The Ministry of Economy and Finance also has the authority to review the budgets submitted for approval by the financial and non-financial public sector institutions. Municipal governments prepare their own budgets, which are reviewed by their municipal legislative councils. Congress has the authority to resolve any disputes on the budgetary process between the financial and non-financial public sector institutions and the Ministry of Economy and Finance, and between the municipal governments and the municipal legislative councils.

In December 2015, Congress approved the budget for the period 2015-2019. The budget was based on certain macroeconomic assumptions and policy objectives related to the sustainability of public finances, macroeconomic stability, economic growth and social achievements. In December 2015, President Vázquez signed the new five-year budget into law.

The budget targeted a reduction in the overall public sector deficit from 3.5% of GDP in 2014 to 2.5% of GDP in 2019. The budget also contemplated an increase in the public sector’s primary balance from a 0.6% of GDP surplus in 2014 to a 0.9% of GDP surplus in 2019. The government sought to assign increased revenues to expanded infrastructure investments and social expenditures.

The government’s medium-term strategy, as outlined in the 2015-2019 budget, is divided into 17 program areas (“Program Areas”) providing for policies that are expected to be continued by the next administration. These Program Areas reflect the ultimate goals of public expenditure policies, provide additional elements to analyze the budget and public spending in general, facilitate transparency and promote accountability in governmental policies. The projected funding for the Program Areas was consistent with the objective of reducing public debt and strengthening fiscal policy, while observing the monetary policy inflation target.

In terms of budget allocation, education, infrastructure and public safety are the most important Program Areas. Proposed governmental actions in support of these Program Areas include:

•	achieving high-quality public education through broadening access to education, committing to innovation and promoting scientific and technological knowledge;

•	repairing and maintaining road infrastructure, as well as extending the road network;

•	designing and executing public safety policies, professionalizing law enforcement and improving police personnel’s working conditions and remuneration;

•	promoting public-private partnerships to undertake a broad range of investments in logistics and infrastructure, aimed at consolidating Uruguay as a regional logistics hub; and

•	implementing human resource policies (related to income, mobility and training of public officials) that target innovation, by establishing variable performance-based salaries.

In July 2015, President Tabaré Vázquez, announced an infrastructure plan that contemplated investments of approximately US$12.0 billion over a five-year period to sustain long-term growth, to be financed partially with private sector involvement.

On October 5, 2016, Congress approved the government’s fiscal performance report for fiscal year 2015 (the “2015 Rendición de Cuentas”). The report included adjustments to the 2015-2019 budget introduced to reflect the adverse impact from macroeconomic shocks (regional and in Uruguay’s trade partners) on Uruguay’s economy and the government’s fiscal performance, while preserving certain social expenditures. The adjustments targeted a 1.0% of GDP improvement in the overall public sector deficit between 2017 and 2019, which was expected to be achieved through tax increases (0.7% of GDP) and an improvement in the primary balance of public enterprises (0.3% of GDP). The report contemplated a reduction of the overall public sector deficit from 3.5% of GDP in 2015 to 2.5% of GDP in 2019, and continued to target a public sector primary balance of 0.9% of GDP in 2019. See “Recent Developments—Fiscal Policy.”

On October 15, 2018, Congress approved the government’s fiscal performance report for fiscal year 2017 (the “2017 Rendición de Cuentas”). The report included adjustments to the 2015-2019 budget, as previously adjusted by the 2015 Rendición de Cuentas, introduced to reflect adverse impacts from macroeconomic shocks (regional and in Uruguay’s trade partners) on Uruguay’s economy and the government’s fiscal performance, while preserving certain social expenditures. In particular, Congress approved the deferral to 2020 of the targeted reduction of the overall public sector deficit to 2.5% of GDP, from 2019 as originally contemplated in the 2015 Rendición de Cuentas. In 2018, the overall public sector deficit represented 2.9% of GDP (as compared to 3.5% of GDP in 2017). This percentage includes transfers associated with the Cincuentones Law. The public sector primary balance registered a surplus of US$312 million (0.5% of GDP). See “Public Sector Finances.”

Social Security

Since 1987, the government has been making efforts to reform Uruguay’s social security system, which is characterized by a structural deficit and which for many years absorbed an increasing percentage of Uruguay’s GDP. Until 1995, Uruguay’s social security system was a government administered defined-benefit “pay-as-you-go” system, financed by a combination of contributions from employees, employers and the government. As the ratio of retirees to active workers increased, the government had to increase its contributions to cover the system’s growing structural deficit.

In September 1995, Congress enacted legislation proposed by the government to reform the social security system. The main features of that legislation are:

•

complementing the defined-benefit “pay-as-you-go” system with a defined-contribution system designed to develop over the years in which a portion of each worker’s contribution is deposited in individual investment accounts;

•	increasing the minimum number of work years for eligibility of benefits to 35 years;

•	making the defined-contribution system mandatory for those forty years old or younger; and

•	producing incentives for workers to continue working past the minimum retirement age by increasing benefits according to a formula based on age of retirement and number of years worked.

Individual contributions under the defined-contribution system are administered and invested by pension fund administrators. The regulatory framework for pension fund administrators was adopted in the first quarter of 1996 and four pension fund administrators (three private firms and one state-owned firm) are in operation. Pension fund administrators were required to invest 80% of their holdings in Uruguayan government bonds during their first year of operation. Since then, they have been permitted to decrease these holdings by 5% to 10% per year up to a minimum investment requirement of 30%, requiring at the same time a maximum limit of 60%. Since 2010 the maximum limits on both Uruguayan government bonds (60%) and Banco Central notes (30%) have been merged into an individual limit of 90%, which converged to 75% in 2015. The lower limit has been abandoned.

A system that allows the tracking of each individual’s contributions, which is essential for improving the administration of contributions and pension benefits, has also been established. The operations of Uruguay’s social security administration and the state-owned pension fund administration are also being modernized and decentralized. Because the social security system will continue to operate with a substantial defined-benefit “pay-as-you-go” system, these reforms are not expected to provide a short-term solution to the structural deficit of Uruguay’s social security system, but are intended to reduce the deficit over time. In addition, the reforms are expected to induce savings and enhance the development of a domestic securities market.

In December 2017, Congress enacted legislation (the “Cincuentones Law”) allowing certain workers and retirees aged over fifty as of April 1, 2016 to change their affiliation from the individual capitalization pension scheme, which is managed by pension funds that manage contributions (“Administradoras de Fondos de Ahorro Previsional or “AFAPs”) and insurance companies that pay out pensions in annuities, to the public social security “pay-as-you-go” scheme which is managed by the Banco de Prevision Social (the “BPS”). The government estimates that between 28,000 to 70,000 workers and retirees may change their affiliation through 2021. Pursuant to the Cincuentones Law, the accumulated savings of workers and retirees that elect to change to the public social security scheme are transferred to the BPS. The amounts so transferred and invested are held in a trust (the “Social Security Trust” or “FSS”) that has the BPS as its beneficiary, which will be ring-fenced until 2024 and will then be used gradually to pay for these additional pensions over a 20-year period. In accordance with the 2014 IMF Government Finance Statistics Manual, (i) all transactions related to the FSS are treated as transactions of the BPS and therefore the transfers into the FSS have been reflected as revenues in the central government’s fiscal balance, reducing the fiscal deficit, (ii) to the extent that some of these savings are transferred from AFAPs to the BPS in the form of government securities, such transfer results in a reduction in gross total public sector debt, and (iii) these and any future savings transferred to the BPS will not materially reduce public financing needs due to the FSS being ring-fenced for six years.

Starting October 2018, the AFAPs and insurance companies began transferring to the BPS the contributions of workers and retirees who elected to change their affiliation. These transactions were recorded and reported by the authorities in the relevant sections of fiscal accounts. In the medium term, pension fund liabilities assumed by BPS pursuant to this legislation may exceed accumulated revenues from transfers from the AFAPs and insurance companies, to the detriment of the government’s balance sheet.

The number of Uruguayans over the age of 65 has increased during the last two decades. The following table sets forth historical and projected information regarding Uruguayans above retirement age for the periods indicated.

	Uruguayans Above Retirement Age
	1975	1985	2000	2010	2025	2050
65-79 years	226,034	268,154	336,526	341,247	414,212	563,315
80 years and above	46,782	60,736	98,459	124,152	148,459	262,716

Total	272,816	328,890	434,985	465,399	562,671	826,031

Source: National Statistics Institute.

The increase in the number of Uruguayans above retirement age raises concerns regarding the consequent increased burden on the social security system.

PUBLIC SECTOR DEBT

Law No. 17,947, dated January 8, 2006, as amended, constitutes the legal framework of public debt (the “National Debt Law”). Under the National Debt Law, the government may issue debt, provided that the annual change in the net outstanding debt of the consolidated sovereign entities (which include the central government, Banco Central, Banco de Seguros del Estado (“BSE”), BPS and certain other national agencies) over the prior fiscal year, does not exceed a predetermined amount set forth in the National Debt Law. For 2009 and 2010, this maximum amount contemplated in the National Debt Law was US$350.0 million. Pursuant to Law No. 18,834 (the Rendición de Cuentas law for fiscal year 2010, relating to the 2010-2014 budget approved by Congress), the government increased such amount to 5.5 billion UIs per year for the period 2011 to 2014 (equivalent to approximately US$669.8 million as of December 31, 2014). Pursuant to Law No. 19,438 (the 2015 Rendición de Cuentas, relating to the 2015-2019 budget approved by Congress), the government was entitled to increase the amount of net debt of the consolidated sovereign entities by 16 billion UIs in 2015, 21 billion UIs in 2016, 17 billion UIs in 2017, 15 billion UIs in 2018, and 13.5 billion UIs in 2019. Pursuant to Law No. 19,670 (the 2017 Rendición de Cuentas, relating to the 2015-2019 budget approved by Congress), the government may increase the amount of such net debt by 16.5 billion UIs in 2018, by 14 billion UIs in 2019 and by 13.5 billion UIs in 2020 and thereafter. As of December 31, 2018, one UI was equal to Ps. 4.0270. The amounts set forth in the National Debt Law for any given year can be increased upon the occurrence of extraordinary and unforeseen circumstances.

Historically, deposits of the non-financial public sector held with Uruguay’s banking system were deducted from Uruguay’s gross public sector debt. According to the reporting methodology adopted by the government in March 2013 following the criteria used by the IMF and the World Bank, deposits of the non-financial public sector held with Uruguay’s banking system are not deducted from Uruguay’s gross public sector debt and are recorded as non-financial public sector assets. Uruguayan statistics are consistent with statistics published by other countries that follow the IMF and World Bank’s methodology. Figures for previous years have been restated following this methodology.

On April 6, 2016, the Comité de Coordinación Macroeconómica (Macroeconomic Coordination Committee), comprised of the Minister of Economy and Finance and the Board of Directors of Banco Central, approved the establishment of the Comité de Coordinación de Deuda Pública (Public Debt Coordination Committee, or the “PDCC”). The PDCC is co-chaired by the Director of the Debt Management Unit of the Ministry of Economy and Finance and by Banco Central’s Manager of Economic Policy and Markets. Its main goal is to coordinate and cooperate in the effective implementation of the debt strategies of the government and Banco Central, taking into account the policy objectives, instruments and legal duties of each institution. This framework for cooperation between institutions follows international best practices developed by the World Bank and aims for the development of domestic markets, management of the public sector consolidated balance sheet, and potential risk-mitigating strategies for publicly-owned companies.

Central Government Debt

In March 2014, the central government issued 30 year treasury notes (linked to the IMSN - Average Nominal Wage Index) for an aggregate principal amount equivalent to US$1.0 billion. These treasury notes were exchanged for short-term Banco Central securities and central government treasury notes held by BSE. Additionally, during 2014 the central government issued peso-denominated treasury notes linked to CPI for an aggregate principal amount equivalent to US$119 million.

In 2015, the central government issued peso-denominated and peso-denominated linked to CPI treasury notes for an aggregate principal amount equivalent to US$1.3 billion. This included US$960 million issued under a joint liability management operation with Banco Central, under which investors paid an aggregate principal amount equivalent to US$955 million of bonds denominated in pesos and in pesos linked to UI by tendering short term securities of Banco Central and central government.

In 2016, the central government issued peso-denominated and peso-denominated CPI-linked treasury notes for an aggregate principal amount equivalent to US$570 million.

In 2017, the central government issued peso-denominated and peso-denominated CPI-linked treasury notes for an aggregate principal amount equivalent to US$706 million.

In 2018, the central government issued peso-denominated treasury notes linked to the average nominal wage index and CPI-linked treasury notes for an aggregate principal amount equivalent to US$1.6 billion. This includes US$694 million issued under a joint liability management operation with Banco Central conducted in November 2018, pursuant to which investors tendered short term securities of Banco Central and the central government in exchange for peso-denominated treasury notes linked to the average nominal wage index and CPI-linked treasury notes with longer maturity.

As of December 31, 2018, the central government gross debt stood at 49.3% of GDP, while the central government’s net debt stood at 44.1% of GDP. The central government seeks to hold liquid assets to cover at least twelve months of capital payments and interest expenses of its gross debt.

The following table sets forth information regarding the debt of the central government outstanding on the dates indicated.

Central Government Debt

(in millions of US$)

	As of December 31,
	2014		2015		2016(1)		2017(1)		2018(1)
Gross Debt (2)	US$	22,346	US$	23,581	US$	26,098	US$	28,664	US$	29,383
Of which
(% in foreign currency)		48%		55%		55%		49%		54%
(% in local currency)		52%		45%		45%		51%		46%
Of which
Nominal		5%		6%		5%		13%		10%
CPI-linked		42%		35%		36%		34%		31%
Wage-linked		5%		4%		4%		4%		5%
Average maturity (in years)		14.4		14.4		13.8		13.0		13.8
Net Debt	US$	19,711	US$	20,135	US$	22,366	US$	25,341	US$	26,285

(1)	Preliminary data.
(2)

Debt figures include all loans entered into, and financial market securities issued by, the central government in domestic and foreign currency, in both local and international markets, and held by private, multilateral, and/or other domestic or foreign public sector entities. Debt figures include central government securities held by the Social Security Trust Fund, and exclude non-market central government securities issued to capitalize the Central Bank.

Source: Ministry of Economy and Finance.

Public Sector Domestic Debt

Uruguay defines domestic debt as all peso-denominated debt and foreign currency-denominated debt of the central government, local governments, public sector enterprises and Banco Central known to be held by Uruguayan residents.

The following table sets forth information regarding the stock of gross public sector domestic debt of the government outstanding on the dates indicated.

Gross Public Sector Domestic Debt

(in millions of US$)

	As of December 31,
	2014		2015		2016		2017(1)		2018(1)
Treasury bonds(2)	US$	6,295	US$	7,380	US$	10,147	US$	12,202	US$	11,763
Other liabilities(3)		8,825		5,958		6,086		8,655		8,121

Total(4)	US$	15,120	US$	13,338	US$	16,233	US$	20,857	US$	19,884

(1)	Preliminary data.
(2)	Includes foreign and local currency-denominated Treasury bonds and Eurobonds.
(3)	Includes Credits net of Deposits (a net concept) and Brady Bonds.
(4)	Totals may differ due to rounding.

Source: Banco Central.

The following table sets forth information regarding the amortization of Uruguay’s gross public sector domestic debt in the periods indicated.

Amortization of Gross Public Sector Domestic Debt

(in millions of US$)

	Outstanding as of December 31, 2018(1)		2019		2020		2021		2022		2023		2024		2025		2026 to Final Maturity
Treasury bonds(2)	US$	11,763	US$	778	US$	1,736	US$	735	US$	672	US$	333	US$	333	US$	1,041	US$	6,135
Other liabilities(3)		8,121		6,116		1,152		128		128		128		69		33		367

Total(4)	US$	19,884	US$	6,894	US$	2,887	US$	863	US$	800	US$	461	US$	402	US$	1,074	US$	6,502

(1)	Preliminary data.
(2)	Includes foreign and local currency-denominated Treasury bonds and Eurobonds.
(3)	Includes Credits net of Deposits (a net concept) and Brady Bonds.
(4)	Totals may differ due to rounding.

Source: Banco Central.

Public Sector External Debt

Uruguay’s total gross public sector external debt consists of all debt of the central government, local governments, public sector enterprises and Banco Central not known to be held by Uruguayan residents, which is denominated either in domestic or foreign currencies. Gross public sector external debt totaled US$18.4 billion (or 32.1% of GDP) as of December 2014, US$18.1 billion (or 33.9% of GDP) as of December 2015, US$17.1 billion (or 32.4% of GDP) as of December 2016, US$17.9 billion (or 30.0% of GDP) as of December 2017 and US$18.4 billion (or 30.9% of GDP) as of December 2018.

The interest expense on Uruguay’s gross public sector external debt in 2018 represented 1.7% of GDP.

As of December 31, 2018, Uruguay’s gross public sector external debt comprised direct loans to the central government in the amount of approximately US$2.8 billion and public securities in an outstanding aggregate amount of approximately US$13.9 billion.

Total Gross Public Sector External Debt

(in millions of US$, except percentages)

	As of December 31,
	2014		2015		2016		2017(1)		2018(1)
Public sector:
Financial public sector (Banco Central)	US$	1,512	US$	1,042	US$	680	US$	812	US$	534
Non-financial public sector		16,901		17,039		16,440		17,044		17.865
Of which:
Treasury notes and bonds		12,708		13,300		12,559		13,256		13,889

Total(2)	US$	18,412	US$	18,081	US$	17,120	US$	17,856	US$	18,398

Total gross public sector external debt/GDP		32.1%		33.9%		32.4%		30.1%		30.9%
Total public sector external debt/exports		134.5%		115.7%		117.8%		112.9%		112.1%

(1)	Preliminary data.
(2)	Totals may differ due to rounding.

Source: Banco Central.

The following table sets forth the total public sector external debt, net of international reserve assets and certain other non-financial public sector and Banco Central assets, as of the dates indicated.

Total Public Sector External Debt, Net of International Reserve Assets

(in millions of US$)

	As of December 31,
	2014			2015			2016			2017(1)			2018(1)
Total gross public sector external debt(2)	US$	18,412		US$	18,081		US$	17,120		US$	17,856		US$	18,398
Less external assets:
Non-financial public sector		81			90			97			86			144
Banco Central		18,378			16,506			14,359			16,856			16,498
Of which:
Banco Central international reserve assets(2)		17,555	(3)		15,634	(4)		13,472	(5)		15,963	(6)		15,557	(7)
Other assets		824			872			887			894			940

Total public sector external debt, net of assets(8)	US$	(48)		US$	1,485		US$	2,664		US$	913		US$	1,756

(1)	Preliminary data.
(2)	Gold valued for each period at London market prices at end of period.
(3)	This amount includes US$6,768 million of reserves and voluntary deposits of the Uruguayan banking system, including US$2,771 million of public sector financial institutions, with Banco Central.
(4)	This amount includes US$6,510 million of reserves and voluntary deposits of the Uruguayan banking system, including US$2,457 million of public sector financial institutions, with Banco Central.
(5)	This amount includes US$5,335 million of reserves and voluntary deposits of the Uruguayan banking system, including US$2,477 million of public sector financial institutions, with Banco Central.
(6)	This amount includes US$5,548 million of reserves and voluntary deposits of the Uruguayan banking system, including US$2,474 million of public sector financial institutions, with Banco Central.
(7)	This amount includes US$5,378 million of reserves and voluntary deposits of the Uruguayan banking system, including US$2,576 million of public sector financial institutions, with Banco Central.
(8)	Totals may differ due to rounding.

Source: Banco Central.

Uruguay’s public sector external debt is held by a variety of multilateral, bilateral and private commercial bank creditors, as well as a large number of non-resident institutions and individuals. Public sector external debt accounted for 55% of Uruguay’s public debt at December 31, 2014, 58% at December 31, 2015, 51% at December 31, 2016, 46% at December 31, 2017 and 48% at December 31, 2018.

Since the reprofiling of its foreign currency-denominated debt in 2003, Uruguay has deployed a liability management strategy that has allowed it to extend the average life of its outstanding debt and reduce overall interest expenses.

Multilateral and regional financial institutions have been one of Uruguay’s frequent sources of external financing.

In April 2016, Uruguay’s central government executed a US$250 million credit line with IADB, increasing Uruguay’s contingent funding from the IADB to US$800 million.

In May 2018, a US$260.0 million fast disbursing credit line with the World Bank matured and was not renewed, decreasing Uruguay’s ’s central government aggregate contingent financing facilities with the World Bank from US$520.0 million to US$260.0 million.

The credit lines available to Uruguay’s central government from CAF, FLAR (Latin American Reserve Fund), and the IADB, grant Uruguay access to contingency financing of approximately US$2.2 billion as of the date of this annual report.

The following table sets forth information regarding Uruguay’s central government liquid assets and credit lines available on the dates indicated.

Liquid Assets and Available Credit Lines

(in millions of US$)

	As of December 31,
	2014		2015		2016		2017(1)		2018(1)
Total Financial Assets	US$	2,635	US$	3,446	US$	3,733	US$	3,324	US$	3,097
Of which
Liquid Assets(2)		2,104		3,001		2,515		2,230		2,132

Credit lines with multilateral organizations	US$	1,940	US$	2,167	US$	2,418	US$	2,418	US$	2,434

(1)	Preliminary data.
(2)	Financial assets of the central government that are not otherwise committed to a specific application.

In recent years, Uruguay accessed the international capital markets repeatedly in connection with the implementation of its financing and liability management strategies. The liability management transactions contribute to reduce refinancing risk and have allowed Uruguay to reduce its ongoing debt service requirements. See “—Debt Service and Debt Restructuring.”

In addition to the issuance of debt in the international markets, Uruguay expects to continue to seek the support of the World Bank, the IADB and other regional financial institutions from time to time through lending programs available to finance structural reforms.

Gross Public Sector External Debt, By Creditor

(in millions of US$ at period end)

	2014		2015		2016		2017(1)		2018(1)
Multilateral organizations:
IBRD (World Bank)	US$	990	US$	960	US$	971	US$	817	US$	808
IADB		1,581		1,601		1,618		1,671		1,941
IMF(2)		425		407		394		418		408
Other		292		347		627		759		731
Total multilateral organizations		3,288		3,315		3,610		3,665		3,887
Bilateral creditors		129		138		128		160		144
Commercial banks		590		536		319		168		130
Other non-resident institutions		13,779		13,924		12,837		13,648		14,014
Of which:
Treasury bonds		12,708		13,300		12,559		13,256		13,889
Suppliers		626		169		225		214		223

Total(3)	US$	18,412	US$	18,081	US$	17,120	US$	17,856	US$	18,398

(1)	Preliminary data.
(2)

Corresponds to a general allocation of funds to all members approved by the IMF, pursuant to which Uruguay received SDR227 million (approximately US$ 355.5 million) in August 2009, and an additional SDR16 million (approximately US$25.3 million) in September 2009)

(3)	Totals may differ due to rounding.

Source: Banco Central.

The following table sets forth public sector external debt denominated in foreign currency, by currency as of the date indicated.

Summary of Public Sector External Debt Denominated By Currency (1)

(in millions of US$, except percentages)

	As of December 31, 2018%
Uruguayan pesos	US$	2,736	14.9%
U.S. dollars		14,494	78.8
Euros		137	0.7
Japanese yen		619	3.4
SDRs		410	2.2
Other		3	0.0

Total(2)	US$	18,398	100.0%

(1)	Foreign currency composition is defined on a contractual basis and does not reflect adjustments for foreign exchange swap operations.
(2)	Totals may differ due to rounding.

Source: Banco Central.

Amortization of Gross Public Sector External Debt

(in millions of US$)

	Outstanding as of December 31, 2018(1)		2019		2020		2021		2022		2023		2024		2025		2026 to Final Maturity
Central government
Multilateral organizations		2,673		436		134		132		126		118		217		252		1,259
Bilateral creditors		20		4		4		4		4		2		1		0		0
Commercial banks		68		10		10		10		10		10		0		0		19
Treasury bonds		13,889		134		160		465		1,336		386		386		704		10,319
Other creditors		—		—		—		—		—		—		—		—		—
Suppliers		—		—		—		—		—		—		—		—		—
Total		16,651		584		307		610		1,475		516		605		956		11,597
Banco Central
Multilateral organizations		408		0.26		0		0		0		0		0		0		408
Bilateral creditors		—		—		—		—		—		—		—		—		—
Commercial banks(1)		—		—		—		—		—		—		—		—		—
Banco Central bills		125		125		—		—		—		—		—		—		—
Suppliers		—		—		—		—		—		—		—		—		—
Total		534		125,7		0		0		0		0		0		0		408
Non-Financial Public Enterprises
Multilateral organizations		806		84		76		77		75		66		67		94		266
Bilateral creditors		124		10		14		14		14		6		19		13		36
Commercial banks		62		12		12		12		12		12		0		0		0
Suppliers		223		223		—		—		—		—		—		—		—
Total(2)		1,214		329		102		103		101		85		86		107		302

Total(2)	US$	18,398	US$	1,039	US$	409	US$	713	US$	1,576	US$	600	US$	691	US$	1,063	US$	12,307

(1)	Preliminary data.
(2)	Totals may differ due to rounding.

Source: Banco Central.

The following table sets forth information regarding total public sector external debt service for the periods indicated.

Total Public Sector External Debt Service(1)

(in millions of US$, except percentages)

	2014		2015		2016(2)		2017(2)		2018(2)
Interest payments	US$	731	US$	809	US$	885	US$	856	US$	987
Amortization		3,305		2,965		693		1,497		1,238

Total(3)	US$	4,036	US$	3,774	US$	1,579	US$	2,353	US$	2,225

Total debt service/exports of goods and services		22.0%		24.1%		10.9%		14.9%		13.6%

(1)	Excludes interest on non-resident banking deposits.
(2)	Preliminary data.
(3)	Totals may differ due to rounding.

Source: Banco Central.

Total Public Sector Debt

The following tables set forth a list of Uruguayan public bonds issued and publicly held as of December 31, 2018.

Public Bonds Governed by Uruguayan Law

(in millions of US$)

Title	Annual interest rate (%)	Date of final maturity	Amount outstanding(1)(2)(3)
Matured, unredeemed bonds(4)	Various	Various	2.85
Bono 2019 Fixed Rate	7.5%	03/23/19	280.49
Bono 2020 Fixed Rate	9.8%	02/28/20	21.90
Bono 2019 Fixed Rate	7.5%	07/21/19	113.89
CPI-linked Bond	4.0%	01/31/2020	33.84
CPI-linked Treasury Notes	Various	Various 2018/2030	4,053.22
Nominal Peso Treasury Notes	13.9%	07/29/2020	643.50
Nominal-wage (UP/UR) Treasury Notes	Various	Various 2025/2044	1,570.01
Zero-coupon bond	8.3%	Various 2019/2020	1.51

(1)	Valued at December 31, 2018.
(2)	Preliminary data.
(3)	Totals may differ due to rounding.
(4)	Corresponds to amounts outstanding under certain bonds in certificated form that matured in 2017 and 2018, which had not been redeemed by their holders as of December 31, 2018.

Source: Banco Central.

Public Bonds Governed By Foreign Law

(in millions of US$)

Title	Annual interest rate (%)	Date of final maturity	Amount outstanding(1)(2)
USD Global Bond 2022	8.0%	11/18/22	550.58
USD Global Bond 2024	4.5%	08/14/24	1,292.74
USD Global Bond 2025	6.9%	09/28/25	175.37
7.9% USD Global Bond 2027	7.9%	07/15/27	22.04
4.5% USD Global Bond 2027	4.5%	10/27/27	2,100.00
USD Global Bond 2033	Max 7.875%; from 3.875%+1% per annum until 2007	01/15/33	840.60
USD Global Bond 2036	7.6%	03/21/36	1,056.64
USD Global Bond 2045	4.1%	11/20/45	731.36
USD Global Bond 2050	5.1%	06/18/50	3,947.00
USD Global Bond 2055	5.0%	04/20/55	1,750.00
EUR Global Bond 2019	7.0%	06/28/19	66.19
JPY Global Bond 2021	1.6%	06/03/21	362.37
Nominal Peso Global Bond 2022	9.9%	06/20/22	1,088.95
Nominal Peso Global Bond 2028	8.5%	03/15/28	975.70
CPI-linked Global Bond 2027	4.3%	09/14/27	919.90
CPI-linked Global Bond 2028	4.4%	12/15/28	2,139.89
CPI-linked Global Bond 2030	4.0%	07/10/30	1,004.51
CPI-linked Global Bond 2037	3.7%	06/26/37	880.75

(1)	Valued at December 31, 2018.
(2)	Totals may differ due to rounding.

Source: Banco Central.

The following table sets forth information regarding total gross public sector debt as of the dates indicated.

Total Gross Public Sector Debt

(in millions of US$)

	As of December 31,
	2014		2015		2016		2017(1)		2018(1)
Gross public sector external debt	US$	18,412	US$	18,081	US$	17,120	US$	17,856	US$	18,398
Gross public sector domestic debt(2)		15,120		13,338		16,233		20,857		19,884
Banco Central		7,560		4,779		4,941		7,457		6,973
Non-financial public sector		7,559		8,560		11,292		13,400		12,911

Total gross public sector debt(3)	US$	33,532	US$	31,419	US$	33,353	US$	38,713	US$	38,282

(1)	Preliminary data.
(2)	Public debt with Uruguayan residents excluding Treasury bonds held by the public sector.
(3)	Totals may differ due to rounding.

Source: Banco Central.

The following table sets forth the outstanding amount of Uruguayan Treasury securities in circulation as of the dates indicated (in millions of U.S. dollars).

Uruguayan Treasury Securities in Circulation

(in millions of US$)

As of December 31,	Total(1)		Foreign Currency Treasury bonds		Peso Treasury bonds
2014		20,236		8,927		11,308
2015		21,571		11,164		10,407
2016		23,807		12,241		11,566
2017	US$	26,136	US$	11,875	US$	14,261
2018	US$	26,626	US$	13,316	US$	13,310

(1)	Totals may differ due to rounding.
(2)	Nominal value.

Source: Banco Central.

The following table sets forth information regarding the amortization of total gross public sector debt.

Amortization of Total Gross Public Sector Debt

(in millions of US$)

	Outstanding as of December 31, 2018(1)		2019		2020		2021		2022		2023		2024		2025		2026 to Final Maturity
Gross public sector external debt		18,398		1,039		409		713		1,576		600		691		1,063		12,307
Gross public sector domestic debt		19,884		6,894		2,887		863		800		461		402		1,074		6,502

Total(2)	US$	38,282	US$	7,933	US$	3,297	US$	1,577	US$	2,376	US$	1,061	US$	1,093	US$	2,138	US$	18,808

(1)	Preliminary data.
(2)	Totals may differ due to rounding.

Source: Banco Central.

Debt Service and Debt Restructuring

Uruguay has a long-standing tradition of prompt service of its external debt obligations, interrupted only in the 1930s when the severe worldwide economic contraction led to the delay of some payments and very briefly in mid-1965 when Banco de la República incurred some arrears for approximately two to three months. The regional debt crisis, which started in 1982, resulted in growing unwillingness on the part of foreign commercial banks to lend to the region. Reduced new lending led Uruguay to seek the renegotiation of repayment obligations to commercial banks in 1983, 1986 and 1988, but unlike several other countries in the region, during this period Uruguay did not have any arrears of either interest or principal.

In 1983, Uruguay rescheduled US$693 million of principal falling due between 1983 and 1984. Uruguay also obtained US$230 million of new lending and maintained US$87 million in public and private sector short-term trade lines. In 1986, negotiations with commercial bank creditors resulted in the rescheduling of US$2.1 billion of principal due between 1985 and 1989 and in new lending totaling US$45 million. In 1988, US$1.8 billion of debt originally due between 1985 and 1991 was rescheduled. The 1988 refinancing agreement also reduced the spread over 3-month LIBOR on the debt covered by the 1986 agreement to 0.875% from 1.375% and extended the maturity schedule from 1996 to 2004.

In the last quarter of 1990, under the initiative of U.S. Secretary of the Treasury Nicholas Brady, Uruguay began to negotiate a restructuring program with its commercial bank creditors to reduce its debt burden, lengthen the maturity profile of its debt and obtain new sources of funds in order to be able to channel necessary resources into projects for further economic growth and development. In January 1991, Uruguay reached agreement with its commercial bank creditors covering US$1.6 billion in debt, representing 21.7% of its total gross external debt and 100% of the public sector debt owed to commercial banks.

In October 1999, Uruguay consummated an exchange offer of US$85.0 million of its 30-year collateralized par Bonds due 2021 for US$85.0 million of its uncollateralized 7 7/8% Bonds due 2027. In December 2001, Uruguay repurchased and cancelled US$115 million of Banco Central’s outstanding Debt Conversion Bonds due 2007. In 2003, Uruguay exchanged US$24 million principal amount of Par A and Par B Bonds for US$11.5 million cash and UI Bonds due 2012 for the UI equivalent of US$11.5 million.

On April 10, 2003, the Republic launched two concurrent offers inviting owners of certain of the Republic’s and Banco Central’s foreign currency-denominated bonds to tender their old bonds in exchange for newly issued bonds. Uruguay also solicited the consent of holders of a Yen-denominated bond to amend the terms and conditions of that bond. The transactions were designed to adjust Uruguay’s debt profile and make it sustainable. Uruguay attracted the support of holders of 92.8% of its debt subject to the offers and consent solicitation, which resulted in the issuance of 18 new series of debt securities.

Since the completion of its 2003 debt reprofiling, Uruguay has accessed the international capital markets repeatedly and applied the proceeds raised to gradually lengthen its debt maturity profile.

In June 2014, Uruguay completed a series of liability management transactions, including the issuance of US$2 billion of its 5.100% bonds due 2050. The cash proceeds of the offers were used to repurchase debt with short-term maturity and higher-interest coupons and applied to general government purposes.

In February 2015, Uruguay completed a series of liability management transactions, including the reopening of its 5.100% bonds due 2050 for US$1.2 billion. The cash proceeds from the offer were used for general purposes of the government, including financial investment and the refinancing, repurchase or retiring of domestic and external indebtedness.

In October 2015, Uruguay completed a series of liability management transactions, including the issuance of US$1.7 billion 4.475% bonds due 2027. US$0.5 billion of the cash proceeds from the offers were used to redeem bonds maturing in 2024 and US$1.2 billion were applied to general government purposes.

In July 2016, Uruguay completed a series of liability management transactions, including the reopening of its 4.475% bonds due 2027 for US$400 million and of its 5.100% bonds due 2050 for US$747 million. The cash proceeds from the offers were used for general purposes of the government, including financial investment and refinancing, repurchase and amortizing domestic and external indebtedness.

In June 2017, Uruguay completed a series of liability management transactions, including the issuance of. Ps.31.1 billion 9.875% Bonds due 2022, payable in U.S. dollars. The cash proceeds from the offers were used for general purposes of the government, including financial investment and the repurchase of certain debt maturing in 2018.

In September 2017, Uruguay completed a series of liability management transactions, including the issuance of. Ps.31.6 billion 8.500% Bonds due 2028, payable in U.S. dollars. The cash proceeds from the offers were used for general purposes of the government, including financial investment and the repurchase of certain debt maturing in 2018, 2022, 2024 and 2027.

In April 2018, Uruguay completed a series of liability management transactions, including the issuance of US$1.75 billion 4.975% bonds due 2055. US$0.25 billion of the cash proceeds from the offers were used to redeem bonds maturing in 2024 and US$1.5 billion were applied to general government purposes.

In January 2019, Uruguay completed a series of liability management transactions, including the issuance of US$1.25 billion 4.375% bonds due 2031. US$0.4 billion of the cash proceeds from the offers were used to redeem bonds maturing in 2024 and 2027, while US$0.85 billion were applied to general government purposes.

From time to time, Uruguay engages in liability management transactions as part of its overall debt management strategy.

Debt Record

Uruguay has regularly met all principal and interest obligations on its external debt for over 50 years. Prior to that, Uruguay had payment arrears on external debt in 1965 for a short period of months and in the 1930s during the international economic recession.

TABLES AND SUPPLEMENTAL INFORMATION

Table 1: Gross Public Sector Debt

(in millions of US$)

	Amount outstanding as of December 31, 2018	Of which:			Gross Public Sector Debt as of December 31, 2018
		Domestic (with residents)	Domestic (intra-public sector)	External (with non-residents)
Direct debt of the central government	29,388	11,763	974	16,651	28,413
of which:
Direct loans	2,762	—	—	2,762	2,762
Treasury bonds and eurobonds	26,626	11,763	974	13,899	25,652
Other public sector debt	10,975	8,121	1,106	1,748	9,869
of which:
Banco Central bills	7,406	6,174	1,106	125	6,300
Guaranteed debt	1,399	—	—	1,399	1,399
Other external debt	223	—	—	223	223
Other domestic debt	1,947	1,947	—	—	1,947

Total(1)	40,362	19,884	2,080	18,398	38,282

(1)	Totals may differ due to rounding.

Source: Banco Central.

Table 2: Direct Loans

(in millions of US$)

Lender	Interest Rate	Issue Date	Final Maturity	Amount outstanding as of December 31, 2018
Bank of China	5.00	11/7/1988	6/30/2019	0.4
Bank of China	—	9/4/2006	12/31/2026	2.3
Interamerican Development Bank	5.39	12/9/1996	11/12/2021	25.0
Interamerican Development Bank	5.39	12/9/1996	11/12/2021	1.9
Interamerican Development Bank	4.29	3/17/2001	3/17/2021	—
Interamerican Development Bank	4.29	7/30/2001	7/30/2026	2.7
Interamerican Development Bank	4.29	12/21/2001	12/15/2026	41.0
Interamerican Development Bank	3.42	6/18/2002	6/18/2022	0.5
Interamerican Development Bank	3.43	6/18/2002	8/15/2022	35.5
Interamerican Development Bank	5.39	11/4/2002	11/4/2022	0.8
Interamerican Development Bank	4.29	12/20/2002	12/15/2027	18.4
Interamerican Development Bank	0.80	12/22/2003	12/15/2028	31.1
Interamerican Development Bank	4.29	11/17/2004	11/17/2024	9.7
Interamerican Development Bank	5.39	8/22/2005	8/22/2025	116.7
Interamerican Development Bank	5.39	8/22/2005	8/22/2025	6.7
Interamerican Development Bank	4.29	12/8/2005	12/8/2030	1.5
Interamerican Development Bank	5.39	8/30/2006	6/15/2031	4.3
Interamerican Development Bank	4.29	10/26/2006	6/15/2031	0.7
Interamerican Development Bank	4.29	10/26/2006	10/26/2031	2.5
Interamerican Development Bank	5.39	12/12/2006	11/4/2031	31.3
Interamerican Development Bank	4.29	12/28/2006	12/15/2031	96.9
Interamerican Development Bank	5.39	1/22/2007	1/22/2032	0.8
Interamerican Development Bank	5.39	3/14/2007	10/10/2031	3.1
Interamerican Development Bank	5.39	3/18/2007	3/18/2032	50.6
Interamerican Development Bank	4.29	8/20/2007	4/10/2032	5.5
Interamerican Development Bank	5.39	9/25/2007	4/15/2032	3.4
Interamerican Development Bank	4.29	10/26/2007	10/15/2032	8.0
Interamerican Development Bank	4.29	4/8/2008	4/8/2033	3.5
Interamerican Development Bank	4.29	4/8/2008	4/8/2033	3.8
Interamerican Development Bank	3.42	12/30/2008	12/15/2033	57.3
Interamerican Development Bank	3.42	2/10/2009	2/10/2034	1.6
Interamerican Development Bank	3.42	3/31/2009	3/31/2034	2.1
Interamerican Development Bank	0.80	5/11/2009	5/11/2029	199.5
Interamerican Development Bank	3.42	2/9/2010	2/9/2035	4.5
Interamerican Development Bank	3.42	4/22/2010	4/22/2030	2.8
Interamerican Development Bank	3.42	12/8/2010	8/15/2035	1.7
Interamerican Development Bank	3.42	2/9/2011	8/15/2035	5.6
Interamerican Development Bank	3.42	12/13/2011	12/13/2036	36.9
Interamerican Development Bank	3.42	12/13/2011	12/13/2036	18.1
Interamerican Development Bank	3.42	1/24/2012	1/24/2037	8.4
Interamerican Development Bank	3.42	1/24/2012	8/15/2036	7.0
Interamerican Development Bank	3.42	2/2/2012	8/15/2036	11.1
Interamerican Development Bank	3.42	3/15/2012	2/15/2037	28.6
Interamerican Development Bank	3.42	3/15/2012	2/15/2037	3.7
Interamerican Development Bank	0.80	8/9/2012	8/15/2029	24.5

Interamerican Development Bank	3.42	10/25/2012	10/25/2037	4.7
Interamerican Development Bank	3.42	11/20/2012	8/15/2037	2.2
Interamerican Development Bank	3.42	12/27/2012	12/27/2037	7.6
Interamerican Development Bank	3.42	11/11/2013	11/11/2038	5.5
Interamerican Development Bank	3.42	2/14/2014	10/15/2038	23.0
Interamerican Development Bank	3.42	2/14/2014	8/15/2038	4.2
Interamerican Development Bank	3.42	4/30/2014	4/15/2039	3.9
Interamerican Development Bank	3.42	9/24/2014	4/15/2039	5.6
Interamerican Development Bank	3.42	2/13/2015	2/13/2040	6.7
Interamerican Development Bank	3.42	2/13/2015	10/15/2038	20.0
Interamerican Development Bank	3.42	2/13/2015	10/15/2038	20.0
Interamerican Development Bank	0.80	9/22/2015	8/15/2025	17.8
Interamerican Development Bank	0.80	9/22/2015	8/15/2025	18.2
Interamerican Development Bank	3.42	2/26/2016	10/15/2040	23.0
Interamerican Development Bank	3.42	9/1/2016	6/15/2041	12.0
Interamerican Development Bank	3.42	9/15/2016	5/15/2041	22.9
Interamerican Development Bank	0.80	9/22/2016	8/15/2033	20.2
Interamerican Development Bank	3.42	1/12/2017	10/15/2041	4.1
Interamerican Development Bank	3.42	1/12/2017	8/15/2041	2.6
Interamerican Development Bank	3.42	1/12/2017	8/15/2041	2.0
Interamerican Development Bank	3.42	2/2/2017	8/15/2041	23.1
Interamerican Development Bank	0.80	3/2/2017	8/15/2026	31.9
Interamerican Development Bank	0.80	3/2/2017	8/15/2026	48.3
Interamerican Development Bank	0.80	4/10/2017	10/15/2033	20.6
Interamerican Development Bank	0.80	4/10/2017	12/12/2033	8.4
Interamerican Development Bank	0.80	4/10/2017	8/15/2033	15.9
Interamerican Development Bank	0.80	4/10/2017	8/15/2033	7.4
Interamerican Development Bank	0.80	4/10/2017	8/15/2033	23.7
Interamerican Development Bank	3.42	4/19/2017	2/15/2042	3.0
Interamerican Development Bank	3.42	7/6/2017	2/15/2042	7.3
Interamerican Development Bank	3.42	11/30/2017	8/15/2042	3.2
Interamerican Development Bank	3.42	11/30/2017	8/15/2042	5.8
Interamerican Development Bank	3.42	12/8/2017	8/15/2042	4.0
Interamerican Development Bank	3.42	12/8/2017	8/15/2042	13.4
Interamerican Development Bank	3.42	8/15/2018	8/15/2032	13.3
Interamerican Development Bank	3.42	8/15/2018	8/15/2032	11.4
Interamerican Development Bank	0.80	12/13/2018	2/15/2032	188.8
Interamerican Development Bank	0.80	12/13/2018	11/15/2034	68.1
International Bank for Reconstruction and Development	—	6/16/2005	3/15/2020	11.3
International Bank for Reconstruction and Development	2.63	6/16/2005	4/15/2020	4.7
International Bank for Reconstruction and Development	2.63	6/16/2005	4/15/2020	10.4
International Bank for Reconstruction and Development	2.63	5/18/2007	10/15/2021	1.4
International Bank for Reconstruction and Development	2.88	8/6/2007	4/15/2022	4.4
International Bank for Reconstruction and Development	2.88	8/6/2007	4/15/2022	9.8
International Bank for Reconstruction and Development	2.88	1/9/2008	4/15/2022	7.2
International Bank for Reconstruction and Development	3.16	2/12/2009	2/15/2029	400.0
International Bank for Reconstruction and Development	3.56	2/1/2011	2/15/2031	100.0
International Bank for Reconstruction and Development	3.56	2/24/2012	2/15/2032	46.4
International Bank for Reconstruction and Development	3.56	5/7/2012	2/15/2032	8.7
International Bank for Reconstruction and Development	3.56	1/4/2013	2/15/2033	40.0

International Bank for Reconstruction and Development	3.56	4/16/2013	2/15/2033	64.5
International Bank for Reconstruction and Development	3.36	3/22/2017	8/15/2026	17.4
International Bank for Reconstruction and Development	3.56	11/7/2017	8/15/2034	1.6
International Bank for Reconstruction and Development	0.13	5/10/2018	2/15/2032	28.0
Corporación Andina de Fomento	2.38	9/15/2016	9/15/2028	272.7
Natixis	2.00	8/28/1989	3/31/2023	1.1
Fondo Internacional de Desarrollo Agrícola	2.53	7/4/2001	1/1/2019	0.4
Fondo Internacional de Desarrollo Agrícola	2.53	7/23/2014	5/15/2033	1.4
Instituto Crédito Oficial del Reino de España	1.25	10/2/1992	10/26/2022	2.0
Instituto Crédito Oficial del Reino de España	1.25	4/20/1993	4/20/2023	0.7
Instituto Crédito Oficial del Reino de España	1.25	5/12/1993	6/23/2023	7.3
Instituto Crédito Oficial del Reino de España	1.25	7/1/1994	8/1/2024	2.1
Instituto Crédito Oficial del Reino de España	1.25	7/1/1994	8/3/2024	0.7
Instituto Crédito Oficial del Reino de España	1.25	7/1/1994	7/12/2024	3.7
ITALIAN BANK ARTIGIANCASSA SPA	0.10	9/9/2005	9/9/2043	6.9
ITALIAN BANK ARTIGIANCASSA SPA	0.10	12/2/2005	2/20/2047	12.9
Kreditanstalt Fur Wieteraufbau	2.00	11/23/1993	12/30/2023	1.4
Scotiabank Canadá	2.88	2/16/2016	8/15/2023	47.2

Total Direct Debt(1)				2,762

(1)	Totals may differ due to rounding.

Table 3: Treasury Bonds and Eurobonds

(in millions of US$)

					Of Which:
Foreign Currency Denominated Bonds: Treasury Bonds and Eurobonds Series	Interest Rate	Issue Date	Final Maturity	Amount outstanding as of December 31, 2018	Domestic Debt (with residents)	Domestic Debt (with public sector)	External Debt (non-residents)
Bono 2019 Fixed Rate	7.5%	05/29/03	03/23/19	283.36	178.55	20.04	84.78
Bono 2020 Fixed Rate	9.8%	05/29/03	02/28/20	21.90	14.50	3.00	4.40
Bono 2019 Fixed Rate	7.5%	07/21/09	07/21/19	113.89	109.01	—	4.88
Nominal-wage (UR/UP) Bond	2.3%	03/31/14	03/31/44	1,570.01	1,346.07	223.94	—
CPI–Linked Bond	Various	Various	Various	33.84	27.61	6.20	0.03
CPI-linked Treasury Notes	Various	Various	Various	4,053.22	3,862.54	188.79	1.89
Nominal Peso Treasury Notes	Various	Various	Various	643.50	579.77	11.06	52.67
Zero-coupon bond	8.3%	Various 1999/2000	Various 2014/2020	1.51	1.51	—	—
7.9% USD Global Bond 2027	7.9%	07/15/97	07/15/27	22.04	0.10	—	21.94
USD Global Bond 2033	Maximum 7.875%; starting from 3.875%+1% annual until 2007	05/29/03	01/15/33	840.60	69.42	45.69	725.49
USD Bono Global 2024	4.5%	08/06/13	08/14/24	1,292.74	199.91	20.59	1,072.24
USD Global Bond 2022	8.0%	11/18/05	11/18/22	550.58	218.53	24.70	307.35
USD Global Bond 2036	7.6%	03/21/06	03/21/36	1,056.64	105.41	10.03	941.20
USD Global Bond 2025	6.9%	09/28/09	09/28/25	175.37	89.78	1.00	84.59
USD Global Bond 2050	5.1%	06/18/14	06/18/50	3,947.00	143.41	14.50	3,789.09
USD Global Bond 2027	4.5%	10/19/15	10/27/27	2,100.01	175.61	3.84	1,920.56
USD Global Bond 2055	5.0%	04/20/2018	04/20/55	1,750.00	38.29	—	1,711.71
EUR Global Bond 2019	7.0%	05/29/03	06/28/19	66.19	22.15	—	44.05
JPY Global Bond 2021	1.6%	06/03/11	06/03/21	362.37	—	—	362.37
USD Global Bond 2045	4.1%	11/20/12	11/20/45	731.36	145.92	—	585.43
CPI-linked Global Bond 2027	4.3%	04/03/07	09/15/27	919.90	774.32	38.77	106.81
CPI-linked Global Bond 2037	3.7%	06/26/07	06/26/37	880.75	658.91	27.44	194.40
CPI-linked Global Bond 2030	4.0%	07/10/08	07/10/30	1,004.51	947.54	51.28	5.69
CPI-linked Global Bond 2028	4.4%	12/15/11	12/15/28	2,139.89	1,677.85	135.27	326.78
Nominal Peso Global Bond 2022	9.9%	06/20/2017	06/20/2022	1,088.95	95.63	118.79	874.54
Nominal Peso Global Bond 2028	8.6%	09/15/2017	03/15/2028	975.70	280.45	29.32	665.93

Total Bonds(1)(2)				26,626	11,763	974	13,889

(1)	Total includes certain immaterial unredeemed amounts outstanding under bonds with stated maturities prior to December 31, 2018.
(2)	Totals may differ due to rounding.

Source: Banco Central.

Table 4: Bills(1)

(in millions of US$)

				Of Which:
	Interest Rate	Issue Date	Final Maturity	Amount Outstanding as of December 31, 2018	Domestic Debt (with residents)	Domestic Debt (with public sector)	External Debt (with non-residents)
Total Bills (pesos)	Various	Various	Various	—	—	—	—
Total Bills (UI)	Various	Various	Various	—	—	—	—
Total Treasury bills	Various	Various	Various	—	—	—	—
Banco Central bills	Various	Various	Various	7,406	6,174	1,106	125
Total Bills(2)				7,406	6,174	1,106	125

(1)	Face value.
(2)	Totals may differ due to rounding.

Source: Banco Central.

Table 5: Guaranteed Debt

(in millions of US$)

Lender	Interest Rate	Issue Date	Final Maturity	Amount outstanding as of December 31, 2018
Interamerican Development Bank	3.42	03/09/2009	03/09/2034	31.20
Interamerican Development Bank	3.42	04/17/2009	04/17/2033	28.76
Interamerican Development Bank	3.42	11/22/2011	11/22/2036	17.14
Interamerican Development Bank	3.42	12/10/2012	12/10/2037	25.89
Interamerican Development Bank	3.42	12/10/2012	12/10/2037	7.77
Interamerican Development Bank	3.42	02/07/2013	09/15/2037	42.13
Interamerican Development Bank	3.42	02/13/2015	07/15/2040	32.70
Interamerican Development Bank	3.42	02/13/2015	07/15/2040	11.00
Interamerican Development Bank	0.80	11/12/2015	03/15/2026	43.36
Interamerican Development Bank	0.80	07/28/2015	03/15/2025	34.08
Interamerican Development Bank	0.80	11/09/2017	09/15/2027	23.61
International Bank for Reconstruction and Development	3.46	03/07/2013	02/15/2035	36.13
International Bank for Reconstruction and Development	13.98	10/15/2016	04/15/2022	15.69
Corporacion Andina De Fomento	1.58	12/22/2008	12/22/2023	64.29
Corporacion Andina De Fomento	2.88	06/14/2010	06/14/2019	3.33
Corporacion Andina De Fomento	2.28	07/03/2012	07/03/2020	1.67
Corporacion Andina De Fomento	2.08	12/17/2012	03/15/2032	39.82
Corporacion Andina De Fomento	2.28	12/31/2012	12/31/2027	132.95
Corporacion Andina De Fomento	2.08	12/09/2013	12/09/2025	175.00
Corporacion Andina De Fomento	2.28	06/20/2016	06/20/2026	8.10
Corporacion Andina De Fomento	2.38	06/09/2017	06/11/2035	22.08
Fondo para Desarrollo de la Cuenca del Plata	2.88	11/17/2015	11/17/2030	9.01
Natixis	2.00	06/14/1991	03/31/2027	2.18
International Monetary Fund	1.1	11/18/1986	12/31/2053	407.86
Instituto Crédito Oficial del Reino de España	1.50	02/22/1992	10/06/2022	3.69
Kreditanstalt Fur Wieteraufbau	3.60	03/14/2013	12/30/2027	51.71
Kreditanstalt Fur Wieteraufbau	2.18	08/07/2014	08/07/2029	68.62
External Comercial Banks				59.45

Total Guaranteed Debt				1,399.24

Table 6: Other External Debt

(in millions of US$)

	Amount Outstanding as of December 31, 2018
Commercial Creditors	US$	223
Banco Central: Other External Debt	US$	0.26

Total Other External Debt	US$	223

Source: Banco Central.

Table 7: Other Domestic Debt

(in millions of US$)

	Amount Outstanding as of December 31, 2018
Deposits Net of Credits	US$	1,426

Non-financial Public Sector	US$	628
Credits		628
Banco Central		799
Credits		(6)
Deposits		805
Other Debt	US$	520

Total Other Domestic Debt(1)	US$	1,947

(1)	Totals may differ due to rounding.

Source: Banco Central.